UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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SCANSOURCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ScanSource, Inc.

6 Logue Court

Greenville, South Carolina 29615

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 5, 2013

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina 29615 on Thursday, December 5, 2013, at 10:30 a.m., local time, for the following purposes:

(1)	To elect five members to the Board of Directors;

(2)	To hold an advisory vote to approve the compensation of our named executive officers (as defined in the proxy statement);

(3)	To approve the ScanSource, Inc. 2013 Long-Term Incentive Plan; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books at the close of business on October 16, 2013 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

Steven R. Fischer

Chairman of the Board

October 22, 2013

2013 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date	10:30 a.m., December 5, 2013

• Place	Marriott Hotel One Parkway East Greenville, South Carolina 29615

• Record Date	October 16, 2013

• Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•	Election of five directors

•	Advisory vote to approve named executive officer compensation

•	New Long Term Incentive Plan

Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
1. Election of five directors	FOR	Page 7

2. Advisory vote on the compensation of our named executive officers	FOR	Page 8

3. ScanSource, Inc. 2013 Long-Term Incentive Plan	FOR	Page 10

Board Nominees

The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	GC	NC
Steven R. Fischer	68	1995	Financial consultant; former President of North Fork Business Capital Corporation	Leadership Finance	X	X	X	X	X

Michael L. Baur	56	1995	CEO of ScanSource	Leadership Industry				X

Michael J. Grainger	61	2004	Former President and COO of Ingram Micro, Inc.	Leadership Finance Industry	X	X	C	X	X

John P. Reilly	65	2001	President and CEO of Keltic Financial Services, LLC	Leadership Finance	X	X	X	C	C

Charles R. Whitchurch	67	2009	Former CFO of Zebra Technologies Corporation	Leadership Finance	X	C	X	X	X

AC	Audit Committee
CC	Compensation Committee
GC	Governance Committee
NC	Nominating Committee
C	Committee Chairman
X	Member of Committee or Independent

Advisory Votes on the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. At our 2012 annual meeting of shareholders, 92.8% of the shares voting voted in support of the compensation of our named executive officers. For fiscal 2013 there were no changes to our named executive officer compensation philosophy. The Board believes that our executive compensation philosophy and practices have resulted in executive compensation decisions that are aligned with shareholder interests and that have benefitted the Company over time.

Executive Compensation Elements

Type	Form	Terms
Cash	Salary	Based on employment agreements; increases, if any, determined through subjective assessment of performance

	Cash Incentives	Earned based on attainment of pre-determined performance metrics

Equity	Service-Based Restricted Stock Awards	Generally vest ratably over three years

	Service-Based Restricted Stock Units	Generally vest ratably over three years

	Performance-Based Restricted Stock Awards	Generally have one year performance periods with 50% vesting after one year and the remaining 50% vesting after year two

	Performance-Based Restricted Stock Units	Generally have one year performance periods with 50% vesting after one year and the remaining 50% vesting after year two

	Stock Options	Generally vest ratably over three years

Other Employee Benefits	401(k)	On the same terms as all employees

	Profit-Sharing Contributions	On the same terms as all employees

	Deferred Compensation Plan	Matching contributions vest over five-year period

New Worldwide Management Structure

In June 2013, we announced a new world-wide management structure to enhance our technology focus and growth strategy. We organized ourselves into two separate segments globally, Worldwide Barcode and Security and Worldwide Communications and Services, for better worldwide management by technology segment. This worldwide management structure created new leadership roles and reporting segments effective July 1, 2013 to globally leverage our leadership in specific technology markets.

In connection with the change in management structure, we made certain market-based design adjustments to the cash incentive opportunity for our executive officers for fiscal 2014. The amendments affecting these adjustments are intended to enhance the alignment of the cash incentive opportunity to the duties and responsibilities of each executive management role given the realignment of the business into reporting segments based on technology segments.

Fiscal 2013 Compensation Decisions

Our executive compensation program emphasis is performance-based pay. The Company’s financial performance during fiscal 2013 is reflected in the compensation of each of our named executive officers for fiscal 2013, particularly with respect to payouts pursuant to our annual cash incentive program and the forfeiture by certain named executive officers of performance-based restricted stock awards. Our cash incentive opportunity is designed generally such that if our financial results, as measured by return on invested capital (“ROIC”) and operating income, show a decline in the financial performance of the Company, our executives generally see a correspondingly equal impact on their cash incentive opportunity. Likewise, if our financial performance, as measured by ROIC and operating income show growth, then our executive officers generally see a correspondingly equal impact on their cash incentive opportunity.

In reviewing the calculation of fiscal 2013 ROIC for the cash incentives for Messrs. Baur, Cleys, Benbenek, and Ms. Meade, the Compensation Committee excluded the impact of a $15.1 million goodwill impairment charge related to our acquisition of CDC Brasil (which is now our Brazilian POS and Barcode reporting unit). The purchase price negotiated by management for this acquisition included an earn-out structure with five annual payments through 2015. Accordingly, the goodwill we recorded at the time of the acquisition was partially based on estimated future earn-out payments. Although the Brazilian unit has been profitable since its acquisition in April 2011, it has not met, and is not anticipated to meet, the projections made in determining the original value of goodwill and the purchase price of CDC Brasil. The Compensation Committee noted that due to the pricing terms and structure of this acquisition as negotiated by management the Company will pay a lower price than forecasted and, because of this, an executive officer’s cash incentive should not be adversely affected by this goodwill impairment.

The failure of the Company to reach certain financial objectives in fiscal 2013 which were tied to operating income and ROIC caused our named executive officers to earn a lower amount of cash incentives than they earned in fiscal 2012. On an aggregate basis, our named executive officers received a 55% decrease in cash incentive compensation in fiscal 2013 compared to fiscal 2012. In addition, the vesting of certain performance-based restricted stock awards was dependent upon the Company achieving operating income targets in fiscal 2013. Because the Company did not achieve the operating income targets certain executives forfeited, in the aggregate, 6,148 shares of the Company’s common stock valued at $219,115, calculated using the closing price on the date of forfeiture.

Fiscal 2013 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers, to whom we refer collectively as the named executive officers, for the fiscal year ended June 30, 2013, as determined by the rules of the Securities and Exchange Commission, or the SEC.

Name	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Michael L. Baur	800,000		—	—	1,334,784	496,395	232,955		2,864,134
Chief Executive Officer

Charles Mathis,	175,000	(1)	—	—	111,503	40,264	39,692		366,459
Vice President and Chief Financial Officer

R. Scott Benbenek	378,000		—	—	169,573	208,486	133,678		889,737
President of Worldwide Operations

Andrea D. Meade	270,800		—	—	124,995	148,919	61,591		606,305
Executive Vice President of Operations and Corporate Development

John J. Ellsworth	243,000		20,000	—	76,236	100,000	90,677		529,913
Vice President, General Counsel and Corporate Secretary

Richard P. Cleys	155,084	(2)	—	—	—	34,717	262,782	(3)	452,583	(3)
Former Vice President and Chief Financial Officer

(1)	Mr. Mathis was appointed Chief Financial officer effective December 17, 2012.
(2)	Mr. Cleys retired from the Company as of December 31, 2012.
(3)	Includes $208,000 in retirement benefits paid by the Company.

2014 Annual Meeting

•	Shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us by June 24, 2014.

•	Notice of shareholder proposals outside of SEC Rule 14a-8 must be delivered to us no earlier than September 6, 2014 and no later than October 6, 2014.

New Long Term Incentive Plan

On October 3, 2013, the Board and the Compensation Committee approved the adoption of the ScanSource, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”), subject to shareholder approval at the Annual Meeting. The 2013 Plan will replace the Company’s current long-term equity incentive plan, the Amended and Restated 2002 Long-Term Incentive Plan (the “2002 Plan”), first approved and adopted by the Company in 2002. Approval of the 2013 Plan is expected to provide us with the flexibility we need to continue to use equity compensation to attract, retain and motivate a large group of talented employees, officers, directors and consultants capable of achieving consistently superior business results. The Board also believes that the 2013 Plan effectively aligns the interests of plan participants with those of our shareholders by linking a portion of their compensation directly to increases in shareholder value.

If the 2013 Plan is adopted, the Company will no longer grant awards under the 2002 Plan or the Amended and Restated Directors Equity Compensation Plan (the “Directors Plan”), the two stock incentive plans under which we currently grant awards, although outstanding awards under such plans will continue in accordance with their terms. The features of the 2013 Plan reflect responsible compensation and governance practices and promote the interest of shareholders.

The 2013 Plan authorizes the issuance of the sum of (i) 1,100,000 shares of common stock, plus (ii) any shares (A) remaining available for grant under the 2002 Plan, the Directors Plan and other prior plans (the “Prior Plans”) in effect at the time the 2013 Plan becomes effective, and/or (B) shares subject to awards that are forfeited under Prior Plans (subject in all cases to adjustment for anti-dilution purposes). As of September 30, 2013 there were 1,847,517 shares available for issuance under the Prior Plans, making the total number of shares available under the 2013 Plan, if approved on such date, 2,947,515 shares, plus any shares subject to outstanding awards under Prior Plans that are later forfeited or terminated. The 2013 Plan also imposes limitations on the amount of participant awards and contains other compensation and governance best practices, including minimum vesting provisions, a prohibition on discounted stock options or stock appreciation rights or repricing without shareholder approval and double trigger change in control provisions for employee awards. See “Proposal Three—Approval of ScanSource, Inc. 2013 Long Term Incentive Plan.”

SCANSOURCE, INC.

6 Logue Court

Greenville, South Carolina 29615

PROXY STATEMENT

General

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ScanSource, Inc. (the “Company”) to be used in voting at the Annual Meeting of Shareholders of the Company to be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina 29615 on Thursday, December 5, 2013, at 10:30 a.m., local time, and at any adjournments thereof (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be

Held on December 5, 2013:

The Notice of Annual Meeting of Shareholders, proxy statement, form of proxy, and 2013 Annual Report are available at www.proxyvote.com.

Pursuant to rules promulgated by the SEC, we are providing access to our proxy materials over the Internet. On or about October 22, 2013, we first began mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this proxy statement and the Annual Report and vote online. The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, the Annual Report and a form of proxy card or voting instruction card at no charge. The Notice is not a ballot or other form for voting. Shareholders who receive a paper copy of our proxy materials, including a proxy statement, the Annual Report and a form of proxy card or voting instruction card, may vote by mail by returning the accompanying proxy card, by telephone, or via the Internet. By furnishing our proxy materials over the Internet, we are lowering the costs and reducing the environmental impact of the Annual Meeting.

Any shareholder who executes the form of proxy referred to in this proxy statement may revoke it at any time before it is exercised. The proxy may be revoked by giving written notice to our Secretary of such revocation, by executing and delivering to our Secretary a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Whether or not you plan to attend, please vote electronically via the Internet or by telephone, or, if you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

The cost of preparing, assembling and mailing this proxy statement and the form of proxy will be borne by us. Our directors, officers and employees may also solicit proxies personally or by mail, telephone or facsimile. No compensation will be paid for such solicitations. In addition, we will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at our request, may send proxies and proxy solicitation material to their clients and principals. This proxy statement is first being made available to our shareholders on October 22, 2013.

Voting Securities Outstanding; Vote Required for Each Proposal

The Board has fixed the close of business on October 16, 2013 as the record date and time for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. As of such date, 28,090,901 shares of our common stock, no par value, were outstanding. All of such shares are eligible to be voted on each matter currently scheduled to come before the Annual Meeting, and no other outstanding shares of our capital stock are eligible to be voted at the Annual Meeting. All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted “FOR” all director nominees, “FOR” approval, on an advisory basis, of the compensation of our named executive officers (as defined in “Executive Compensation—Compensation Discussion and Analysis—Executive Summary”), and “FOR” the approval of the ScanSource, Inc. 2013 Long Term Incentive Plan. Management is not aware of any matters, other than those specified herein, that will be presented for action at the Annual Meeting. If other matters are properly presented at the Annual Meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

Our Bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and at any adjournments thereof. Signed proxies that withhold authority to vote for directors or reflect abstentions or broker non-votes (as described below) will be counted for purposes of determining if a quorum is present at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the chairman of the meeting or the shareholders holding a majority of the shares of common stock entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. Our directors, officers and employees may solicit proxies for the reconvened meeting in person or by mail or telephone. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

Brokers that are members of certain securities exchanges and who hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. All of the proposals in this proxy statement are considered “non-discretionary” items, and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to these proposals.

Assuming the existence of a quorum at the Annual Meeting:

•	The five nominees receiving the greatest number of the votes cast at the Annual Meeting will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal.

•	The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

•	The 2013 Plan will be approved if a majority of the votes cast on the proposal are cast in favor of approval. Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting. The size of the Board is currently set at five members and may be increased or decreased by resolution of the Board.

The Board has recommended the five existing members of the Board as the five nominees for election as directors at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors shall have been elected and qualified. The following are our nominees for election as directors at the Annual Meeting: Michael L. Baur, Steven R. Fischer, Michael J. Grainger, John P. Reilly and Charles R. Whitchurch.

In accordance with our Bylaws, those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) will be elected to the Board. Withheld votes and broker non-votes, if any, will not be included in determining the number of votes cast in the election of directors. The proxies solicited for the Annual Meeting cannot be voted for a greater number of persons than five, the number of nominees named. If any nominee shall become unavailable for any reason, the persons named in the form of proxy shall vote for a substitute nominee or vote to reduce the number of directors to be elected as directed by the Board. The Board has no reason to believe that any of the five nominees listed above will not be available for election as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background of the Proposal

At the 2012 annual shareholder meeting, 92.8% of shares voting voted in support of the compensation for our named executive officers, as described in our 2012 proxy statement. There have been no material changes in named executive officer compensation philosophy, plans or agreements for fiscal 2013 since our shareholders overwhelmingly approved our compensation for our named executive officers at our 2012 annual meeting. However, Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires all public companies to hold a separate non-binding advisory shareholder vote to approve the compensation of named executive officers as described in the Compensation Discussion and Analysis and the executive compensation tables and related information in public filings. We are providing our shareholders with the opportunity at the Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “Say on Pay” proposal, considering approval of the compensation of our named executive officers. The Company currently holds this non-binding advisory vote annually. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Such discussion is found on pages 29 through 48 of this proxy statement. Other compensation best practices we have adopted are described in Proposal Three on pages 10 through 20.

Executive Compensation

The Compensation Committee has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, illustrate the trends in compensation and application of our compensation philosophies and practices for the years presented. Highlights of our compensation program include the following:

•	Variable cash incentives are payable to named executive officers to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our named executive officers on performance goals intended to enhance shareholder value.

•	Awards of long-term equity incentives, in the form of stock options, restricted stock awards and restricted stock units, directly align the interests of our named executive officers and shareholders.

•	Linking the personal financial interests of our named executive officers to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

The Compensation Committee believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our named executive officers and our shareholders. Accordingly, we are asking our shareholders at the Annual Meeting to vote “FOR” the non-binding advisory resolution approving the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion.

Effect of Resolution

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board value the opinion of our shareholders and will take the outcome of the vote into account when considering future executive compensation arrangements.

You may vote “FOR”, “AGAINST” or “ABSTAIN” on this proposal. If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares on this proposal in the absence of voting instructions from you. Abstentions and broker non-votes will not affect the outcome of voting on this proposal. To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.

Recommendation of Board of Directors

The Board of Directors also believes that our executive compensation program aligns our named executive officers’ compensation with the long-term interests of our shareholders. Our program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with shareholder interests and that have benefitted and will benefit the Company over time.

For the reasons stated above, we recommend a vote “FOR” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for our 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, named executive officer compensation tables and related narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE

APPROVAL OF SCANSOURCE, INC. 2013 LONG TERM INCENTIVE PLAN

On October 3, 2013, the Board and the Compensation Committee approved the adoption of the ScanSource, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”), subject to shareholder approval of the 2013 Plan at the Annual Meeting. A summary of the 2013 Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the 2013 Plan, a copy of which is attached as Appendix A to this Proxy Statement. An electronic copy of the 2013 Plan is also available free of charge as Appendix A to the electronic version of this proxy statement on the SEC’s website at www.sec.gov.

The Board believes that our equity compensation program, as implemented under the Company’s current Amended and Restated 2002 Long-Term Incentive Plan (the “2002 Plan”) and Amended and Restated Directors Equity Compensation Plan (the “Directors Plan”), and furthered under the 2013 Plan, allows us to attract and retain employees, officers, directors and consultants capable of achieving consistently superior business results. The Board also believes that the 2013 Plan effectively aligns the interests of plan participants with those of our shareholders by linking a portion of their compensation directly to increases in shareholder value. We have a long history of linking pay to our long-term stock performance for a broad group of employees, not just executives. Approval of the 2013 Plan should provide us with the flexibility we need to continue to use equity compensation to attract, retain and motivate a large group of talented employees, officers, directors and consultants who are important to our long-term growth and success.

If the 2013 Plan is adopted, the Company will no longer grant awards under the 2002 Plan or the Directors Plan, the two stock incentive plans under which we currently grant awards, although outstanding awards under existing plans will continue in accordance with their terms. If the 2013 Plan is not adopted, the 2002 Plan and the Directors Plan will continue in accordance with their terms.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2013 PLAN.

Best Practices Integrated into the Company’s Equity Compensation Program and the 2013 Plan

The Company’s equity compensation practices include a number of features that the Board believes reflect responsible compensation and governance practices and promote the interests of shareholders. Approval of the 2013 Plan will position us to continue and expand these “best practices,” including the following 2013 Plan features:

•	Limitation on Shares Issued. The 2013 Plan authorizes the issuance of no more than 1,100,000 total shares of common stock, plus shares that are available for issuance under the 2002 Plan, the Directors Plan, the 1999 Non-Employee Director Stock Option Plan and any other prior stock plans at the time the 2013 Plan becomes effective (each, a “Prior Plan,” and collectively, the “Prior Plans”), and/or shares subject to awards that are forfeited under Prior Plans (subject in all cases to adjustment for anti-dilution purposes). Since the Company’s shareholders have previously authorized these Prior Plan shares, their inclusion in the 2013 Plan should not be viewed as further increasing the dilutive impact of the 2013 Plan; rather the Company is only seeking approval of an additional 1,100,000 new shares in connection with adoption of the 2013 Plan. As of September 30, 2013 there were 1,847,517 shares available for issuance under the Prior Plans, making the total number of shares available under the 2013 Plan, if approved on such date, 2,947,515 shares, plus any shares subject to outstanding awards under Prior Plans that are later forfeited or terminated. The 2013 Plan also imposes limitations on the amount of participant awards. See “Share and Award Limitations,” below.

•	Consolidation of Director and Employee Equity Awards into a Single Plan. Currently, director equity awards in the form of restricted stock awards (or options) are made under the Directors Plan,

while employee, officer and consultant awards are made under the 2002 Plan. If the 2013 Plan is approved, all equity grants, whether to directors, employees, officers or consultants, will be made under the 2013 Plan as of the 2013 Plan’s effective date, and no further grants will be made under the Directors Plan or the 2002 Plan (with any available shares under the Directors Plan or the 2002 Plan being rolled into the 2013 Plan), thus facilitating plan administration.

•	No Discounted Stock Options or Stock Appreciation Rights and Limit on Option and SAR Terms. Stock options and stock appreciation rights, or SARs, must have an exercise price or base price, as applicable, no less than 100% of the fair market value (which is generally defined to be the closing sales price on the grant date) of the common stock on the grant date, consistent with current practices. In addition, the term of an option or SAR may not exceed 10 years.

•	No Stock Option or SAR Repricings Without Shareholder Approval. The 2013 Plan, like the 2002 Plan, prohibits the repricing of stock options or SARs without the approval of shareholders. This 2013 Plan provision applies to (i) direct repricings (lowering the exercise price of an option or the base price of an SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is underwater in exchange for cash, for options or SARs with an option price or base price less than that applicable to the original option or SAR, or for another equity award), and (iii) any other action that would be treated as a repricing under applicable stock exchange rules (subject to anti-dilution adjustments).

•	Formal Equity Award Policy. The Company maintains a formal Equity Award Grant Policy which provides that equity awards will be granted by the Compensation Committee (or the Board) except in limited circumstances when grants may be made by the Chief Executive Officer to certain newly hired or newly promoted employees. The policy also specifies when annual, merit-based equity grants and new hire, promotion and special recognition equity grants may be made. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives – General Overview.”

•	Minimum Vesting Period. As with the 2002 Plan, a minimum vesting period generally applies to employee awards under the 2013 Plan. Stock options, SARs, restricted stock awards, restricted stock units and any other full value awards granted to employees under the 2013 Plan will generally be subject to a minimum vesting period of three years, or one year if vesting is based on performance criteria other than continued service, subject to certain exceptions, such as vesting upon death, disability, retirement, change of control or other circumstances, as outlined in the 2013 Plan. The Company believes that its vesting and award practices are responsible and further the Company’s incentive and retention objectives.

•	“Double Trigger” Change in Control Provisions. The 2013 Plan generally provides that employee awards will vest upon a change in control only if (i) awards are not assumed, substituted or continued, or, (ii) if such awards are assumed, substituted or continued, a participant’s employment is terminated by the Company without cause or by the employee for good reason within specified time periods related to the change in control. The 2013 Plan also includes prudent “change in control” triggers such as requiring consummation (rather than shareholder approval) of a significant merger or other transaction in order for a “change in control” to be deemed to have occurred.

•	Independent Committee. Like the 2002 Plan, the 2013 Plan will be administered by the Compensation Committee. Members of the Compensation Committee are intended to qualify as “independent” under Nasdaq listing standards, “non-employee directors” under Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent required.

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Conservative Share Counting Provisions. The 2013 Plan imposes conservative share counting and share recycling provisions, as discussed in more detail under “Share and Award Limitations,” below. For instance, shares tendered or withheld in payment of the option price, to satisfy option or SAR tax withholding obligations or in connection with net stock-settled SARs will not be added back for reuse under the 2013 Plan, nor will any shares reacquired by the Company using cash proceeds from option exercises.

•	Forfeiture and Recoupment. The 2013 Plan authorizes the Compensation Committee to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

•	No Dividends or Dividend Equivalents on Unearned Performance-Based Awards. Dividends and dividend equivalents on performance-based awards issued under the 2013 Plan may only be paid if and to the extent that the award has vested and/or been earned.

•	No Annual “Evergreen” Provision. The 2013 Plan requires shareholder approval of any additional authorization of shares, rather than permitting an annual “replenishment” of shares under a plan “evergreen” provision. Shareholders must approve any additional increases in authorized shares under the 2013 Plan (except adjustments for anti-dilution purposes, as provided under the 2013 Plan).

•	Limits on Transferability of Awards. The 2013 Plan generally prohibits transfer of awards other than by will or the laws of intestate succession.

•	Efficient Use of Equity. The Company is committed to the efficient use of equity awards and is mindful of ensuring that the Company’s equity compensation program does not overly dilute the Company’s existing shareholders.

ScanSource, Inc. Overhang, Burn Rate and Additional Considerations

In determining the terms of the 2013 Plan, including the number of shares proposed to be authorized under the plan, the Compensation Committee and the Board considered, among other factors, the Company’s historical and projected grant practices, the number (and exercise prices, with respect to options) of shares subject to currently outstanding awards, potential dilutive effects and overhang and burn rate data. Among other factors, the Company considered the following:

•	As of September 30, 2013, the maximum aggregate number of shares remaining available for future grants under all Prior Plans was 1,847,517 shares, including 1,773,417 shares under the 2002 Plan and 74,100 shares under the Directors Plan.

•	The Company’s overhang at September 30, 2013 was 12.09%. If the 2013 Plan is approved, the Company’s estimated overhang will be approximately 16.0%. In addition, the Company’s three-year average burn rate for fiscal years 2011-2013 was 1.89%; this percentage is well below the 2013 burn rate cap of 5.77% and the mean of 3.53% published by Institutional Shareholder Services Inc. (“ISS”) for Russell 3000 companies in the technology hardware and equipment industry group. For this purpose, the Company calculated overhang as follows: the sum of (i) all outstanding but unexercised stock options, (ii) all outstanding but unvested restricted shares or restricted stock units and (iii) all shares available for future grant under all stock-based compensation plans, divided by all common shares outstanding. The Company calculated burn rate as (i) options granted during a fiscal year plus restricted shares (including performance awards) granted during a fiscal year at an adjusted rate of 2.5 option shares per restricted share, divided by (ii) the weighted average number of shares outstanding during the fiscal year.

The estimates of overhang and burn rate generally assume the continuation of the Company’s prior equity award grant practices and exercise patterns. The Company’s actual future overhang and annual burn rate will, however, depend on, and be influenced by, a number of factors, including but not limited to changes to the number of participants receiving awards under the 2013 Plan, the price per share of the Company’s common stock on the grant date, the methodology used to value and determine equity awards and the mix of award types provided to 2013 Plan participants. The Company may change its equity award grant practices in the future.

•	The Board also considered that, under the terms of the 2002 Plan, no incentive stock options may be granted after December 4, 2012. The Company has historically granted incentive stock options to a number of employees, and the Board considered it in the best interests of the Company to be able to continue to have the flexibility to grant incentive stock options to employees in the future.

The Board believes that the 2013 Plan will allow the Company to continue the use of equity compensation as a component of a competitive, but measured, overall compensation program. The Board also believes that the terms of the 2013 Plan strike an appropriate balance between flexibility in designing incentive compensation arrangements, and limiting dilutive concerns.

Share and Award Limitations

Subject to adjustments as provided in the 2013 Plan, the aggregate number of shares of common stock that may be available for issuance pursuant to awards granted under the 2013 Plan is the sum of (i) 1,100,000 shares, plus (ii) any shares remaining available for the grant of awards as of the 2013 Plan effective date under any Prior Plan and/or subject to a Prior Plan award that is forfeited, canceled, terminated, expired or lapses. As of September 30, 2013 there were 1,847,517 shares available for issuance under the Prior Plans, making the total number of shares available under the 2013 Plan, if approved on such date, 2,947,515 shares, plus any shares subject to outstanding awards under Prior Plans that are later forfeited or terminated. As noted above, since the Company’s shareholders have previously authorized the Prior Plan shares, their inclusion in the 2013 Plan should not be viewed as further increasing the dilutive impact of the 2013 Plan; rather the Company is only seeking approval of an additional 1,100,000 new shares in connection with the adoption of the 2013 Plan. Of the maximum number of shares authorized for issuance under the 2013 Plan, the maximum number of shares that may be issued pursuant to the grant of incentive stock options is 1,100,000 shares (subject to adjustment as provided in the 2013 Plan). Shares not issued as a result of net settlement of an option or SAR, shares used to pay the exercise price or withholding taxes related to an option or SAR and shares repurchased on the open market with option exercise proceeds may not be reused under the 2013 Plan, although shares withheld from full value awards to satisfy tax withholding obligations, awards settled in cash, and reissued or forfeited shares subject to terminated awards may be reused. Further, to the extent that the full number of shares subject to an award (other than an option or SAR) is not issued for any reason, including failure to achieve maximum performance goals, only the number of issued shares shall be counted. In addition, shares issued in connection with the settlement, assumption or substitution of awards in certain mergers or other transactions and available shares from shareholder-approved acquired company plans will not count against the number of shares deemed issued under the 2013 Plan.

In addition, the 2013 Plan limits participant awards. Specifically, (i) the maximum number of shares of common stock with respect to one or more options and/or SARs that may be granted during any one calendar year under the 2013 Plan to any one participant is 400,000 shares, and (ii) the maximum fair market value (measured as of the grant date) of any awards (other than options or SARs) that may be awarded to a participant (less any consideration paid by the participant for such award) during any one calendar year under the 2013 Plan is $5,000,000. The limitations stated in this paragraph are subject to anti-dilution adjustments as provided in the 2013 Plan.

As of October 17, 2013, the closing sales price of the common stock as reported on NASDAQ was $35.03 per share.

Summary of the 2013 Plan

Purpose. The purpose of the 2013 Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of employees, officers, directors and consultants to those of its shareholders and by providing participants with an incentive for outstanding performance. The 2013 Plan is also intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operations is largely dependent.

Eligibility. The 2013 Plan permits the grant of awards to employees, officers, directors and consultants of the Company and its affiliates as approved by the Compensation Committee. At this time, approximately 1,400 employees, 21 officers, 4 non-employee directors and no consultants are eligible to participate in the 2013 Plan.

Effective Date; Term. The effective date of the 2013 Plan, if approved by the shareholders, is December 5, 2013. Awards may be granted on or after the effective date, but no awards may be granted after December 4, 2023.

Minimum Vesting Requirements. Full-value awards, options and SARs granted under the 2013 Plan to an employee or officer are subject to a minimum vesting period of three years (which may include installment vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, subject to certain exceptions, for instance, in the event of the participant’s death, disability, retirement or other termination of service or upon the occurrence of a change in control. In addition, the Compensation Committee may modify or accelerate vesting of awards for any reason with respect to up to 10% of the authorized 2013 Plan shares.

Oversight and Administration. The Compensation Committee of the Board is authorized to administer the 2013 Plan. Subject to 2013 Plan terms, the Compensation Committee has broad authority, including but not limited to the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant; determine the number, terms and conditions of awards and the number of shares or dollar values related to an award; establish, adopt and revise any rules and regulations as it may deem advisable to administer the 2013 Plan; and make all other decisions and determinations that may be required under the 2013 Plan. The Board also may administer the 2013 Plan and, if it does so, it will have all the powers of the Compensation Committee. References in Proposal Three to the “Compensation Committee” also include the Board if the Board has elected to assume authority to administer the 2013 Plan. The 2013 Plan also authorizes the Compensation Committee to delegate limited authority to administer the plan to a subcommittee of the Compensation Committee or senior executive officer(s), subject to certain conditions. As noted above, the Board has adopted an Equity Award Grant Policy which will also apply to the administration of the 2013 Plan. See “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement for more information.

Permissible Awards. The 2013 Plan authorizes the grant of awards in any of the following forms: options in the form of incentive stock options and non-qualified stock options; SARs; restricted stock awards, restricted stock units and deferred stock units; performance shares and performance units; phantom stock awards; annual director awards; and dividend equivalents, other stock-based awards and any other right or interest relating to stock or cash granted under the plan. Awards may be subject to forfeiture conditions upon the termination of employment or service in certain circumstances. A summary of the material terms of these types of awards follows:

•	Stock Options. The 2013 Plan authorizes the grant of incentive stock options and/or non-qualified stock options. The terms of an incentive stock option must meet the requirements of Code Section 422. The exercise price of an option may not be less than the fair market value of the underlying stock on the grant date (except for certain options assumed or substituted in a merger or other transaction where the option price is adjusted in accordance with applicable tax regulations), and no option may have a term of more than 10 years.

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Stock Appreciation Rights. The 2013 Plan authorizes the grant of SARs. SARs provide the holder the right to receive, with respect to each share subject to an SAR that is being settled, the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the SAR as determined by the Compensation Committee, which will not be less than the fair market value per share of the common stock on the grant date (except for certain SARs assumed or substituted in a merger or other transaction where the option price is adjusted in accordance with applicable tax regulations). SARs may not be exercisable for more than 10 years. The consideration payable upon SAR exercise may be in cash, shares of common stock or a combination, as determined by the Compensation Committee.

•	Restricted Stock Awards. The 2013 Plan authorizes the grant of restricted stock awards to participants, which will be subject to such restrictions on transferability and such service, performance and/or other restrictions as the Compensation Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock).

•	Restricted Stock Units. The Compensation Committee also may grant awards of restricted stock units, which will be subject to such restrictions on transferability and such service, performance and/or other restrictions as the Compensation Committee may impose. Upon lapse of such restrictions, shares of common stock (or the equivalent value in cash if the Compensation Committee so provides) will be distributed to the participant in settlement of the restricted stock units.

•	Deferred Stock Units. The 2013 Plan also permits the grant of deferred stock units, which represent a right to receive shares of common stock (or the equivalent value in cash or other property) at a future time, subject to conditions established by the Compensation Committee.

•	Performance Shares and Performance Units. The Compensation Committee may grant performance awards that are designated as either performance units or performance shares. If applicable performance goals and other conditions are met, performance awards may be settled in shares of common stock, cash or other property. The Compensation Committee will have discretion to determine the number of performance awards granted to any participant and to set performance goals and other terms or conditions to payment of the performance awards in its discretion which, depending on the extent to which they are met, will determine the number and value of performance awards that will be paid to the participant.

•	Phantom Stock Awards. Under the terms of the 2013 Plan, the Compensation Committee may grant phantom stock awards, which represent an award of a number of hypothetical share units with respect to shares of common stock with a value per phantom share based on the fair market value of a share of common stock. The Compensation Committee will establish the terms and conditions of phantom stock awards. Upon vesting of such awards and satisfaction of other applicable terms and conditions, a participant is entitled to payment of an amount equal to the fair market value of one share of common stock with respect to each unit that has vested and is payable. Payment may be made in cash, shares of common stock or a combination of cash and stock, as determined by the Compensation Committee.

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Annual Director Awards. On the day following each annual meeting of the Company’s shareholders (or as otherwise provided under the 2013 Plan), each non-employee director will be granted an annual director award in the form of a restricted stock award or a restricted stock unit (or other award or a combination thereof) having an aggregate value equal to an amount established from time to time by the Board (the “current award value”). Until changed by the Board, the current award value is $100,000. With respect to annual director awards in the form of restricted stock awards or restricted stock units, the number of shares subject to each annual director award is determined by dividing the current award value by the equity award value (as defined in Section 13.1 of the 2013 Plan) per share as of the grant date (rounded up to the nearest hundred shares). Non-employee directors who are appointed or elected on a date other than a regularly scheduled annual meeting of the Company’s shareholders are entitled to pro rata awards. Unless the Board or the Compensation Committee determines otherwise, each annual director award will vest six months following the grant date, or, if earlier, upon the director’s termination of service due to death, disability or retirement or upon a change in control of the Company, and, if the non-employee director terminates service for any other reason, the director will forfeit the award. Non-employee directors may also be eligible to receive other awards under the 2013 Plan.

•	Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law, grant to participants other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock as deemed by the Compensation Committee to be consistent with the purposes of the 2013 Plan, including, without limitation, shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, and awards valued by reference to book value of shares of common stock or the value of securities of or the performance of specified parents or subsidiaries. The Compensation Committee will determine the terms and conditions of any such awards, including whether such awards will be settled in cash, shares of common stock or other property.

•	Dividend Equivalents. The Compensation Committee is authorized to grant dividend equivalents on awards (other than options and SARs) subject to such terms and conditions as may be established by the Compensation Committee, although dividends and dividend equivalents (if any) on unearned or unvested performance-based awards may not be paid (even if accrued) unless and until the underlying award (or portion thereof) has vested and been earned.

Limitations on Transfer; Beneficiaries. Generally, awards are not assignable or transferable by a participant other than by will or the laws of intestate succession, except for certain transfers permitted by the Compensation Committee in accordance with applicable law.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate or otherwise determined by the Compensation Committee, if a participant dies, retires or becomes disabled at any time, all of such participant’s outstanding options and SARs will become fully vested and exercisable and all restrictions on his or her outstanding awards will lapse. The Compensation Committee also may accelerate the vesting of awards for other reasons, subject to certain plan limitations. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Effect of Change in Control. Under the terms of the 2013 Plan, unless an individual award agreement provides otherwise, the following provisions will apply in the event of a change in control:

•	To the extent that the successor or surviving company in the change in control event does not assume or substitute for an award (or in which the Company is the ultimate parent corporation and does not continue the award) on substantially similar terms or with substantially equivalent economic benefits as awards outstanding under the 2013 Plan (as determined by the Compensation Committee), (i) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (ii) any restrictions, including but not limited to the restriction period, performance period and/or performance criteria applicable to any award other than options or SARs will be deemed to have been met, and such awards will become fully vested, earned and payable to the fullest extent of the original grant of the applicable award.

•	In addition, in the event that an award is substituted, assumed or continued, the award will become vested (and, in the case of options and SARs, exercisable) in full if the employment or service of the participant is terminated within six months before (in which case vesting shall not occur until the effective date of the change in control) or one year after the effective date of a change in control if such termination of employment or service (i) is by the Company not for cause or (ii) is by the participant for good reason.

Adjustments. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the 2013 Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the 2013 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock-split, a stock dividend or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2013 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment. The Board may, at any time, terminate, amend, alter or suspend the 2013 Plan, although shareholder approval is required of an amendment if required by applicable law. In addition, except for anti-dilution adjustments, shareholder approval is required of any amendment to options or SARs to reduce the exercise or base price or exchange options or SARs for cash, for options or SARs with a lower exercise price than the original option or SAR or for other equity awards when the original option or SAR is underwater, or if other action would be treated as a repricing under applicable stock exchange rules. No termination or amendment of an award may materially adversely affect the rights of a holder with an outstanding award without the written consent of the participant.

Forfeiture and Recoupment. As noted above, the 2013 Plan authorizes the Compensation Committee to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

Performance-Based Compensation—Code Section 162(m) Requirements. The 2013 Plan is structured to comply with the requirements imposed by Code Section 162(m) and related regulations in order to preserve, to the extent practicable, the tax deduction available to the Company for awards made under the 2013 Plan to “covered employees” (generally the chief executive officer and the three most highly compensated officers other than the chief executive officer or the chief financial officer). Code Section 162(m) generally denies a public company a deduction for compensation in excess of $1,000,000 paid to each of the covered employees of the Company unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation. The Company believes that it is in the best interests of the Company and its shareholders to structure the 2013 Plan so that the Company is in a position to maximize corporate deductibility of executive compensation to the extent that it is practicable to do so, although the Company reserves the right to grant awards that are not intended to comply with the Code Section 162(m) requirements if deemed in the best interests of the Company to do so.

In order to qualify as performance-based compensation, the compensation paid under a plan to covered employees must be paid under pre-established objective performance goals determined and certified by a committee comprised of outside directors. All of the members of our Compensation Committee are outside directors under Code Section 162(m) standards.

In addition to other requirements for the performance-based compensation exception, shareholders must be advised of, and must approve, the material terms (or changes in material terms) of the performance goals under which compensation is to be paid. Material terms include: (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) either the maximum amount of the compensation to be paid if the performance goal is met or the formula used to calculate the amount of compensation if the performance goal is met. The 2013 Plan provisions regarding eligibility and the maximum amount of compensation that may be granted or received during any calendar year are described under “Summary of the 2013 Plan—Eligibility” and “Share and Award Limitations,” above. The performance goals, which we refer to as performance factors, include: (i) earnings per share, (ii) EBITDA (earnings before interest, taxes, depreciation and amortization), (iii) EBIT (earnings before interest and taxes), (iv) economic profit, (v) cash flow, (vi) sales growth, (vii) net profit before tax, (viii) gross profit or gross margins, (ix) operating income or profit, (x) return on equity, (xi) return on assets, (xii) return on capital, (xiii) changes in working capital, (xiv) shareholder return, (xv) ROIC (return on invested capital), (xvi) return on working capital and

(xvii) aging of accounts receivable. Performance factors used by the Compensation Committee with respect to awards, including but not limited to the performance factors applicable with respect to awards intended to be performance-based awards under Code Section 162(m), may be adjusted or modified due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable law, accounting principles or business conditions, in each case as determined by the Compensation Committee (subject to Code Section 162(m) restrictions, if any, applicable to covered employees for compensation that is intended to qualify as “performance-based compensation” under Code Section 162(m)).

Options and SARs granted under the 2013 Plan generally are intended to qualify as performance-based awards because the option or base price must be at least equal to the fair market value of the common stock on the grant date. The Compensation Committee may designate other awards (such as performance awards, restricted stock awards, restricted stock units, phantom stock awards, other stock-based awards, cash incentive awards or other awards) as a qualified performance-based award in order to attempt to make the award fully deductible under Code Section 162(m).

Certain Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2013 Plan as of the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Company. The provisions of the Code and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

Incentive Stock Options. The grant and exercise of an incentive stock option generally will not result in taxable income to the participant if the participant does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the participant has continuously been an employee from the date of grant to three months before the date of exercise (or 12 months in the event of disability). However, the excess of the fair market value of the shares received upon exercise of the option over the exercise price generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may incur federal income tax liability as a result of the exercise of an incentive stock option under the Code’s alternative minimum tax rules.

The Company generally is not entitled to a deduction upon the exercise of an incentive stock option. Upon the disposition of shares acquired upon exercise of an incentive stock option, the participant will be taxed on the amount by which the amount realized exceeds the exercise price. This amount will be treated as capital gain or loss.

If the holding period requirements described above are not met, the participant will have ordinary income in the year of disposition to the extent of the lesser of: (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. We generally are entitled to deduct as compensation the amount of ordinary income realized by the participant.

Non-qualified Stock Options. If a participant receives a non-qualified stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. The Company generally will be entitled to a deduction in the same year in an amount equal to the income taxable to the participant.

Stock Appreciation Rights. The grant of an SAR will not result in taxable income to a participant or a tax deduction to the Company. Upon exercise of the SAR, the amount of cash and fair market value of shares received by the participant (determined at the time of delivery to the participant), less cash or other consideration paid (if any), is taxed to the participant as ordinary income and the Company generally will be entitled to receive a corresponding tax deduction.

Restricted Stock Awards. The grant of restricted stock awards will not result in taxable income to the participant or a tax deduction to the Company, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture or the award is transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be taxed to the participant as ordinary income, except that, in the case of restricted stock issued at the beginning of the restriction period, the participant may elect to include in his ordinary income at the time the restricted stock is awarded, the fair market value of such shares at such time, less any amount paid for the shares. The Company generally will be entitled to a corresponding tax deduction at the time the participant recognizes ordinary income related to the award.

Restricted Stock Units, Performance Shares, Performance Units, Phantom Stock Awards, Other Stock-Based Awards and Dividend Equivalents. The federal income tax consequences of the award of restricted stock units, performance shares, performance units, phantom stock awards, other stock based awards or dividend equivalents will depend on the conditions of the award. Generally, the grant of one of these awards should not result in taxable income to the participant or a tax deduction to the Company. However, the participant will recognize ordinary compensation income at settlement of the award equal to any cash and the fair market value of any common stock received (determined as of the date that the award is not subject to a substantial risk of forfeiture or is transferable or benefits are received or constructively received). The Company generally is entitled to a deduction upon the participant’s recognition of income in an amount equal to the ordinary income recognized by the participant.

Code Section 409A. Code Section 409A imposes certain requirements on deferred compensation. The 2013 Plan is intended to comply in good faith with the requirements of Code Section 409A, including related regulations and guidance, where applicable and to the extent practicable. If, however, Code Section 409A is deemed to apply to an award, and the 2013 Plan and award do not satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture and has not previously been included in income. The participant will be subject to an additional tax of 20% on all amounts includible in income and an additional tax equal to the amount of interest at the underpayment rate plus one percentage point on the underpayments that would have occurred had the deferred amounts been includible in income for the taxable year in which first deferred or, if later, when not subject to a substantial risk of forfeiture. The Company generally will be entitled to an income tax deduction with respect to the amount of compensation includible as income to the participant. The Company undertakes no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Performance-based Compensation—Code Section 162(m) Requirements. As noted above, subject to shareholder approval of the 2013 Plan, the 2013 Plan is structured to comply with the requirements imposed by Code Section 162(m) and related regulations in order to preserve, to the extent practicable, the Company’s tax deduction for awards made under the 2013 Plan to covered employees although the Company reserves the right to grant awards that are not intended to comply with the Code Section 162(m) requirements if deemed in the best interests of the Company to do so.

Plan Benefits

No awards will be granted under the 2013 Plan unless it is approved by the shareholders. The selection of individuals who will receive awards under the 2013 Plan, if Proposal Three is approved by the shareholders, and the amount of any such awards, is subject to Compensation Committee discretion and is not yet determinable due to service, performance and other requirements. Therefore, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees in fiscal 2014. The number of shares of common stock subject to awards granted in fiscal 2013 to the Company’s named executive officers and directors are set forth in this Proxy Statement in the “Executive Compensation—2013 Summary Compensation Table,” “Executive Compensation—2013 Grants of Plan-Based Awards Table” and “Executive Compensation—2013 Director Compensation Table.”

Equity Compensation Plan Information

The following table gives information about the common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of June 30, 2013.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(5)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders	1,601,764	(1)	$31.20	1,749,057	(6)
	39,340	(2)	$32.13	—
	—	(3)	—	74,100	(3)
	49,600	(4)	$29.95	—

	1,690,704		$31.18	1,823,157
Equity Compensation Plans Not Approved by Shareholders	—		—	—

TOTAL:	1,690,704		$31.18	1,823,157

(1)	ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan. At September 30, 2013, approximately 1,773,417 shares remain available for issuance under the 2002 Long-Term Incentive Plan, which allows for grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units, deferred stock units, dividend equivalent awards and other stock-based awards. Includes restricted stock outstanding, including restricted stock awards, restricted stock units, performance restricted stock awards and performance restricted stock units.
(2)	ScanSource, Inc. 1997 Stock Incentive Plan, as amended.
(3)	ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan. At September 30, 2013, approximately 74,100 shares remain available for issuance under the Amended and Restated Directors Equity Compensation Plan, which provides for grants of stock options and restricted stock awards.
(4)	ScanSource, Inc. 1999 Non-Employee Director Stock Option Plan, as amended.
(5)	The weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding awards of restricted stock, which have no exercise price.
(6)	All of these shares may be granted as awards of stock options, restricted stock, performance shares or unrestricted stock.

OTHER BUSINESS

The Board knows of no other matter to come before the Annual Meeting. However, if any matter requiring a vote of the shareholders should be duly presented for a vote, then the persons named in the form of proxy intend to vote such proxy in accordance with their best judgment.

PROPOSALS FOR 2014 ANNUAL MEETING

We must receive shareholder proposals intended to be presented at the 2014 Annual Meeting of Shareholders by June 24, 2014 for possible inclusion in the proxy materials relating to such meeting, in accordance with the SEC’s Rule 14a-8. However, if the date of the 2014 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2013 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and mail the proxy statement for the 2014 Annual Meeting.

Shareholders intending to present a proposal or to nominate a candidate for director for election at the 2014 Annual Meeting of Shareholders, but not to have the proposal or nomination considered for inclusion in the proxy materials for that meeting, must be eligible and give us advance written notice in accordance with our Bylaws.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2014 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) will be no more than 75 days and no less than 45 days prior to the date of the meeting. Our Bylaws provide that such notice shall set forth in writing (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (b) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address, as they appear on our books, of such shareholder and such beneficial owner, (ii) the class and number of shares of our common stock which are owned beneficially and of record by such shareholder and such beneficial owner and (iii) a description of all arrangements or understandings between such shareholder or beneficial owner and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder.

For business proposals to be brought before an annual meeting by a shareholder, the shareholder must give timely notice to the Secretary and such other business must otherwise be a proper matter for shareholder action. The deadline for shareholders to provide written notice of their intent to bring a proposal (other than a nomination for the election of directors) at the 2014 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) is no more than 90 days and no less than 60 days prior to the first anniversary of the 2013 Annual Meeting. However, if the 2014 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to such Annual Meeting or the 10th day following the day on which we make a public announcement of the 2014 Annual Meeting. Assuming that the date of the 2014 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2014 Annual Meeting would need to be provided to us not earlier than September 6, 2014 and not later than October 6, 2014.

To be in proper written form, a shareholder’s notice to the Secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of our common stock which are owned beneficially and of record by the shareholder and such beneficial owner and (iv) any material interest of the shareholder or such beneficial owner in such business.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers and directors, including each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that he is well qualified to serve as a member of the Board.

Directors

Steven R. Fischer, 68, has served as Chairman of the Board since December 2009 and as a director of the Company since December 1995. Mr. Fischer served as President of North Fork Business Capital Corporation and its successor, Capital One Leverage Finance, from July 2004 to July 2008, and served as President of Transamerica Business Capital Corporation from September 2000 to February 2004, as Executive Vice President

and Division Manager of Transamerica Business Capital Corporation from October 1997 to September 2000 and as Senior Vice President and Regional Manager of Transamerica Business Capital Corporation from March 1992 to October 1997. Mr. Fischer is currently a financial consultant and serves as a director of Falconstor Software Inc., a publicly held provider of storage networking infrastructure software, and Keltic Financial Services, LLC, a privately held finance company.

Mr. Fischer is a seasoned executive and has valuable experience in overseeing management. He brings to the Board extensive financial skills important to the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance matters. Mr. Fischer’s long career in the financial services industry also brings financial management expertise to our Board. His experience is important to the Board’s oversight of strategy, compensation practices, risk management and implementation of sound corporate governance practices. He serves on each committee of our Board of Directors.

Michael L. Baur, 56, has served as our Chief Executive Officer since January 2000 and as a director since December 1995. Mr. Baur has been employed with the Company since its inception in December 1992, and held the position of President from that point until June 2007. Prior to joining the Company, from April 1991 to November 1992, Mr. Baur served in various positions at personal computer manufacturer Argent Technologies, Inc., including President and General Manager.

Mr. Baur has served the Company as President or CEO since its inception and has developed a deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. Mr. Baur brings strong leadership, entrepreneurial and business building and development skills and experience to the Board. Mr. Baur is a member of the Governance Committee.

Michael J. Grainger, 61, has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001 he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc. Mr. Grainger currently serves on the board of directors of two multinational diversified private companies, Ingram Industries, Inc. and Belkin International Inc.

As a former executive of Ingram Micro (including serving as its Chief Financial Officer), Mr. Grainger brings extensive knowledge of our industry and our competition to the Board. He also brings extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters. Mr. Grainger serves as the Chairman of our Compensation Committee and serves on our Audit Committee, Nominating Committee and Governance Committee.

John P. Reilly, 65, has served as a director of the Company since June 2001. Mr. Reilly is President and CEO of Keltic Financial Services, LLC in Tarrytown, New York. Prior to that, from 1977 to 1999, he held senior management positions in the Leveraged Buy-Out, Leasing, Corporate Finance and Private Banking divisions at Citibank, N.A. Mr. Reilly also serves on the Board of Directors of Chimera Investment Corporation, a public real estate investment trust.

Mr. Reilly brings to the Board extensive financial skills important in the understanding and oversight of our financial reporting/enterprise and operational risk management and corporate finance matters. His long career in the financial services industry, along with his MBA in Finance from Fairleigh Dickinson University, also brings financial management expertise to our Board. Mr. Reilly serves as chairman of the Nominating Committee and Governance Committee and serves on our Audit Committee and Compensation Committee.

Charles R. Whitchurch, 67, has served as a director of the Company since February 2009. Mr. Whitchurch served as the Chief Financial Officer of Zebra Technologies Corporation from September 1991 to June 2008. Mr. Whitchurch currently serves on the boards of Ashworth College, a privately held provider of nationally accredited online education, and TricorBraun Holdings, a privately held distributor of rigid packaging materials. In both companies, Mr. Whitchurch serves as Chairman of the Audit Committee.

Mr. Whitchurch previously served on the boards of directors of SPSS, Inc. (“SPSS”), a publicly held provider of predictive analytic software, from October 2003 to October 2009 and Landmark Aviation, a privately held operator of fixed base aviation operations throughout the United States and Europe, from October 2008 to October 2012. On both boards, he served as Chairman of the Audit Committee.

Mr. Whitchurch’s executive career brings in-depth knowledge of business operations and strategy and broad experience related to financial and corporate governance matters through his tenure serving on the boards of directors of public companies, including serving as the chairman of audit committees. Mr. Whitchurch serves as the Chairman of our Audit Committee and serves on our Compensation Committee, Nominating Committee and Governance Committee.

Executive Officers

John J. Ellsworth, 45, has served as Vice President, General Counsel and Corporate Secretary since August 2008. Mr. Ellsworth joined the Company in January 2003 and served as General Counsel and Corporate Secretary from January 2003 to August 2008. Prior to joining the Company, Mr. Ellsworth served as Assistant General Counsel of One Price Clothing Stores, Inc. from 2000 to 2003 and as a judicial law clerk in 1999.

Gerald Lyons, 50, has served as Senior Vice President of Finance and Principal Accounting Officer since July 2012, and served as our Vice President, Financial Business Systems from January 2010 to July 2012. Mr. Lyons joined the Company in April 2007 and also held the position of Vice President, Corporate Controller from April 2007 to January 2010. Prior to joining the Company, Mr. Lyons served as the Plant Controller, Global Group Controller and Plant Manager for Moen Incorporated.

Charles Mathis, 53, has served as Senior Vice President and Chief Financial Officer of the Company since July 1, 2013 and as Vice President and Chief Financial Officer of the Company from December 17, 2012 to June 30, 2013. Mr. Mathis served as Chief Financial Officer of Force Protection, Inc. from 2008 to 2012. Prior to serving as Chief Financial Officer of Force Protection, Mr. Mathis served as Chief Financial Officer of EFW, Inc. from 2006 to 2008.

Andrea D. Meade, 42, has served as Executive Vice President of Corporate Development and Chief Information Officer since July 1, 2013. Ms. Meade served as our Executive Vice President of Operations and Corporate Development from June 2007 to June 30, 2013 and as our Executive Vice President, Corporate Operations from 2002 to 2007. Ms. Meade joined the Company in 2000, and has also held the position of Director of Strategic Development. Prior to joining the Company, Ms. Meade served as a Senior Associate with Green, Manning & Bunch, Ltd., a middle market investment banking firm. Prior to that, Ms. Meade served as an Associate in J.P. Morgan & Co.’s Financial Institutions Group, focusing on mergers and acquisitions and advisory services.

CORPORATE GOVERNANCE MATTERS

Leadership Structure of Board

For the past thirteen years, the positions of Chairman of the Board and Chief Executive Officer have been held by separate persons as an aid in the Board’s oversight of management. Our Chairman of the Board is Mr. Fischer. The duties of the non-executive Chairman of the Board include:

•	presiding over all meetings of the Board;

•	reviewing the agenda for Board meetings in consultation with our Chief Executive Officer and other members of the Board;

•	calling and presiding over meetings of the independent directors;

•	managing the Board’s process for annual director self-assessment and evaluation of the Board and of our Chief Executive Officer; and

•	presiding over all meetings of shareholders.

The Board believes that there may be advantages to having an independent chairman for matters such as communications and relations between the Board, our Chief Executive Officer and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating a robust director, Board and Chief Executive Officer evaluation processes. Our Board currently consists of four non-employee directors and our Chief Executive Officer, Mr. Baur. One of Mr. Fischer’s roles is to oversee and manage the Board and its functions, including setting meeting agendas and presiding over Board meetings. In this regard, Mr. Fischer and the Board in their advisory and oversight roles are particularly focused on overseeing our Chief Executive Officer and senior management in their pursuit and adoption of successful business strategies, risk management policies, and management succession plans.

Board’s Role in Risk Oversight

The Board as a whole actively oversees the risk management of the Company. Enterprise risks—the specific financial, operational, business and strategic risks that we face, whether internal or external—are identified by the Board and management together, and then each risk is assigned to the full Board or a Board committee for oversight. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The Audit Committee oversees management of market and operational risks that could have a financial impact, or impact financial reporting, such as those relating to internal controls or liquidity. The Nominating Committee and the Governance Committee manage the risks associated with governance issues, such as the independence of the Board, and the Compensation Committee is responsible for managing the risks relating to our executive compensation plans and policies and, in conjunction with the Board, key executive succession. Management regularly reports to the Board or relevant committee on actions that we are taking to manage these risks. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and our Corporate Governance Guidelines (the “Guidelines”), our Board of Directors consists of a majority of independent directors. The Board has determined that four members of the Board meet the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. Mr. Baur is the only management member of the Board. Pursuant to our Bylaws, the Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, a Governance Committee and a Nominating Committee.

Board Meetings and Committees

The Board of Directors met a total of 19 times during the fiscal year ended June 30, 2013. Mr. Fischer served as the non-executive Chairman of the Board during the entire fiscal year. Committees of the Board met a total of 14 times during the fiscal year ended June 30, 2013. Except for a single day on which Mr. Baur could not attend a Board meeting and a Governance Committee meeting, each director attended all Board meetings and all committee meetings (for the committees on which such director served) during the fiscal year ending June 30, 2013. Mr. Baur attended 94.7% of all Board meetings and did not attend one Governance Committee Meeting. We expect all Board members to attend the Annual Meeting. All of our directors attended the 2012 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee is composed of Chairman Whitchurch and Messrs. Fischer, Grainger and Reilly. The functions of the Audit Committee include selecting the independent auditors, reviewing the scope of the annual audit undertaken by our independent auditors and the progress and results of their work, reviewing our financial statements and our internal accounting and auditing procedures and oversight of our internal audit function. None of our directors who are also executive officers may serve on the Audit Committee. The Audit Committee met five times during the fiscal year ended June 30, 2013. All members of the Audit Committee were in attendance at the Audit Committee meetings during the fiscal year ended June 30, 2013. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards. The Board has determined that all members of the Audit Committee meet the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The Audit Committee operates pursuant to a charter adopted by the Board that sets forth the responsibilities and powers delegated by the Board to the Audit Committee and as prescribed by the SEC. A copy of the charter is available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab.

Compensation Committee

The Compensation Committee is composed of Chairman Grainger and Messrs. Fischer, Reilly and Whitchurch and is therefore comprised solely of independent directors. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for our named executive officers, overseeing our equity-based plans, overseeing compensation risk assessment and considering such other matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee operates pursuant to a charter adopted by the Board that sets forth the responsibilities and powers delegated by the Board to the Compensation Committee. A copy of the charter is available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab. None of our directors who are also executive officers may serve on the Compensation Committee. The Compensation Committee met six times during the fiscal year ended June 30, 2013. All members of the Compensation Committee were in attendance at the Compensation Committee meetings during the fiscal year ending June 30, 2013. See “Executive Compensation—Compensation Discussion and Analysis” for a further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation.

Governance Committee

The Governance Committee is composed of the entire Board of Directors. Mr. Reilly serves as the Chairman. The functions of the Governance Committee include oversight and responsibility for implementation of the Company’s program for complying with the rules and regulations of the SEC and NASDAQ (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. The Governance Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Governance Committee. A copy of the charter is available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab. The Governance Committee held two committee meetings in the fiscal year ended June 30, 2013. All members of the Governance Committee were in attendance at the Governance Committee meetings during the fiscal year ended June 30, 2013, except for Mr. Baur who did not attend one meeting.

Nominating Committee

The Nominating Committee is composed of Chairman Reilly and Messrs. Fischer, Grainger, and Whitchurch and is therefore comprised solely of independent directors. The functions of the Nominating Committee include oversight and responsibility for the recruitment and nomination of our directors from time to time including, but not limited to, the nomination of directors for election at each annual meeting of our shareholders by a majority of the independent directors on the Board. The Nominating Committee held one committee meeting in the fiscal year ended June 30, 2013. All members of the Nominating Committee were in attendance at the Nominating Committee meeting during the fiscal year ended June 30, 2013.

The Nominating Committee will identify and screen potential nominees for directors and recommend nominees to the Board. The Nominating Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to us; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service. The Nominating Committee strives to nominate directors with a variety of complementary skills so that the Board, as a whole, will possess the appropriate talent, skills and expertise to oversee our business.

The Nominating Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Nominating Committee. A copy of the charter is available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab.

Director Education

Each member of the Board has completed accredited director education programs. We provide our directors with the opportunity and pay for our directors to attend director education programs. The Company and each Board member are members of the National Association of Corporate Directors (“NACD”). As a member of the NACD, the Company and each Board member have access to the programs, materials, reports, and research teams made available to directors by the NACD.

Corporate Governance Guidelines

The Board has established Guidelines that address various governance matters including the role, function, responsibilities, size and composition of the Board of Directors, Board tenure, service on other public company boards, conflict of interest issues, executive sessions of non-management directors, review of committee charters and the Board self-evaluation process. A copy of the Guidelines is available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab.

General Board Functions

The Guidelines set forth general functions of the Board, including holding regular and, where appropriate, special meetings, periodically reviewing management’s performance and our organizational structure, reviewing and approving corporate strategy, determining compensation for our named executive officers and awarding equity-based compensation, overseeing our accounting and financial reporting process and audits of our financial statements, and identifying potential candidates for Board membership.

Retention of Independent Advisors

The Guidelines provide that the Board of Directors may retain independent advisors when appropriate.

Succession Planning

Our Board of Directors engages in an active succession planning process. On a periodic basis, with the assistance of our Chief Executive Officer, it reviews the potential in-house candidates for each of the critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any need that we might have. Where there is not a satisfactory in-house candidate for a position, the Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.

Board Tenure

The Board of Directors is elected annually and is not classified.

Composition of Board

The Board of Directors currently consists of five members. Mr. Owings resigned from the Board on October 15, 2013. The size of the Board of Directors may be increased or decreased by resolution of the Board of Directors. The Board has fixed the number of directors at five. The Guidelines provide that a majority of the Board will at all times be independent. Through the Nominating Committee, the Board will identify potential candidates for Board membership with the objective being that all new, non-management candidates will be independent. The Nominating Committee will confirm the independence of the non-management directors on an annual basis. The Board of Directors has determined that each of Messrs. Fischer, Grainger, Reilly and Whitchurch meet the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. Mr. Baur is the only management member of the Board.

Service on Other Public Company Boards

All members of the Board are compliant with the Guidelines regarding service on boards and audit committees of other public companies.

Executive Sessions of Independent Directors

Pursuant to the Guidelines, independent directors must meet regularly without management present. Our independent directors met seven times in executive session during fiscal 2013.

Director Evaluations and Reviews

In accordance with the Guidelines, the Board and the Governance Committee conduct periodic performance reviews of the Board of Directors and its committees. As a part of the evaluation process, the Board and committees meet and discuss self-assessments and corporate governance matters.

Pledges of Company Stock

While the Company does not prohibit pledges of its common stock, the Company discourages pledging by its executive officers and directors. The Company’s CEO has pledged a small amount of his shares of the Company’s common stock to secure the obligation of a non-profit organization. As of September 30, 2013 these shares represented less than 0.29% of our outstanding shares of common stock.

Communications Between Security Holders and Board of Directors

Our security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to our Secretary by mail in the care of the Secretary, at our principal executive offices, or by e-mail to john.ellsworth@scansource.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility include the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Code of Ethics

Our Code of Conduct applies to all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, directors and employees. We will provide a copy of the Code of Conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Secretary. We have posted the Code of Conduct on the “Investors” page of our website, www.scansource.com, under the “Governance” tab.

We will post on our website, www.scansource.com under the “Governance” tab, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the Code of Conduct that apply to our Chief Executive Officer and our Chief Financial Officer, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct, or (v) accountability for adherence to the Code of Conduct. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No waivers were granted in fiscal 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Our directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2013, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2013, Messrs. Fischer, Grainger, Reilly and Whitchurch served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during the fiscal year ended June 30, 2013, or at any time prior thereto. During the fiscal year ended June 30, 2013, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and no executive officers served on the compensation committee (or equivalent) or the board of directors, of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Committee, to one or more members of the Committee. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

The Audit Committee has reviewed the non-audit services provided by Ernst & Young LLP and has determined that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

At the Company’s 2012 annual meeting of shareholders, 92.8% of the shares voting voted in support of the compensation of the Company’s named executive officers. The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in the decision to approve or revise the executive compensation program, although no one factor is assigned a quantitative weighting. For fiscal 2013 there were no changes to our named executive officer compensation philosophy.

In fiscal 2013, the Compensation Committee considered these results and did not implement changes to our executive compensation program as a whole. In June 2013 we announced a new world-wide management structure to enhance our technology focus and growth strategy. The Company has organized itself into two separate segments globally, Worldwide Barcode and Security and Worldwide Communications and Services, for better worldwide management by technology segment. This worldwide management structure created new leadership roles and reporting segments effective July 1, 2013 to globally leverage our leadership in specific technology markets. As a part of the new management structure, effective July 1, 2013, both Mr. Benbenek and Ms. Meade were appointed to new positions with the Company. Mr. Benbenek was appointed to the new position of Senior Vice President of Worldwide Operations and Integration Support. Ms. Meade was appointed to the new position of Chief Information Officer and Executive Vice President of Corporate Development.

In connection with the change in management structure, we made certain market-based design adjustments to the cash incentive opportunity for our executive officers for fiscal 2014 in consultation with our compensation consultants, Pearl Meyer & Partners (“Pearl Meyer”). The amendments affecting these adjustments were intended to enhance the alignment of the cash incentive opportunity to the duties and responsibilities of each executive management role given the realignment of the business into reporting segments based on technology segments. In addition, the Company’s new management structure and improvements to its executive compensation program were designed to enhance the Company’s ability to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives and enhance shareholder value. This new design caused us to amend employment agreements and/or change the cash incentive opportunity for our executive officers effective July 1, 2013. These changes were made to enhance the alignment of the cash incentive opportunity to the duties and responsibilities of each management role. See “—New Cash Incentive Opportunity Design for Fiscal 2014.”

On June 19, 2013, in connection with the Company’s new management structure, our Chief Executive Officer, Mr. Baur, voluntarily agreed to forego for fiscal 2014 a portion of the incentive compensation to which he would otherwise have been entitled under his employment agreement. For fiscal 2014, Mr. Baur voluntarily agreed to a more limited variable compensation design with a bonus opportunity equal to 150% of his base salary and subject to a cap of 200% of his base salary.

The primary components of our executive compensation program remain the same in fiscal 2013 as in fiscal 2012—base salary, annual cash incentives and long-term equity incentives. These components are intended to link pay to performance and reward the performance of our named executive officers, as measured by the financial and operating results of the Company. Evaluating and rewarding the performance of our named executive officers in light of the financial and operating results of the Company aligns the opportunities and compensation of our named executive officers with the interests of our shareholders in increasing the profitability of the Company and delivering long-term shareholder value. The following individuals were our named executive officers for fiscal 2013 who were employed by us in the following capacities at June 30, 2013:

•	Michael L. Baur, Chief Executive Officer,

•	R. Scott Benbenek, President of Worldwide Operations,

•	John J. Ellsworth, Vice President, General Counsel & Corporate Secretary,

•	Charles A. Mathis, Vice President & Chief Financial Officer, and

•	Andrea D. Meade, Executive Vice President of Operations & Corporate Development.

On January 12, 2012, Richard P. Cleys, our former Vice President & Chief Financial Officer, advised us that he intended to retire from the Company. Mr. Cleys retired effective on December 31, 2012. On December 12, 2012, the Company appointed Charles A. Mathis as Vice President and Chief Financial Officer effective December 17, 2012. In accordance with SEC rules, Mr. Cleys is considered a named executive officer for this proxy statement.

Our executive compensation program is intended to attract, motivate, reward and retain the corporate leadership necessary to achieve long-term and short-term corporate objectives and to increase shareholder value. We are mindful of the considerable competition in our industry for talented executive officers and the importance to the Company of the continuity of service of our named executive officers. Other than Mr. Mathis, who joined us in December 2012, each of our named executive officers in fiscal 2013 has served the Company for more than ten years, and our Chief Executive Officer has been with the Company since its inception in 1992. Consequently, our named executive officers possess invaluable institutional knowledge which positively impacts our efficiency and profitability. As a result, in order to retain our talented leadership, and to attract and develop future leaders of the Company, we seek to provide a compensation structure for our named executive officers that is competitive with the executive compensation offered by comparable public companies.

We believe a significant portion of executive compensation should be based on performance, both of the overall company and the individual, and we have designed our elements of compensation accordingly. Our executive compensation program ties a significant portion of current cash compensation directly to corporate performance. Our financial performance in fiscal 2013 resulted in significant decreases in cash incentive payments to our named executive officers for fiscal 2013 as compared to fiscal 2012. In addition, the Compensation Committee did not grant any performance or service-based restricted stock awards or units to any executive officers in fiscal 2013, but did grant annual service-based stock options. The performance criteria for vesting of existing performance-based awards to named executive officers for fiscal 2013 were not met and, as a result, no shares vested for fiscal 2013. See “—Fiscal Year 2013 Pay Implications.”

Material Elements of Our Executive Compensation Programs

In this section, we provide a discussion and analysis of the material elements of our compensation programs and policies, the material compensation decisions we made historically under those programs and policies with respect to our named executive officers, and the material factors considered in making those decisions. The Compensation Committee meets several times a year to consider, approve and revise, if necessary, our executive compensation program. The principal objectives and features are summarized as follows:

Components of Executive Compensation	Key Objectives, Features and Considerations
Base Salary

•   Base salary is linked to the competitive market environment for each position and is determined in light of each named executive officer’s role, responsibilities, experience, qualifications, length of service to the Company and corporate objectives, as well as each individual’s performance and contribution to the performance of the Company. The Compensation Committee uses compensation consultants from time to time and other advisors to assist it in assessing the competitive market environment.

•   The Compensation Committee also focuses on each named executive officer’s total compensation package, the overall state of the economy and results of the executive officers’ annual performance reviews, which evaluate the executive officers’ decision-making skills and his or her demonstrated skills in developing the individuals who report to them.

•   Increases, if any, to base salary are founded generally upon a subjective assessment of overall individual performance, internal equity, market trends and the Company’s performance.

•   In evaluating the Company’s performance, the primary consideration is our financial performance for the relevant annual period, with a focus on return on invested capital (“ROIC”) and operating income, each of which aligns executive and shareholder interests and is considered to have a strong correlation with shareholder value creation.

Annual Cash Incentives

•   Variable cash incentives are designed to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our named executive officers on performance goals intended to enhance shareholder value.

•   Operating income and ROIC are the primary measurements of performance for cash incentive awards because of our belief that each such measurement has a strong correlation with shareholder value.

Long-Term Equity Incentives

•   Awarding long-term equity incentives in the form of stock options, restricted stock awards and restricted stock units directly aligns the interests of our named executive officers and shareholders.

•   Vesting schedules and restrictions associated with performance-based and service-based restricted stock awards and restricted stock units effectively encourage the retention of our named executive officers and incentivize performance focused on long term Company-wide operational results.

•   In approving long-term equity incentives, the Compensation Committee focuses on our overall performance, the value of the proposed award, the amount and value of awards given in prior years, and the overall compensation package, with the ultimate goal of motivating, rewarding and retaining critical leadership through the efficient use of equity and the preservation of shareholder value.

•   Linking the personal financial interests of our named executive officers to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

Other Executive Benefits

•   We provide competitive benefits to our named executive officers, with the goal of attracting, motivating and retaining our named executive officers. Benefits generally include a 401(k) plan, a profit sharing plan, deferred compensation, paid time off, health insurance, vision insurance, dental insurance, life insurance, disability insurance and an employee stock purchase plan.

As described above, in evaluating the Company’s performance and in rewarding our named executive officers, emphasis is placed on ROIC and operating income, each of which is described and analyzed at length in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s periodic reports filed with the SEC. ROIC and operating income are defined as follows in the employment agreements with our executive officers:

Measurement	Definition and Features
Return on Invested Capital (“ROIC”)	• ROIC is an amount expressed as a percentage of the Company’s annual (or annualized) EBITDA[1] (net income plus interest expense, income taxes,

[1]

In our Form 10-K for the year ending June 30, 2013, ROIC was calculated by the Company to be 16%, excluding impairment charges of $28.2 million related to our enterprise resource planning (“ERP”) software project, as well as impairment charges of $20.6 million related to impairment of goodwill in our European and Brazilian business units. We provide a reconciliation of the differences between this non-GAAP financial measure and its most directly comparable GAAP financial measure in Appendix B to this proxy statement. For purposes of cash incentive payments for our named executive officers for fiscal 2013, ROIC and operating income was calculated by the Compensation Committee to be 11.1% and excluded a $15.1 million goodwill impairment charge related to our Brazilian POS & Barcode reporting unit. However, in calculating ROIC and operating income, the Compensation Committee did not exclude either the ERP impairment charges of $28.2 million or the $5.4 million impairment charges of goodwill related to our European business unit. For further information on the calculation of ROIC and operating income and its impact on our named executive officers’ compensation, see “Annual Cash Incentives” herein.

         depreciation and amortization) divided by average shareholders’ equity and interest-bearing debt (defined as the sum of shareholders’ equity at the beginning of the period added to the sum of shareholders’ equity at the end of the period, divided by 2, plus the average daily interest bearing debt for the period).

•   It is an important metric used by our management to monitor and evaluate our business performance because this measurement is viewed as optimally balancing our operating results with our asset and liability management.

•   Capitalization decisions have no impact on ROIC.

•   ROIC is a measure that is easily computed, communicated and understood, and is considered to have a strong correlation with shareholder value.

•   It is a non-GAAP metric that may be calculated to exclude extraordinary or one time events to provide an indicator of management’s efficiency at allocating the capital under its control to generate returns.

Operating Income

•   Operating income is the amount reflected for the line item identified as “Operating Income” on the Company’s audited and unaudited consolidated financial statements, though the Compensation Committee does have the discretion to make adjustments for extraordinary or one-time events.

In this proxy statement, you will find a series of tables containing specific information detailing the compensation earned or paid to our named executive officers in fiscal years ending June 30, 2013, 2012 and 2011. The discussion below is intended to provide additional detail, particularly with respect to the fiscal year ending June 30, 2013, to help you understand the information provided in this Executive Summary and in the executive compensation tables, and to put that information into context within our overall compensation program.

Fiscal Year 2013 Performance

In evaluating and monitoring the Company’s financial condition and operating performance, management emphasizes operating income and ROIC. Management uses ROIC, a non-GAAP measure, to assess its efficiency at allocating the capital under its control to generate returns.

•	Operating income for fiscal 2013 was adversely impacted by one-time, non-cash ERP and goodwill impairment charges totaling $48.8 million. The Company reported operating income of $51.0 million during fiscal 2013, which represents a decrease from the previous fiscal year’s operating income of $113.5 million.

•	In calculating ROIC as reported in the Company’s Form 10-K for fiscal 2013 for comparison purposes, the Company excluded impairment charges related to our ERP project and goodwill impairment related to our European and Brazilian business units. As a result our adjusted ROIC was reported as 16% in our Form 10-K for fiscal 2013. This percentage is lower than ROIC achieved by the Company in fiscal 2012 of 17.2%. See “Appendix B” for a further discussion of the calculation of ROIC.

Fiscal Year 2013 Pay Implications

The emphasis in our executive compensation program is performance-based pay. The Company’s financial performance during fiscal 2013 is reflected in the compensation of each of our named executive officers for fiscal 2013, particularly with respect to payouts pursuant to our annual cash incentive program and the forfeiture by certain named executive officers of performance-based restricted stock awards. Our cash incentive opportunity is designed generally such that if our financial results, as measured by ROIC and operating income, show a decline in the financial performance of the Company, our executives see a correspondingly equal impact on their cash incentive opportunity.

In reviewing the calculation of fiscal 2013 ROIC for the cash incentives for Messrs. Baur, Cleys, Benbenek, and Ms. Meade, the Compensation Committee excluded the impact of a $15.1 million goodwill impairment charge related to our acquisition of CDC Brasil (which is now our Brazilian POS and Barcode reporting unit). The purchase price negotiated by management for this acquisition included an earn-out structure with five annual payments through 2015. Accordingly, the goodwill we recorded at the time of the acquisition was partially based on estimated future earn-out payments. Although the Brazilian unit has been profitable since its acquisition in April 2011, it has not met, and is not anticipated to meet, the projections made in determining the original value of goodwill and the purchase price of CDC Brasil. The Compensation Committee noted that due to the pricing terms and structure of this acquisition as negotiated by management the Company will pay a lower price than forecasted and, because of this, an executive officer’s cash incentive should not be adversely affected by this goodwill impairment.

We believe that the cash incentive compensation paid to our named executive officers under their annual cash incentive arrangements appropriately reward the named executive officers for their contribution to our fiscal 2013 financial performance. The failure of the Company to reach certain financial objectives in fiscal 2013 which were tied to operating income and ROIC caused our named executive officers to earn a lower amount of cash incentives than they earned in fiscal 2012.

For fiscal 2013, based upon our financial performance and the individual performance of each named executive officer, the cash incentives paid to Messrs. Baur, Benbenek, Ellsworth and Ms. Meade aggregated to $953,800, which is a decrease of $1,234,894 from fiscal 2012. This represents a 55% decrease from the cash incentive amount paid in the aggregate to Messrs. Baur, Benbenek, Ellsworth and Ms. Meade in fiscal 2012 pursuant to our annual cash incentive program. Specifically, our CEO had a reduction of $979,313 in his cash incentive compensation in fiscal 2013, which represents a 66% decrease from the cash incentive compensation that he received for fiscal 2012. In addition, the vesting of certain restricted stock awards, which the Company previously granted to Mr. Ellsworth, Mr. Benbenek and Ms. Meade, was dependent upon the Company achieving operating income targets in fiscal 2013. Because the Company did not achieve the operating income targets, Mr. Ellsworth, Mr. Benbenek and Ms. Meade forfeited, in the aggregate, 6,148 shares of the Company’s common stock valued at $219,115, calculated using the closing price on the date of forfeiture.

We believe these results are appropriately aligned with the Company’s fiscal 2013 financial performance, and its impact on shareholder value. In addition, the total compensation of our named executive officers has increased or decreased during the fiscal years ending June 30, 2011, 2012 and 2013 as ROIC and operating income has increased or decreased. We believe this positive correlation between performance and pay appropriately motivates and rewards our named executive officers and is beneficial to both the Company and its shareholders.

In addition, we believe that it is important to link each of our named executive officers’ compensation and personal financial interests with long-term shareholder value creation. Accordingly, 47% of our Chief Executive Officer’s compensation in fiscal 2013, and 20% of the compensation of all other named executive officers, was paid in the form of long-term equity incentives.

Greater detail regarding the compensation of our named executive officers can be found within the 2013 Summary Compensation Table located within this proxy statement.

Objectives of Our Compensation Program

In general, we operate in a marketplace characterized by significant competition for talented executives. Continuity of personnel is a critical success factor to our business. The objective of our executive compensation program is to enable us to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives and enhance shareholder value. We also aim to establish executive compensation levels that correlate directly to the executive officer’s level of responsibility, with the compensation of executive officers carrying responsibility for multiple business units being tied to our performance as a whole. Additionally, we aim to provide our executive officers with incentive-based compensation tied to our performance in achieving growth and improved profitability, which aligns each executive’s opportunity with the interests of our shareholders. To do this effectively, our philosophy is that our compensation program must provide our executive officers with a total compensation package that is reasonable in relation to our performance, sufficiently competitive with the packages offered by competitors of similar size in our industry, and internally equitable.

How Executive Compensation is Determined and Assessed

The Compensation Committee establishes and reviews our executive compensation policies and practices, reviews the pay plans and approves equity awards offered to our named executive officers, oversees our equity-based plans, and considers such other compensation matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee consists of four non-employee directors who meet the standard for independence under NASDAQ rules. We believe that the Compensation Committee’s independence from management allows the Compensation Committee members to provide unbiased consideration of various elements that could be included in our executive compensation program and apply independent judgment about which elements will best achieve our compensation objectives.

The Compensation Committee meets several times a year to review and approve new and existing executive compensation programs and, if necessary, recommend approval to the Board of Directors. The Compensation Committee has not established a formal policy for the manner in which it allocates executive compensation between cash and non-cash components, short-term and long-term components, or among benefits, perquisites or other forms of non-cash compensation. Instead, the Compensation Committee focuses on the past performance and contribution of each named executive officer in determining the overall structure of executive compensation packages. The Compensation Committee determines the Chief Executive Officer’s compensation. The Compensation Committee also relies upon the recommendations of the Company’s management team, particularly Mr. Baur, our Chief Executive Officer, regarding the compensation of the named executive officers other than the Chief Executive Officer. The Chief Executive Officer, with input from other executive officers, reviews the performance of each of the named executive officers (the Chief Executive Officer’s performance for compensation purposes is reviewed solely by the Compensation Committee) and presents recommendations for compensation adjustments, including any adjustments to base salary, variable compensation and/or equity awards, to the Compensation Committee.

During the fiscal year ended June 30, 2013, the Compensation Committee met six times for the express purpose of discussing executive compensation matters. The Compensation Committee has the authority to hire outside advisors and experts, including compensation consultants, to assist it. The Compensation Committee retained the services of a compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”), in fiscal 2013 to assist it with executive officer compensation in light of our new worldwide management structure based on our technology strategy.

In particular, the Compensation Committee requested that Pearl Meyer provide it with a design for cash incentive opportunities for our executive and senior officers that would align them with shareholders and compliment the new management and business structure. Pearl Meyer provided the Compensation Committee with information on cash incentive opportunities provided by a peer group of public distribution companies. These companies consisted of: Ingram Micro, Tech Data (2011), Avnet, Arrow Electronics, SYNNEX, Anixter International, Insight Enterprises, PC Connection, PC Mall and Agilysis. The Compensation Committee used the analysis prepared by Pearl Meyer to obtain a general understanding of current cash incentive policies and designs used by this peer group. The Company used this information as a calibration point in arriving at variable compensation targets for executive officers.

The Compensation Committee with the assistance of Pearl Meyer created a new cash incentive design for the executive officers for fiscal 2014. The design provides that each executive officer’s cash incentive opportunity will be expressed as a percentage of his or her base salary and earned based on operating income results as compared to pre-established threshold and stretch goals. In addition, the target bonus may be modified by ROIC results. Individual performance results will also be factored into the cash incentive opportunity. For example, if an executive performs significantly below expectations, he or she will not earn a bonus regardless of our financial performance. If the executive exceeds expectations, he or she will be entitled to an additional cash bonus up to 20% of the target bonus based on operating income as modified by ROIC. The maximum bonus for any executive officer will be 200% of his or her target bonus.

As required by SEC rules, the Compensation Committee assessed the independence of Pearl Meyer and concluded that the work of Pearl Meyer had not raised any conflict of interest for the 2013 fiscal year.

During fiscal 2013, Pearl Meyer worked only for the Compensation Committee and performed no additional services for the Company or any of its named executive officers. The Compensation Committee Chairman approved all work performed by Pearl Meyer and received and approved copies of all invoices for services submitted by Pearl Meyer. During fiscal 2013, the Compensation Committee did not use the services of any other compensation consultant.

Elements of Compensation

Our compensation program for our named executive officers consists of three core elements: base salary, cash incentives and long-term equity incentives. We also provide our named executive officers with retirement benefits, severance benefits and change in control benefits. The employment agreements with each of our named executive officers and the equity award agreements for certain of our named executive officers set forth their respective compensation components, as described below. As previously mentioned, the Company amended the employment agreements of certain members of its executive management team in connection with the management restructure effective July 1, 2013.

Base Salary

Base salaries for each of our named executive officers are described in the employment agreements between each named executive officer and the Company. Increases, if any, in base salary are determined through a subjective assessment of each named executive officer’s performance, in light of his or her responsibilities, goals and objectives, his or her position with the Company and our overall performance during prior periods. Any relevant market trends and internal compensation equity issues also may be considered, including each named executive officer’s distribution industry experience relative to others. All named executive officer employment agreements require an annual review of base salary by the Compensation Committee, which at its complete and sole discretion may provide for a base salary increase. In evaluating our performance, the primary focus is upon financial performance for the relevant annual period, measured generally by ROIC and operating income. The base salaries for each of our named executive officers during the fiscal year ending June 30, 2013, were as follows:

Named Executive Officer	Base Salary
Mr. Baur	$800,000
Mr. Benbenek	$378,000
Mr. Ellsworth	$243,000
Mr. Mathis[2]	$325,000
Ms. Meade	$270,800
Mr. Cleys[3]	$307,800

Base salaries are reviewed annually by the Compensation Committee and adjusted appropriately. In addressing the base salaries of each of our named executive officers, the Compensation Committee considered the total compensation packages for Messrs. Baur and Mathis and Ms. Meade and determined that their existing base salaries were not in need of adjustment, given the performance incentives included in each of their compensation packages. The Compensation Committee approved amendments to Messrs. Ellsworth’s and Benbenek’s employment agreements that resulted in an increase in Mr. Ellsworth’s salary and a reduction in Mr. Benbenek’s salary. The annual base salaries of the named executive officers (other than Mr. Cleys who retired December 31, 2012), effective July 1, 2013, are as follows:

Named Executive Officer	Base Salary
Mr. Baur	$800,000
Mr. Benbenek[4]	$335,000
Mr. Mathis	$325,000
Mr. Ellsworth	$275,000
Ms. Meade	$270,800

The Compensation Committee increased Mr. Ellsworth’s base salary in fiscal 2014 to bring it more in line with market pay for comparable positions with comparable public companies.

Annual Cash Incentives

Variable cash incentives reward our named executive officers for the attainment of pre-determined performance metrics and provide an incentive for continued performance in the future. This component of compensation has also been used to reward our named executive officers for business growth opportunities and the profitability of the Company as a whole. The fiscal 2013 cash incentives for Messrs. Baur and Benbenek and Ms. Meade were based on performance metrics of our operating income and ROIC, as specified in their employment agreements. The fiscal 2013 cash incentive for Mr. Mathis and Mr. Cleys was based on ROIC, growth in operating income, and an accounts receivable aging metric determined by our Chief Executive Officer. Mr. Ellsworth’s annual cash incentive for fiscal 2013 was based upon his performance and attainment of established management and performance goals.

Due to the reductions of operating income and ROIC measures in fiscal 2013, our Chief Executive Officer experienced a 20.1% reduction in total compensation for fiscal 2013 compared with fiscal 2012. In addition, our

[2]	Mr. Mathis was appointed the Chief Financial Officer effective December 17, 2012. Although Mr. Mathis served only part of the fiscal year, his salary is provided on an annualized basis.
[3]	Mr. Cleys retired effective December 31, 2012. Although Mr. Cleys only served for part of the fiscal year, his salary is provided on an annualized basis.
[4]	Mr. Benbenek was a named executive officer for the fiscal year ended June 30, 2013, but is no longer designated as an executive officer of the Company.

other named executive officers as of June 30, 2013 experienced a 17.7% reduction in total compensation for fiscal 2013 compared to fiscal 2012. In reviewing the calculation of fiscal 2013 ROIC for the cash incentives for Messrs. Baur, Cleys, Benbenek, and Ms. Meade, the Compensation Committee excluded the impact of a $15.1 million goodwill impairment charge related to our acquisition of CDC Brasil (which is now our Brazilian POS and Barcode reporting unit). The purchase price negotiated by management for this acquisition included an earn-out structure with five annual payments through 2015. Accordingly, the goodwill we recorded at the time of the acquisition was partially based on estimated future earn-out payments. Although the Brazilian unit has been profitable since its acquisition in April 2011, it has not met, and is not anticipated to meet, the projections made in determining the original value of goodwill and the purchase price of CDC Brasil. The Compensation Committee noted that due to the pricing terms and structure of this acquisition as negotiated by management the Company will pay a lower price than forecasted and, because of this, an executive officer’s cash incentive should not be adversely affected by this goodwill impairment. The Company also recorded a non-cash impairment charge during fiscal 2013 of $28.2 million related to its enterprise resource planning project software as well as a $5.4 million pre-tax, non-cash impairment charge related to its European Communications unit. However, the Compensation Committee did not exclude either of these charges from the calculation of ROIC or operating income calculations used for the determination of executive compensation.

ROIC is used as a performance measurement for several reasons: (i) it is the primary metric relied upon by our management to monitor and evaluate our business performance, (ii) we believe that it is the preferred measurement that best balances our operating results with our asset and liability management, (iii) capitalization decisions have no impact on ROIC., (iv) it is easily computed, communicated and understood by employees and shareholders alike, and (v) it is considered to have a strong correlation with shareholder value. For these reasons, we establish variable cash incentives for certain of our named executive officers contingent on the Company achieving ROIC levels that we believe will influence our executive officers’ decisions in a manner that will benefit our shareholders.

For Messrs. Baur and Benbenek and Ms. Meade, the actual dollar value of the cash incentive award is calculated as a percentage of operating income. For Mr. Baur, the percentage of operating income which he receives as a cash incentive award is determined by ROIC performance. For Mr. Benbenek and Ms. Meade, the target amounts of variable cash incentive are 0.35% and 0.25% of operating income, respectively, though the actual amount paid to Mr. Benbenek and Ms. Meade is dependent upon ROIC performance. We believe this effectively aligns the financial interests of each executive officer with our performance and profitability.

For Mr. Mathis and Mr. Cleys, the actual dollar value of the cash incentive award was determined based on a mix of (i) the Company’s ROIC performance, which accounts for 40% of the target variable cash award and varies based on the ROIC of the Company; (ii) growth in operating income, which accounts for 40% of the cash incentive award and varies based on actual operating income growth; and (iii) specific goals determined by the Company’s Chief Executive Officer and approved by the Compensation Committee related to aging of accounts receivable, which accounted for 20% of the cash incentive award.

While ROIC and operating income were used as performance metrics for calculating the cash incentive award paid to Messrs. Baur, Benbenek, Cleys, and Mathis and Ms. Meade in fiscal 2013, the formula for calculating the dollar value of the cash incentive award is different for each executive officer. The formula for each such executive officer for fiscal 2013, as set forth in each executive officer’s employment agreement, was subjectively determined based on an evaluation of our historical performance and the growth expectations and metrics developed from that evaluation. Factors such as the named executive officer’s scope of responsibility, our past performance, with the results of the most recent fiscal years being emphasized, the general consensus of the Compensation Committee, Board of Directors and executive management team regarding the forecast for at least the next two fiscal years, and other internal or external factors affecting our business model were also generally considered. The Compensation Committee also considered the need to set the formula for each executive officer at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of the target incentive compensation levels is rewarding to both the executive and to the shareholders.

For the fiscal year ended June 30, 2013, the cash incentives paid to our named executive officers under each of the cash incentive arrangements set forth in their respective employment agreements aggregated to $1,028,781, or approximately 1.6% of operating income as adjusted to exclude the impact associated with a $15.1 million goodwill charge related to our Brazilian POS and Barcode reporting unit. The mechanics and methodology of determining the amount, if any, of the cash incentive award for each named executive officer are set forth in each of their respective employment agreements with the Company. For Messrs. Baur and Benbenek and Ms. Meade, the Compensation Committee structured the cash incentive portion of their total compensation to be tied solely to ROIC and operating income as adjusted to exclude the impact associated with a $15.1 million goodwill charge related to our Brazilian POS and Barcode reporting unit. The specific cash awards for each named executive officer for fiscal 2013 are detailed below.

Mr. Baur. For the fiscal year ended June 30, 2013, Mr. Baur’s annual cash incentive award, reflected as a percentage of operating income, was calculated as follows:

Return on Invested Capital	% of Operating Income
Greater than 30%	1.75%
30% or less and greater than 25%	1.65%
25% or less and greater than 23%	1.60%
23% or less and greater than 20%	1.50%
20% or less and greater than 17%	1.30%
17% or less and greater than 13.5%	1.10%
13.5% or less and greater than 10%	0.75%
10% or less	0

The Company’s ROIC for fiscal 2013 was calculated to be 11.1%, and Mr. Baur’s fiscal 2013 bonus award was determined to be $496,395.

Mr. Baur voluntarily agreed to forgo for fiscal 2014 a portion of his incentive compensation under his employment agreement for a more limited variable compensation design with a target bonus opportunity of 150% of his base salary and a cap of 200% of his base salary.

Mr. Benbenek. Mr. Benbenek’s target cash incentive opportunity, reflected as a percentage of operating income, was 0.35% of our operating income for fiscal 2013. The amount of Mr. Benbenek’s annual cash incentive award was calculated by multiplying operating income by a factor of .0035 and by a percentage, as follows:

Return on Invested Capital	% for Calculation
Greater than or equal to 30%	115%
25% or more and less than 30%	110%
20% or more and less than 25%	100%
10% or more and less than 20%	90%
Less than 10%	70%

The Company’s ROIC for fiscal 2013 was calculated to be 11.1%, and Mr. Benbenek’s fiscal 2013 bonus award was determined to be $208,485.90.

Ms. Meade. Ms. Meade’s target cash incentive opportunity, reflected as a percentage of operating income, was 0.25% of our operating income for fiscal 2013. The amount of Ms. Meade’s annual cash incentive award was calculated by multiplying operating income by a factor of .0025 and by a percentage, as follows:

Return on Invested Capital	% for Calculation
Greater than or equal to 30%	115%
25% or more and less than 30%	110%
20% or more and less than 25%	100%
10% or more and less than 20%	90%
Less than 10%	70%

The Company’s ROIC for fiscal 2013 was calculated to be 11.1%, and Ms. Meade’s fiscal 2013 bonus award was determined to be $148,918.50. For fiscal 2014, Ms. Meade’s target cash incentive opportunity will be based on performance and management goals established by the Compensation Committee based on our new executive cash incentive program. Ms. Meade’s target amount of cash incentive for fiscal 2014 will be 75% of her base salary with a maximum of 200% of her target bonus.

Mr. Mathis. For fiscal 2013, Mr. Mathis’ annual cash incentive award was determined by the Compensation Committee, with input from the Chief Executive Officer, based upon the achievement of goals in the following areas: (i) our ROIC, which accounted for 40% of Mr. Mathis’ target annual cash incentive; (ii) our growth in operating income, which accounted for 40% of Mr. Mathis’ target annual cash incentive; and (iii) our aging of accounts receivable, which accounted for 20% of Mr. Mathis’ target annual cash incentive. Mr. Mathis’ maximum annual cash incentive opportunity for fiscal 2013, based on 6.5 months of service, was approximately $81,250 prorated for his length of employment during the fiscal year. The annual cash incentive award based upon ROIC was determined as follows:

Return on Invested Capital	Annual Cash Incentive
Greater than or equal to 25%	$60,000
20% or more and less than 25%	$50,000—$60,000, prorated
10% or more and less than 20%	$40,000—$50,000, prorated
Less than 10%	$0

Mr. Mathis was not penalized for any impairments due to the short-term nature of his employment and an ROIC of 16% was used in determining his cash incentive award. Mr. Mathis’ fiscal 2013 award for this portion of his annual cash incentive was determined to be $24,916.70.

Because operating income did not grow in fiscal 2013, Mr. Mathis did not receive any amount for this portion of his 2013 annual cash incentive.

Finally, Mr. Mathis’ annual cash incentive award associated with the aging of the accounts receivable of the Company was based upon specific goals established by the Chief Executive Officer and approved by the Compensation Committee, with a maximum annual cash incentive opportunity of $30,000 for this portion of Mr. Mathis’ total annual cash incentive opportunity. The specific goals established by the Chief Executive Officer for fiscal 2013 were as follows:

Aging of Accounts Receivable	Annual Cash Incentive
Less than 54 days	$30,000
54 days -57 days	$30,000—$25,000, prorated
57 days -59 days	$25,000—$20,000, prorated
More than 59 days	$0

Based upon an assessment of those goals by the Compensation Committee, Mr. Mathis’ fiscal 2013 award for this portion of his annual cash incentive was determined to be $15,347.22, causing his total fiscal 2013 annual cash incentive award to total $40,263.92. For fiscal 2014, Mr. Mathis’ cash incentive opportunity will be based on performance and management goals based on our new cash incentive opportunity program with a target cash incentive amount equal to 50% of his base salary and a maximum amount equal to 200% of his target bonus.

Mr. Ellsworth. For the fiscal year ending June 30, 2013, Mr. Ellsworth’s maximum annual cash incentive was $100,000, and was based on a subjective assessment of his performance and the attainment of management and performance goals established by the Compensation Committee, with input from our Chief Executive Officer. Based upon an assessment of these goals by the Compensation Committee, Mr. Ellsworth’s fiscal year 2013 cash incentive was determined to be $100,000. For fiscal 2014, Mr. Ellsworth’s cash incentive opportunity will be based on performance and management goals established in our new cash incentive opportunity program with a target amount equal to 45% of his base salary with a maximum amount equal to 200% of his target bonus.

Mr. Cleys. Mr. Cleys retired from the Company on December 31, 2012, but pursuant to his agreement with the Company he is entitled to receive a prorated portion of his cash incentive opportunity for fiscal 2013. His annual cash incentive was based upon the achievement of goals in the following areas: (i) our ROIC, which accounted for 40% of Mr. Cleys’ target annual cash incentive; (ii) our growth in operating income, which accounted for 40% of Mr. Cleys’ target annual cash incentive; and (iii) our aging of accounts receivable, which accounted for 20% of Mr. Cleys’ target annual cash incentive. Mr. Cleys’ maximum annual cash incentive opportunity for fiscal 2013 was $125,000 or $62,500 prorated for his length of employment during the fiscal year. The annual cash incentive award based upon ROIC was determined as follows:

Return on Invested Capital	Annual Cash Incentive
Greater than or equal to 25%	$60,000
20% or more and less than 25%	$50,000—$60,000, prorated
10% or more and less than 20%	$40,000—$50,000, prorated
Less than 10%	$0

The Company’s ROIC for fiscal 2013 was calculated to be 11.1%, and Mr. Cleys’ fiscal 2013 award for this portion of his annual cash incentive was determined to be $20,550.

Because operating income did not grow in fiscal 2013, Mr. Cleys did not receive any amount for this portion of his fiscal 2013 annual cash incentive.

Finally, Mr. Cleys’ annual cash incentive award associated with the aging of the accounts receivable of the Company was based upon specific goals established by the Chief Executive Officer, with a maximum annual cash incentive opportunity of $30,000 for this portion of Mr. Cleys’ total annual cash incentive opportunity. The specific goals established by the Chief Executive Officer for fiscal 2013 were as follows:

Aging of Accounts Receivable	Annual Cash Incentive
Less than 54 days	$30,000
54—57 days	$30,000—$25,000, prorated
57—59 days	$25,000—$20,000, prorated
More than 59 days	$0

Based upon an assessment of those goals by the Compensation Committee, Mr. Cleys’ fiscal 2013 award for this portion of his annual cash incentive was determined to be $14,166.67 causing his total fiscal 2013 annual cash incentive award to total $34,716.67.

Discretionary Cash Bonus

In addition to the cash incentives paid to our named executive officers under each of the annual cash incentive plans set forth in their respective employment agreements, in certain circumstances, the Compensation

Committee will approve discretionary cash bonuses for named executive officers. The Compensation Committee made a single discretionary cash bonus to Mr. Ellsworth, for $20,000, payable in fiscal 2014 for effort in fiscal 2013, in connection with human resources and compensation matters beyond his normal responsibilities.

Long-Term Equity Incentives

General Overview

Equity awards are a significant component of our executive officer compensation. We grant equity awards, currently in the form of stock options, restricted stock awards and/or restricted stock units, to promote the success and enhance the value of the Company by providing participants with an incentive for outstanding performance. Equity awards are granted under the 2002 Plan, which is designed to align the interests of participants, including our named executive officers, with those of the shareholders by linking a portion of their compensation directly to increases in shareholder value. We are proposing that our shareholders approve a new stock incentive plan, the 2013 Long Term Incentive Plan, which will replace the 2002 Plan. See “Proposal Three—Approval of ScanSource, Inc. 2013 Long Term Incentive Plan.” Equity-based awards also provide the Company with the flexibility to motivate, attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent. We believe that equity awards provide long-term incentives to executive officers because they tie the executive officers’ financial interests to those of our shareholders.

We maintain a formal Equity Award Grant Policy whereby equity awards to employees are made by, or with the oversight of, the Compensation Committee, and equity awards to directors are made by, or with the oversight of, the Board. Under the policy, the Compensation Committee has delegated limited authority to our Chief Executive Officer to make awards to newly-hired or newly-promoted employees who are not officers or directors under Section 16(a) of the Exchange Act or “covered employees” under Code Section 162(m), subject to individual grant limits of either (but not both) options or stock appreciation rights (or similar awards) for up to 40,000 shares, or restricted awards or restricted stock units (or similar awards) for up to 15,000 shares. The Compensation Committee must approve other equity awards to employees, including grants to officers under Section 16(a) of the Exchange Act and to “covered employees” under Code Section 162(m), and either the Board or the Compensation Committee must approve equity grants in connection with a merger, acquisition or similar transaction. Under the policy, our General Counsel and Chief Financial Officer oversee the documentation of and accounting for equity award grants.

The Compensation Committee historically has granted annual service-based equity awards to employees based on merit and which typically vest over a three-year period, provided that the grantee remains employed with the Company through each vesting date. The grant date for annual equity awards is typically the date following the annual shareholders meeting, provided that such grants must be made during an open “window” for stock transactions (under our insider trading compliance program). In the event that the scheduled annual grant date following the annual shareholders meeting does not occur during an open window with respect to the participant, the annual grant for such participant will occur at the next Compensation Committee meeting that occurs during an open window. The annual grant date for senior officers is the same as the annual grant date for other employees unless the Compensation Committee determines otherwise.

In addition to the annual service-based equity awards discussed above, the Compensation Committee, from time to time, also grants to certain of our named executive officers additional performance-based restricted stock awards and/or restricted stock units that contain both performance and service vesting conditions over a multi-year period. These combined performance and service-based awards are discussed in greater detail below. There were no grants of additional performance-based restricted stock awards and/or restricted stock units in fiscal 2013. See—“Employment, Severance and Change in Control Agreements—Restricted Stock Awards and Restricted Stock Units.”

The Compensation Committee also may meet quarterly, or more often as required, to make special grants of equity awards in the case of the hiring or promotion of persons who are Section 16 officers or Code

Section 162(m) “covered employees” or other eligible persons, or in other situations not involving annual grants. The grant date for non-annual grants approved by the Compensation Committee is the date of the Compensation Committee meeting at which such grants are approved, provided that the meeting occurs during an open window, except in the case of newly hired or newly promoted officers or employees, in which case the grant date is the fifth trading day of the next month (or, if the window is closed on that date, the first succeeding trading day when the window is open). New hire or promotion grants made by the Chief Executive Officer also occur on the fifth trading date of the month following hire and CEO approval of the grant, provided that the window is open on such date (or, if the window is not open on such date, on the first succeeding trading day when the window is open). In any event, all equity awards must be made during an open window with respect to such person. On January 29, 2013, the Compensation Committee granted options to purchase 10,000 shares of common stock to Mr. Mathis in connection with his hire in December 2012.

The number of shares subject to service-based stock options or restricted stock awards or restricted stock units granted by the Compensation Committee to our executives in a given year is based on, among other things, overall Company performance, the number of shares available for awards under the 2002 Plan or successor plan, the value of the proposed award, the amount of options and/or shares of restricted stock or restricted stock units awarded in prior years, and total compensation, with the ultimate purpose of motivating, rewarding and retaining executive officers while maintaining efficient use of equity and preserving shareholder value.

The exercise price of all stock options granted by the Compensation Committee, including grants by our Chief Executive Officer pursuant to delegated authority, cannot be less than 100% of the fair market value (as determined under the applicable stock plan) of the common stock on the date of the grant. Stock options generally are subject to a three-year vesting schedule and a 10-year term. Restricted stock awards and restricted stock units that are not performance-based generally are subject to a three-year vesting schedule. In addition, vesting of such awards accelerates on a change of control followed by termination in certain instances. In certain circumstances, the option term may be reduced due to termination of employment, death or disability of a participant.

The Compensation Committee will continue to consider the use of stock options, restricted stock awards and restricted stock units for future grants to all named executive officers.

Service-Based Equity Awards

Long-term equity incentives were awarded to our named executive officers (other than to Mr. Cleys who had indicated his intent to retire in January 2012 and retired effective December 31, 2012) in the fiscal year ended June 30, 2013, in the form of stock options. Each of the following stock options vests and becomes exercisable in one-third increments on the anniversary of the grant date over three years, subject to the continued employment of the executive officer on the applicable vesting date.

Named Executive Officer	Form of Equity Incentive Award	Amount of Shares
Mr. Baur	Stock Option	53,506
Mr. Benbenek	Stock Option	14,725
Mr. Ellsworth	Stock Option	6,620
Mr. Mathis	Stock Option	10,000
Ms. Meade	Stock Option	10,854

In addition, on August 21, 2012, the Compensation Committee granted to Mr. Baur a nonqualified stock option (the “August 2012 option”) for 66,761 shares at an option price equal to $34.35 per share (which price was above the fair market value of the common stock on the grant date). The August 2012 option was granted in connection with the amendment and reduction of a prior grant to Mr. Baur from December 2, 2011 by the same number of options at the same option price. The reduction was necessary in order to comply with the annual 200,000 share participant option limitation imposed under the Company’s 2002 Long-Term Incentive Plan. The

August 2012 option vested or will vest in ratable installments on each of December 2, 2012, December 2, 2013 and December 2, 2014, subject to the continued service of Mr. Baur on each vesting date, has a 10-year term, and is subject to the customary terms of nonqualified stock options granted under the 2002 Plan.

The Compensation Committee has historically granted stock options to Messrs. Baur and Benbenek rather than restricted stock awards or restricted stock units as their annual service-based awards. The Compensation Committee granted stock options to the other named executive officers in fiscal 2013 rather than restricted stock awards or restricted stock units to further align executive officer compensation with the performance of our common stock.

Performance- and Service-Based Equity Awards

To further strengthen the performance objectives of our long-term equity incentives, the Compensation Committee since 2009 has historically included performance- and service-based restricted stock awards and restricted stock units as a part of long-term incentives for named executive officers. These performance-based awards are generally staggered, resulting in new performance-based awards each year with two year goals. The result of establishing awards with multiyear goals has, depending on the goals for the specific year such grant is approved, resulted in executive officers having different performance targets for a given year. The Compensation Committee did not grant any performance and service-based restricted stock awards or restricted stock units to any of the named executive officers in fiscal 2013, but did grant annual service-based stock options.

In June 2011, in connection with the amendment and restatement of their employment agreements with the Company, the Compensation Committee granted a restricted stock award to (a) Mr. Benbenek for 6,134 shares of our common stock and (b) to Ms. Meade for 4,600 shares of our common stock. Each award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2012, and (ii) the Company’s operating income for the fiscal year ended June 30, 2012 equals or exceeds $115 million, and (b) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2013, and (ii) the Company’s operating income for the fiscal year ended June 30, 2013 equals or exceeds $125 million.

In May 2012, the Compensation Committee granted a performance- and service-based restricted stock unit award to Mr. Ellsworth for 1,563 shares of our common stock. The award is subject to both performance- and service-based requirements. Specifically, the award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2013, and (ii) the Company’s operating income for the fiscal year ended June 30, 2013, equals or exceeds $114,904,000, and (b) up to 50% of the shares subject to the award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2014, and (ii) the Company’s operating income for the fiscal year ended June 30, 2014, equals or exceeds $121,627,000.

In connection with the restricted stock awards and restricted stock units granted to Messrs. Benbenek and Ellsworth and Ms. Meade, the Compensation Committee retained the right, in its sole discretion, to reduce the number of shares of common stock deemed earned and vested. Such negative discretion of the Compensation Committee is limited to 50% of the number of shares subject to a particular tranche. The Compensation Committee determines if such reduction is appropriate based on the Compensation Committee’s evaluation of the named executive officer’s performance in certain designated areas. The Compensation Committee determined that it was important to include this provision so that it had the ability to reduce the award if an individual executive officer’s job performance did not meet the expectations of the Compensation Committee.

The Compensation Committee met in August 2013 and reviewed our audited financial statements for the fiscal year ended June 30, 2013. The Compensation Committee met and determined that the performance criteria set forth in the June 2011 award agreements for Ms. Meade and Mr. Benbenek with respect to operating income for the fiscal year ended June 30, 2013 were not met and as a result, such shares did not vest. In addition, the Compensation Committee met and determined that the performance criteria set forth in the May 2012 award agreement for Mr. Ellsworth with respect to the operating income for the fiscal year ended June 30, 2013 were not met and, as a result, such shares did not vest.

Other Executive Benefits, Including Perquisites, Retirement Benefits and Deferred Compensation

We provide certain of our named executive officers with certain perquisites, retirement, deferred compensation and other benefits that the Compensation Committee believes are consistent with our goal of attracting, motivating and retaining key executive officers.

Our named executive officers are eligible to participate in our tax qualified 401(k) plan to the same extent that our other employees are eligible to participate. The plan provides for an annual match of up to $800 that vests over a five-year period. Participants in our 401(k) plan are also eligible for any annual discretionary profit sharing contributions (authorized by the Compensation Committee). These contributions vest over a five-year period. For fiscal 2013, the Compensation Committee authorized discretionary profit sharing contributions to the 401(k) plan for all of our employees, including our named executive officers. The amount allocated is calculated as a percentage of eligible cash compensation up to $250,000. The amount allocated to each named executive officer for fiscal 2013 was the same percentage as for all of our employees, but the amount allocated was capped at $23,859.89. See “Summary Compensation Table—All Other Compensation” for the amounts received by our named executive officers.

We maintain a deferred compensation plan pursuant to which named executive officers may defer a portion of their annual compensation. Participants’ funds are invested among various funds designated by the plan administrator (and currently may not be invested in our common stock). We may make matching contributions that vest over a five-year period. Participants become fully vested in any matching contributions upon a change in control of the Company and upon their death, disability, or after attaining age 55 with at least ten years of service. We maintain a deferred compensation plan to provide a competitive benefit and to facilitate adequate savings for retirement on a tax efficient basis for our named executive officers.

Our named executive officers are entitled to participate in our health, vision, dental, paid time off, life, disability and employee stock purchase plans to the same degree that our other employees are entitled to participate. In addition, our named executive officers participate in a supplemental long-term disability plan.

In fiscal 2013 our Chief Executive Officer voluntarily amended his employment agreement to forfeit his annual perquisite allotment of $50,000 which had previously been granted to him in his employment agreement by the Compensation Committee. The Company has no annual perquisite allotments for any employee.

Tax and Accounting Considerations

The Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive officer. The accounting and tax treatment of compensation generally has not been a material factor in determining the amount of compensation for our named executive officers.

Code Section 162(m) places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to any one of our covered employees (generally, our chief executive officer and the three most highly compensated officers other than the chief executive officer and the chief financial officer). Compensation that qualifies as “performance-based compensation” under Code Section 162(m) is not subject to this $1,000,000 limitation. As a general matter, the Compensation Committee intends to structure compensation paid to covered employees in a manner intended to maximize deductibility of executive compensation under Code Section 162(m), although it retains the discretion not to do so if necessary to compensate executives in a manner the Compensation Committee deems to be commensurate with performance and the competitive landscape for executive talent. Generally, the variable compensation provisions in the employment agreements with our named executive officers (except for Mr. Ellsworth) are designed to constitute compensation that qualifies as “performance-based compensation” under Code Section 162(m). In addition, our 2002 Plan is structured so that compensation intended to qualify as “performance-based compensation” under Code Section 162(m) will also, to the extent practicable, be exempt from the $1,000,000 limitation. Specifically, performance-based restricted stock awards, performance-based restricted stock units and stock options granted to covered employees under the 2002 Plan generally are designed to qualify as performance-based compensation. Although the Internal Revenue Service does not consider service-based restricted stock awards and restricted stock units, which we also grant to certain named executive officers, to be performance-based for purposes of Code Section 162(m), none of the named executive officers receiving such awards earned compensation (as defined under Code Section 162(m)) in excess of $1,000,000, so we have not foregone any deductions with respect to such awards.

The Company accounts for equity-based compensation using the provisions of Financial Accounting Standards Board Accounting Standards Codification 718, Accounting for Stock Compensation (“ASC 718”), which requires the recognition of the fair value of equity-based compensation and applies to all awards granted, modified, cancelled or repurchased. Equity-based compensation is estimated at the grant date based on the fair value of the awards, in accordance with the provisions of ASC 718. Since this compensation cost is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has elected to expense grants of awards with graded vesting on a straight-line basis over the requisite service period for each separately vesting portion of the award.

New Cash Incentive Opportunity Design for Fiscal 2014

The Compensation Committee with the assistance of Pearl Meyer created a new cash incentive design for the executive officers for fiscal 2014. The new structure is intended to align the Company’s cash incentive opportunity with the new management structure based on technology segments. The design provides that each executive officer’s cash incentive opportunity will be expressed as a percentage of his or her base salary and earned based on operating income results as compared to pre-established threshold and stretch goals. In addition, the cash incentive may be modified by ROIC results. Individual performance results will also be factored into the cash incentive opportunity. For example, if an executive performs significantly below expectations, he or she will not earn a bonus regardless of our financial performance. If the executive exceeds expectations, he or she will be entitled to an additional cash bonus up to 20% of the bonus earned based on operating income as modified by ROIC. The maximum bonus for any executive officer will be 200% of his or her target bonus.

In connection with the implementation of our new world-wide management structure and our new executive officer cash incentive opportunity design effective July 1, 2013, we amended employment agreements for each of Mr. Benbenek, Ms. Meade, Mr. Mathis, and Mr. Ellsworth. Mr. Baur also voluntarily agreed to forego for fiscal 2014 a portion of the incentive compensation to which he would otherwise be entitled under his existing employment agreement for a more limited variable compensation design with a bonus opportunity equal to 150% of his base salary and subject to a cap of 200% of his base salary.

As a result of the changes to the management structure, Mr. Benbenek was appointed to the new position of Senior Vice President of Worldwide Operations and Integration Support and ceased to be designated as an executive officer of the Company. In connection with the reorganization, Mr. Benbenek’s employment agreement was amended to reduce his base salary to $335,000 annually, as well as amending Mr. Benbenek’s variable portion of his compensation to provide a target annual incentive equal to 50% of his base salary based on management and performance goals established by the Company’s Chief Executive Officer and approved by the Compensation Committee. In addition, Mr. Benbenek’s employment agreement was amended to remove the provisions relating to compensation in the event of a change in control.

Ms. Meade’s employment agreement was amended to reflect her new position of Executive Vice President of Corporate Development and Chief Information Officer. Ms. Meade’s variable portion of her compensation will be a target amount equal to 75% of her base salary with a maximum of 200% of her target bonus based on performance and management goals established by the Compensation Committee based on our new fiscal 2014 cash incentive program.

Mr. Ellsworth’s employment agreement was amended to provide an increase in his base salary to $275,000 annually. The variable portion of his compensation was amended to provide that his variable compensation will be based on performance and management goals established in our new cash incentive opportunity program with a target amount equal to 45% of his base salary with a maximum amount equal to 200% of his target bonus.

Mr. Mathis’ employment agreement was amended to provide that the variable portion of his compensation will be an amount determined by the Compensation Committee, with input from the Chief Executive Officer based on performance and management goals established by the Chief Executive Officer and approved by the Compensation Committee with a target amount equal to 50% of his base salary with a maximum amount equal to 200% of his target bonus.

Except as described above, our employment agreements with our executive officers remained unchanged. All of the employment agreements with our named executive officers (other than our current agreement with Mr. Benbenek which does not contain any provision relating to compensation in the event of a change in control) contain a double trigger change in control arrangement, such that severance benefits are not payable upon a change in control unless a termination of employment by the executive also occurs within a specified time after the change of control as a result of the failure of the Company or the successor entity to offer the executive a new employment agreement with the same or better compensation and terms and conditions of employment. As a result, the Company has sole control over whether change in control severance benefits are triggered. In addition, there are no tax gross up benefits included within the employment agreements. Please see “Potential Payments upon Termination or Change in Control” below for a detailed description of the severance benefits, and “Employment, Severance and Change in Control Agreements” below for a detailed description of such agreements.

Compensation Risk Analysis

We have assessed our compensation programs for all employees and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards. During fiscal 2013, the Compensation Committee reviewed our compensation policies and practices for all employees, including our named executive officers, particularly as they relate to risk management practices and risk-taking incentives. As part of its review, the Compensation Committee discussed with management the ways in which risk is effectively managed or mitigated as it relates to our compensation programs and policies.

Based on this review, the Compensation Committee believes that our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation. The following features of our executive incentive compensation program illustrate this point.

•	Our compensation program design provides a balanced mix of cash and equity and annual and long-term incentives that are designed to encourage strategies and actions that are in the Company’s and our shareholders’ long-term best interests. Equity awards such as restricted stock awards and restricted stock units reinforce our long-term performance perspective.

•	Our performance goals and objectives generally reflect a mix of corporate and other performance measures designed to promote progress towards our longer-term goals.

•	A significant component of each of our executive officers’ total direct compensation consists of long-term, equity-based incentive awards that are designed to encourage executive officers to focus on sustained stock price appreciation.

•	Equity awards typically have vesting schedules of three years and, in some cases, have performance-based vesting components as well; executive officers thus typically will always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•	Equity incentive awards are granted periodically, typically annually, during open window periods and under an established equity grant program.

•	Our overall compensation of our named executive officers is at reasonable and sustainable levels, as determined by a review of historical analysis and a review of our economic positions and prospects, as well as the compensation offered by comparable companies.

•	The Compensation Committee typically reviews tally sheets and/or market references before making pay decisions relative to named executive officers.

•	The Compensation Committee retains, in certain cases, discretion to reduce compensation based on corporate and individual performance and other factors.

•	Equity awards are subject to annual limitations on the number of shares that may be awarded during any year. The typical Company compensation structure has a threshold and maximum for cash bonuses.

•	The target levels under our annual cash bonus program are designed to be set at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of such levels is rewarding to both the executive officer and the shareholders.

•	Executive officer base salaries are consistent with executive officers’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

•	Our implementation of an internal reporting system ensures a more consistent and ongoing assessment of financial results used to determine payouts.

•	Board and management processes are in place to oversee risk associated with our compensation programs, including but not limited to quarterly business performance reviews by management and the full Board where key financial metrics such as operating income and ROIC are reviewed and assessed.

•	Officers must obtain permission from our General Counsel before the sale of any shares, even during an open trading period.

Based on a combination of the above, we believe that (i) our named executive officers and other employees are encouraged to manage the Company in a prudent manner because our compensation programs are aligned with our business strategy and risk profile, and (ii) our incentive programs are not designed to encourage our named executive officers or other employees to take excessive risks or risks that are inconsistent with our best interests. In addition, we have in place various controls and management processes that help mitigate the potential for incentive compensation plans to have a material adverse affect on the Company.

2013 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that we paid to our named executive officers or that was otherwise earned by our named executive officers for their services in all capacities during the fiscal years ended June 30, 2013, June 30, 2012 and June 30, 2011.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
Michael L. Baur Chief Executive Officer	2013	800,000		—		—		1,334,784	496,395		232,955	2,864,134
	2012	803,077		—		—		1,021,931	1,475,708		284,954	3,585,670
	2011	803,077		—		—		2,315,836	1,696,634	(5)	288,917	5,104,464

Charles A. Mathis	2013	175,000	(6)	—		—		111,503	40,264		39,692	366,459
Vice President and Chief Financial Officer

R. Scott Benbenek	2013	378,000		—		—		169,573	208,486		133,678	889,737
President of Worldwide Operations	2012	379,454		—		214,001		207,101	357,575		161,240	1,319,371
	2011	351,346		—		200,030	(12)	470,133	393,256		90,600	1,505,365

Andrea D. Meade	2013	270,800		—		—		124,995	148,919		61,591	606,305
Executive Vice President	2012	271,842		—		248,316		—	255,411		60,016	835,585
of Operations and Corporate Development	2011	235,904		40,000	(7)	405,005	(13)	—	280,897		47,820	1,009,626

John J. Ellsworth	2013	243,000		20,000	(8)	—		76,236	100,000		90,677	529,913
Vice President, General	2012	243,935		—		201,481	(14)	—	100,000		65,159	610,575
Counsel and Corporate Secretary	2011	225,865		45,000	(9)	155,531		—	50,000		44,372	520,768

Richard P. Cleys(10)	2013	155,084	(10)	—		—		—	34,717		262,782	452,583
Former Vice President	2012	308,984	(11)	—		200,776		—	73,041		107,102	689,903
and Chief Financial Officer	2011	286,096	(11)	15,000	(7)	256,193		—	129,167		53,715	740,171

(1)	Salary paid for fiscal years 2012 and 2011 includes one additional business day (261 business days, as opposed to a standard 260-day year).
(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 9 to our audited financial statements for the fiscal year ended June 30, 2013 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, accompanying this proxy statement. For Mr. Baur, the exercise price for 66,761 options granted on August 21, 2012 was above the fair market value of the common stock on the date of grant.
(3)	Reflects the value of cash incentives earned pursuant to our annual incentive bonus program. For information regarding our annual incentive bonus program, see the discussion in “Executive Compensation – Compensation Discussion and Analysis” in this proxy statement.
(4)	See the All Other Compensation table below for additional information.
(5)	Includes a $46,500 bonus to compensate Mr. Baur for the recovery of $3.1 million in a legal settlement from a former service provider. The associated expenses were included in the calculation and reduced his fiscal 2007-2008 cash incentive by the same amount.
(6)	Mr. Mathis was appointed Chief Financial Officer effective December 17, 2012.
(7)	Consists of a discretionary bonus for extraordinary effort in connection with the acquisition of CDC Brasil S.A.
(8)	Consists of a bonus payable in fiscal 2014 in connection with human resources and compensation matters beyond his normal responsibilities.
(9)	Consists of a $20,000 bonus for Mr. Ellsworth’s efforts in recovering $3.1 million in a legal settlement from a former service provider and a $25,000 bonus for his extraordinary effort in connection with the acquisition of CDC Brasil S.A.
(10)	Mr. Cleys retired as Chief Financial Officer as of December 31, 2012.
(11)	Does not include $24,338 and $23,576 for fiscal years ended June 30, 2012 and 2011, respectively, included in Mr. Cleys Form W-2 for tax reporting purposed related to the grant of options treated as discount options for purposes of Section 409A of the Code, but for which he received no compensation.
(12)	Includes $200,030 of performance-based restricted stock awards that did not vest.
(13)	Includes $150,006 of performance-based restricted stock awards that did not vest.
(14)	Includes $50,032 of performance-based restricted stock awards that did not vest.

COMPONENTS OF ALL OTHER COMPENSATION

Name	Year	Per- quisites ($)	Company Contributions to Nonqualified Deferred Compensation Plan ($)	Company Paid Disability Benefit ($)	Company Contributions to Defined Contribution Plans (401(k) and Profit Sharing) ($)	Company Paid Travel for Spouses ($)	Tax Reim- bursements ($)		Company Paid Service Recognition Award ($)	Company Paid President’s Club Trip ($)	Misc. ($)		Total ($)
Michael L. Baur	2013	—	200,000	3,444	24,660	4,851	—		—	—	—		232,955
	2012	50,000	200,000	3,444	25,340	6,170	—		—	—	—		284,954
	2011	50,000	200,000	3,444	29,735	5,738	—		—	—	—		288,917

Charlie A. Mathis	2013	—	—	—	16,905	—	—		—	—	22,787	(3)	39,692

R. Scott Benbenek	2013	—	100,000	3,730	24,660	5,288	—		—	—	—		133,678
	2012	—	126,000	3,730	25,340	6,170	—		—	—	—		161,240
	2011	—	51,201	3,926	29,735	5,738	—		—	—	—		90,600

Andrea D. Meade	2013	—	35,000	1,931	24,660	—	—		—	—	—		61,591
	2012	—	32,745	1,931	25,340	—	—		—	—	—		60,016
	2011	—	16,154	1,931	29,735	—	—		—	—	—		47,820

John J. Ellsworth	2013	—	49,999	534	24,660	6,092	—		3,300	6,092	—		90,677
	2012	—	39,285	534	25,340	—	—		—	—	—		65,159
	2011	—	14,103	534	29,735	—	—		—	—	—		44,372

Richard P. Cleys	2013	—	21,476	2,201	800	—	13,443	(1)	3,300	—	221,562	(4)	262,782
	2012	—	43,732	4,087	25,340	—	33,943	(2)	—	—	—		107,102
	2011	—	19,893	4,087	29,735	—	—		—	—	—		53,715

(1)	Represents forgiveness of a receivable on the Company’s books for taxes previously paid on behalf of Mr. Cleys related to Section 409A of the Code for which he received no compensation.
(2)	Represents reimbursement of $19,874 for 2010 and 2011 penalties under Section 409A of the Code, and $14,069 for the withholding tax gross up.
(3)	Represents relocation expenses for Mr. Mathis.
(4)	Represents a retirement benefit payment of $208,000, medical coverage of $6,800, and retirement and professional transition services of $6,762.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

The following table below sets forth the individual grants of plan-based awards made to each of our named executive officers during the fiscal year ended June 30, 2013.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold (#)	Target (#)	Maximum (#)
Michael L. Baur	8/21/12	—	—	—	—	66,761	34.35	718,609
	12/7/12	—	—	—	—	53,506	29.80	616,175
Charles A. Mathis	1/29/13	—	—	—	—	10,000	29.03	111,503
R. Scott Benbenek	12/7/12	—	—	—	—	14,725	29.80	169,573
Andrea D. Meade	12/7/12	—	—	—	—	10,854	29.80	124,995
John J. Ellsworth	12/7/12	—	—	—	—	6,620	29.80	76,236
Richard P. Cleys	—	—	—	—	—	—	—	—

(1)	See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives—Performance and Service-Based Equity Awards During Fiscal 2013,” above.
(2)	The grant date fair values of the option awards granted on August 21, 2012, December 7, 2012 and January 29, 2013 were determined pursuant to the Black-Scholes options valuation model, using the following assumptions: stock price volatility of 45.69%, 43.92% and 43.07% respectively, risk-free interest rate of 0.8%, 0.63% and 0.9%, respectively, expected term of 5 years, and dividend yield of 0%. As a result of the Black-Scholes calculation, the effective exercise price of such option awards was $10.7639 per share as of the August 21, 2012 grant date, $11.516 per share as of the December 7, 2012 grant date and $11.1503 per share as of the January 29, 2013 grant date. The grant date fair values of the stock awards and units are based on the closing prices of our common stock on NASDAQ on August 21, 2012, December 7, 2012 and January 29, 2013, respectively.

Employment, Severance and Change in Control Agreements

Each of the named executive officers other than Mr. Mathis entered into an Amended and Restated Employment Agreement with the Company, effective as of June 6, 2011, which renewed and extended the employment of each of the named executive officers for a term of three years, ending June 30, 2014. Prior to his retirement in December 2012, Mr. Cleys was also subject to an Amended and Restated Employment Agreement effective as of June 6, 2011. Mr. Mathis entered into an Employment Agreement with the Company effective as of December 17, 2012, the date he joined the Company. Mr. Mathis’ agreement runs for a term of approximately one and a half years, ending June 30, 2014. Mr. Benbenek’s position with the Company changed effective July 1, 2013 and he is no longer an executive officer of the Company.

If a change in control occurs (as defined in these employment agreements), the respective employment agreement will be effective until the later of June 30, 2014, or the first anniversary of the change in control. On June 19, 2013, each of the named executive officers other than Mr. Baur entered into an amendment to his or her employment agreement effective July 1, 2013, which reflected certain market-based design adjustments to the Company’s annual executive compensation program for fiscal 2014. Pursuant to the amendment to Mr. Benbenek’s Amended and Restated Employment Agreement, Mr. Benbenek is no longer an executive officer of the Company effective as of July 1, 2013 and the change in control provision was removed in the July 1, 2013 amendment. The terms of Mr. Benbenek’s employment agreement during fiscal 2013 are the same as those described for Messrs. Mathis and Ellsworth and Ms. Meade below, except that going forward Mr. Benbenek does not have the ability to receive compensation or benefits as a consequence of a change in control of the Company. The employment agreement of Mr. Cleys prior to his retirement in December 2012 also had substantially similar terms to those outlined below for Messrs. Mathis and Ellsworth and Ms. Meade.

The base salaries of the named executive officers during fiscal 2013 are disclosed under “Compensation Discussion and Analysis” and under the heading “2013 Summary Compensation Table” above. For fiscal 2014, the base salaries of Messrs. Baur and Mathis and Ms. Meade were not increased from their fiscal 2013 base salaries, and the base salary of Mr. Ellsworth was increased by $32,000. The current annual base salaries of our current named executive officers (effective July 1, 2013) pursuant to their employment agreements are as follows: Mr. Baur, $800,000; Mr. Mathis, $325,000; Ms. Meade, $270,800; and Mr. Ellsworth, $275,000.

In addition to their annual base salaries, Messrs. Baur, Mathis and Ellsworth and Ms. Meade are each eligible for certain annual cash incentives, equity compensation, long-term equity incentives and other benefits. In connection with the Company’s management reorganization and related modification of its annual incentive compensation program, pursuant to a letter agreement Mr. Baur voluntarily agreed to forego a portion of the incentive compensation for fiscal 2014 to which he would otherwise be entitled. Please see “Compensation Discussion and Analysis” above for a detailed description and discussion of each named executive officer’s total compensation package.

In addition, the employment agreements of Messrs. Baur, Mathis and Ellsworth and Ms. Meade require each such individual not to, during the term of his or her employment and for a period of two years following the termination of his or her employment: (a) disclose or use the Company’s confidential information or trade secrets; (b) compete with the Company; (c) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; or (d) solicit certain employees to leave the Company. In addition, the employment agreements of Messrs. Baur, Mathis and Ellsworth and Ms. Meade require them not to, during the term of his or her employment and for a period of five years following termination of his or her employment, disparage the Company. Messrs. Baur’s, Mathis’ and Ellsworth’s and Ms. Meade’s entitlement to receive and retain severance benefits under their respective employment agreements is conditioned upon compliance with these restrictions on conduct. In the event one of them challenges the enforceability of any of the restrictions on conduct based on an argument that the restrictions are unenforceable as a matter of law, the Company may cease making severance benefits to such executive officer and demand repayment of severance benefits already paid. Further, to the extent required by law or Company policy, we may require our executive officers to repay to the Company any bonus or other incentive-based or equity-based compensation paid to the executive officer.

The employment of Messrs. Baur, Mathis and Ellsworth and Ms. Meade may be terminated by us at any time with or without “cause” (as defined in their respective employment agreements) or by Messrs. Baur, Mathis or Ellsworth or Ms. Meade for “good reason” (as defined in their respective employment agreements) or no reason. With respect to each of their ability to resign for good reason and receive severance benefits following a change in control, their employment agreements require a double-trigger termination event. As such, each of Messrs. Baur, Mathis and Ellsworth and Ms. Meade may terminate his or her employment agreement for good reason during the 60-day period beginning on the six-month anniversary of a change in control and receive severance benefits only if the Company has not offered him or her a new employment agreement after or in contemplation of a change in control with the same or better compensation and terms and conditions of employment. With this provision, the Company has sole control over whether a change in control triggers severance benefits. The employment agreements will also terminate upon the death, disability or retirement of the named executive officer. Depending on the reason for the termination and when it occurs, Messrs. Baur, Mathis or Ellsworth or Ms. Meade may be entitled to certain severance benefits, as described below.

With respect to Messrs. Mathis and Ellsworth and Ms. Meade, each of their employment agreements provides that: (i) if the executive officer’s employment is terminated by the Company other than for cause, death, disability or retirement (as defined in their amended and restated employment agreement) following the Company’s failure to cure such good reason; (ii) if the executive officer’s employment is terminated due to the normal expiration of their employment period or is terminated within 60 days after the end of their employment period (for reasons other than cause, death, disability or retirement); or (iii) if the executive officer resigns for good reason (as defined in their employment agreement), the Company will be required to pay or provide the executive officer his or her accrued salary and other amounts or benefits earned through the date of termination. In such instances, the Company will also be required to provide severance benefits to the executive officer consisting of a bonus equal to the pro rata portion of the annual variable compensation that would otherwise be payable if the executive officer had continued employment through the end of the fiscal year, based on actual performance, and severance benefits of an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to the executive officer’s termination and an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company; provided, however, that the total amount of severance benefits will not exceed an amount equal to two times the highest combined annual salary and bonus earned by the executive officer from the Company, including any such amounts earned but deferred, in the last three years prior to the date of termination. Under their respective employment agreements, if Messrs. Mathis’ or Ellsworth’s or Ms. Meade’s, employment termination occurs within 12 months after or otherwise in contemplation of a change in control, the severance benefits to the executive will consist of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to his or her termination, multiplied by two. Each executive officer has the right to elect to receive a portion of such severance benefits in either a single lump sum or over the 24-month period during which the executive officer is subject to the restrictive covenants described above. In addition, with respect to Messrs. Mathis and Ellsworth and Ms. Meade, for up to 24 months following the executive officer’s termination from employment, or earlier if the executive officer becomes entitled to receive medical and dental insurance benefits under another group plan, the Company will reimburse the executive officer on a monthly basis for payments made by the executive officer toward medical and dental insurance benefits that are in excess of the monthly rates paid by active employees of the Company for such benefits. The executive officer’s receipt of severance benefits will be subject to the executive officer’s execution of a release of claims in a form customarily used by the Company upon a senior executive officer’s termination of employment.

If Mr. Baur’s employment is terminated by the Company during his employment period or within 60 days after his employment period for reasons other than cause or death, disability or retirement, or if Mr. Baur terminates his employment for good reason during the period of his employment agreement, then he will receive, among other things: (i) his salary and benefits earned through the date of termination (to the extent not already paid); (ii) a bonus equal to the pro rata portion of the annual incentive compensation that would otherwise be payable if Mr. Baur had continued employment through the end of the fiscal year, based on actual performance; and (iii) an amount equal to the greater of (a) two or (b) the number of full months remaining between his termination date and the end of his employment period, divided by 12, times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination, plus an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company (the “Baur Severance Benefits”); provided, however, that the Baur Severance Benefits will not exceed an amount equal to 3 times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Mr. Baur has the right to elect to receive a portion of such severance benefits in either a single lump sum or over the 24-month period during which the executive officer is subject to the restrictive covenants described above. In addition, until Mr. Baur reaches the age of 65, Mr. Baur and his dependents will receive medical, dental and prescription drug benefits, as well as MediGap coverage until Mr. Baur reaches the age of 80. Notwithstanding the foregoing, if Mr. Baur’s termination occurs within 12 months after or otherwise in contemplation of a change of control for reasons other than cause, death, disability or retirement, or if Mr. Baur terminates his employment for good reason during such period, Mr. Baur will receive severance benefits in an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Mr. Baur’s receipt of these benefits will be subject to his execution of a release of claims in the form customarily used by the Company upon termination of the employment of a senior executive officer.

With respect to Messrs. Baur, Mathis and Ellsworth and Ms. Meade, if their employment is terminated during their employment period by reason of their death, disability or retirement, they will be entitled to their accrued salary, an amount equal to the pro rata portion of the annual variable compensation that would otherwise be payable if they had continued employment through the end of the fiscal year (based on actual performance), benefits through the date of termination, and any death, disability or retirement benefits that may apply, but no additional severance amount. If the Company terminates Messrs. Baur, Mathis and/or Ellsworth or Ms. Meade for cause, or if he or she resigns from the Company without good reason, he or she will be entitled to his or her accrued salary and benefits through the date of termination, but no additional severance amount.

If Mr. Baur’s employment is terminated by reason of his disability or retirement, he and his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur reaches age 65, and then will receive MediGap coverage, to the extent available, until Mr. Baur reaches the age of 80. If Mr. Baur’s employment is terminated by reason of his death, his surviving spouse will receive continued medical, dental and prescription drug benefits until Mr. Baur would have reached age 65, and Mr. Baur’s children who remain dependents of his surviving spouse will receive continued medical, dental and prescription drug benefits until they reach the age of 21 or possibly earlier. In addition, if Mr. Baur’s employment is terminated by reason of his disability, the Company has agreed that Mr. Baur will receive an annual payment of $60,000 until Mr. Baur is no longer considered disabled or until he attains age 65. Such benefit may be funded, at the election of the Company, through an individual long-term disability policy or by the Company directly. Mr. Baur will also receive his base salary for the period, if any, following his termination by reason of his disability during which he continues to receive benefits under the Company’s short-term disability policy, but his base salary will be reduced by any amounts Mr. Baur receives under the Company’s short-term disability policy.

If the Company does not renew the employment agreement of a named executive officer at the end of the term or enter into a new employment agreement with the named executive officer with the same or similar terms as provided under their amended and restated employment agreements at the end of the term, such named executive officer may (1) voluntarily resign from employment with the Company as of the end of the term and the Company will be required to pay to the named executive officer an amount equal to one times the highest combined annual base salary and variable compensation earned by the named executive officer from the Company, including any amounts earned but deferred, in the last three fiscal years before the end of the term, provided that the named executive officer is not entitled to also receive the severance benefits described above, or (2) the named executive officer may elect to continue employment with the Company on an at-will basis and, for a maximum of one year following the end of the term, receive the same annual base salary and incentive compensation opportunity as in effect during the last year of the employment agreement.

Performance- and Service-Based Equity Awards

Overview

From time to time, the Compensation Committee includes grants of performance- and service-based restricted stock awards or restricted stock units to strengthen the performance objectives of our long term equity incentives. These performance-based awards are formulated for executives requiring new performance-based awards and are approved as of such date for the following two years. The performance-based awards are staggered, resulting in new performance-based awards each year with two year goals. These restricted stock awards and restricted stock units are subject to the terms and conditions contained in award certificates between the Company and the named executive officer, including both continued service and performance requirements. The Compensation Committee did not grant any new performance- and service-based equity awards to the named executive offices in fiscal 2013.

Awards Based on 2013 Financial Performance

In June 2011, in connection with the amendment and restatement of their employment agreements with the Company, the Compensation Committee granted a restricted stock award to (a) Mr. Benbenek for 6,134 shares of our common stock and (b) to Ms. Meade for 4,600 shares of our common stock. Each award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2012, and (ii) the Company’s operating income for the fiscal year ended June 30, 2012, equals or exceeds $115 million, and (b) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2013, and (ii) the Company’s operating income for the fiscal year ended June 30, 2013, equals or exceeds $125 million. The operating income targets were not met for fiscal 2012 and 2013 and neither tranche vested for either executive officer.

In May 2012, the Compensation Committee granted a performance- and service-based restricted stock unit award to Mr. Ellsworth for 1,563 shares of our common stock. The award is subject to both performance- and service-based requirements. Specifically, the award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2013, and (ii) the Company’s operating income for the fiscal year ended June 30, 2013, equals or exceeds $114,904,000, and (b) up to 50% of the shares subject to the award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2014, and (ii) the Company’s operating income for the fiscal year ended June 30, 2014, equals or exceeds $121,627,000. The operating income target was not met for fiscal 2013 and therefore the first tranche did not vest.

In connection with the restricted stock awards and restricted stock units granted to Messrs. Benbenek and Ellsworth and Ms. Meade, the Compensation Committee retained the right, in its sole discretion, to reduce the number of shares of common stock deemed earned and vested, even if the continued service and performance requirements are met. Such negative discretion of the Compensation Committee is limited to 50% of the number of shares subject to a particular tranche. The Compensation Committee determines if such reduction is appropriate based on the Compensation Committee’s evaluation of the named executive officer’s performance in certain designated areas. The Compensation Committee determined that it was important to include this provision so that it had the ability to reduce the award if an individual executive officer’s job performance did not meet the expectations of the Compensation Committee. Each restricted stock award and restricted stock unit award agreement also provides that if the named executive officer’s employment with us terminates for any reason other than death, disability or a change in control, then the executive officer will forfeit his or her award (and the underlying shares of common stock to the extent not vested and earned) as of the date of the named executive officer’s termination of employment. The award agreement also generally provides that if the executive officer’s employment with the Company terminates due to death or disability or within 12 months after a change in control without cause or for good reason, the award will be deemed earned and vested with respect to all of the shares underlying the award as of the date of termination. The shares shall be issued under, and are subject to, the terms of the 2002 Plan.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning equity awards that were outstanding as of June 30, 2013 for each of our named executive officers.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Michael L. Baur	80,000 100,000 100,000 5,512 125,000 106,400 22,780 22,698	(3)	26,600 44,220 44,063	(3)	27.48 32.13 36.69 18.14 24.57 36.17 34.35 34.35	1/5/2016 6/20/2017 12/7/2017 12/5/2018 12/4/2019 5/4/2021 12/2/2021 8/21/2022
			53,506		29.80	12/7/2022

Charles A. Mathis			10,000		29.03	1/29/2023

R. Scott Benbenek	6,000 6,000 8,000 30,000 20,000 40,000 25,000 21,600 4,616		5,400 8,962		24.73 33.92 29.44 32.13 36.69 18.14 24.57 36.17 34.35	1/2/2014 1/5/2015 1/5/2016 6/20/2017 12/7/2017 12/5/2018 12/4/2019 5/4/2021 12/2/2021
			14,725		29.80	12/7/2022
							6/6/2011			3,067	(2)	98,144
							12/2/2011	4,112	131,584

Andrea D. Meade	4,400 4,400 18,000 10,000				33.92 29.44 32.13 36.69	1/5/2015 1/5/2016 6/20/2017 12/7/2017
			10,854		29.80	12/7/2022
							5/4/2011	1,409	45,088
							6/6/2011			2,300	(2)	73,600
							12/2/2011	4,772	152,704

John J. Ellsworth	2,000 2,000 4,000 4,000 12,000				33.92 29.44 32.13 36.69 18.14	1/5/2015 1/5/2016 6/20/2017 12/7/2017 12/5/2018
			6,620		29.80	12/7/2022
							5/4/2011	860	27,520
							12/2/2011	2,910	93,120
							5/14/2012			1,563	(4)	50,016

Richard P. Cleys(5)	—		—		—	—	—	—	—	—		—

(1)	Stock options and restricted stock awards granted on May 4, 2011 vest as follows: 33% on December 2, 2011, 47% on December 2, 2012 and the remaining 20% on May 4, 2014. Stock options and restricted stock granted on December 2, 2011, August 21, 2012 and December 7, 2012 vest ratably over three years.
(2)	Subsequent to June 30, 2013, the shares subject to these awards were deemed unearned and were forfeited based on performance for the fiscal year ending June 30, 2013.
(3)	The option granted to Mr. Baur was amended on August 21, 2012 to reduce the number of shares subject to the option from 133,761 shares to 67,000 shares in order to comply with the 2002 Plan annual participant option limitations. All other terms of the option remain unchanged.
(4)	These restricted stock units are subject to continued service and performance requirements. Subsequent to June 30, 2013, 50% of the shares subject to such awards were deemed unearned and were forfeited based on performance for fiscal year ending June 30, 2013. The remaining 50% of the shares subject to such award are subject to continued service and performance requirements for the fiscal year ending June 30, 2014.
(5)	Mr. Cleys retired in December 2012 and did not have any unvested stock options or shares of restricted stock as of June 30, 2013.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning options exercised and restricted stock awards vested during the year ended June 30, 2013, for each of our named executive officers.

Name	Option Awards		Restricted Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Baur	134,488	1,596,308	—	—
Charles A. Mathis	—	—	—	—
R. Scott Benbenek	—	—	2,118	62,587
Andrea D. Meade	24,400	201,151	7,949	235,566
John J. Ellsworth	2,400	22,248	5,753	170,701
Richard P. Cleys	16,000	126,025	6,415	190,104

2013 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding the accounts of the named executive officers under our Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael L. Baur	400,000	200,000	633,948	(365,725)	4,622,436
Charles A. Mathis	—	—	—	—	—
R. Scott Benbenek	200,000	100,000	250,089	—	1,922,330
Andrea D. Meade	87,500	35,000	21,885	(53,420)	539,597
John J. Ellsworth	83,332	49,999	26,351	—	465,010
Richard P. Cleys	35,792	21,476	104,868	—	804,923

(1)	Amounts represent voluntary deferrals of salary, bonus or a combination of both salary and bonus under our Nonqualified Deferred Compensation Plan. Contributions of deferred salary are reported as fiscal year 2013 income in the “Salary” column of the 2013 Summary Compensation Table.
(2)	Amounts represent our matching contributions under our Nonqualified Deferred Compensation Plan. These amounts are reported as fiscal year 2013 income in the “All Other Compensation” column of the 2013 Summary Compensation Table.

Our Nonqualified Deferred Compensation Plan permits our named executive officers to elect to defer a portion of their base salary and incentive bonus, and to receive matching contributions from the Company on a portion of the deferred amounts. Mr. Baur may defer up to 50% of his respective base salary and bonus, and we will provide a matching contribution of 50% of the amount deferred up to a calendar year limit of $200,000 in matching contributions. Mr. Benbenek may defer up to 50% of his respective base salary and bonus, and we will provide a matching contribution of 50% of the amount deferred up to a calendar year limit of $100,000 in matching contributions. Mr. Ellsworth may defer up to 25% of his respective base salary and bonus, and we will provide a matching contribution of 60% on the first 20% of salary and bonus deferred up to a calendar year maximum of $50,000 each. Ms. Meade may defer up to 25% her respective base salary and bonus and we will provide a matching contribution of 40% on the first 20% of salary and bonus deferred up to a calendar year maximum of $35,000. Mr. Mathis does not currently participate in our Nonqualified Deferred Compensation Plan.

Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five-year deferral.

2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on June 30, 2013 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees. For more information regarding the named executive officers’ employment agreements, see “Employment, Severance and Change in Control Agreements” in this proxy statement.

		Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Michael L. Baur	Severance(1)	7,082,515	7,499,133	—	—	—	—
	Pro Rata Variable Compensation(2)	496,395	496,395	496,395	496,395	496,395	—
	Equity Acceleration(3)	—	117,713	117,713	117,713	117,713	—
	Medical Coverage(5)	349,320	349,320	349,320	349,320	349,320	—
	Deferred Compensation(6)	4,622,436	4,622,436	4,622,436	4,622,436	4,622,436	4,622,436
	Special Disability Benefit(7)	—	—	—	—	940,000	—

	Total	12,550,666	13,084,997	5,585,864	5,585,864	6,525,864	4,622,436

Charles A. Mathis	Severance(1)	215,264	430,528	—	—	—	—
	Pro Rata Variable Compensation(2)	40,264	40,264	40,264	40,264	40,264	—
	Equity Acceleration(3)	—	29,700	29,700	29,700	29,700	—
	Medical Coverage(5)	27,049	27,049	—	—	—	—

	Total	282,577	527,541	69,964	69,964	69,964	—

R. Scott Benbenek	Severance(1)	1,054,853	1,489,204	—	—	—	—
	Pro Rata Variable Compensation(2)	208,486	208,486	208,486	208,486	208,486	—
	Equity Acceleration(3)	—	163,979	163,979	163,979	163,979	—
	Performance-Based Equity Acceleration(4)	—	98,144	98,144	—	98,144	—
	Medical Coverage(5)	18,250	18,250	—	—	—	—
	Deferred Compensation(6)	1,922,330	1,922,330	1,922,330	1,922,330	1,922,330	1,922,330

	Total	3,203,919	3,900,393	2,392,939	2,294,795	2,392,939	1,922,330

Andrea D. Meade	Severance(1)	659,066	1,054,506	—	—	—	—
	Pro Rata Variable Compensation(2)	148,919	148,919	148,919	148,919	148,919	—
	Equity Acceleration(3)	—	221,671	221,671	221,671	221,671	—
	Performance-Based Equity Acceleration(4)	—	73,600	73,600	—	73,600	—
	Medical Coverage(5)	27,049	27,049	—	—	—	—
	Deferred Compensation(6)	427,127	539,597	539,597	539,597	539,597	427,127

	Total	1,262,161	2,065,342	983,787	910,187	983,787	427,127

John J. Ellsworth	Severance(1)	343,935	687,870	—	—	—	—
	Pro Rata Variable Compensation(2)	25,000	25,000	25,000	25,000	25,000	—
	Equity Acceleration(3)	—	135,204	135,204	135,204	135,204	—
	Performance-Based Equity Acceleration(4)	—	50,016	50,016	—	50,016	—
	Medical Coverage(5)	27,049	27,049	—	—	—	—
	Deferred Compensation(6)	339,208	465,010	465,010	465,010	465,010	339,208

	Total	735,192	1,390,149	675,230	625,214	675,230	339,208

Richard P. Cleys(8)

(1)

Employment agreements with the named executive officers at June 30, 2013 provide that if the executive officer’s employment is terminated by us other than for cause, death, disability or retirement or by the executive for good reason (as defined in the employment agreements), the executive officer will receive a severance payment in either a lump sum or bi-weekly installments. In the case of Messrs. Benbenek, Mathis and Ellsworth, and Ms. Meade, the Company will be required to provide severance benefits to the executive officer consisting of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to the executive officer’s termination and an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company, subject to a maximum of 12 additional months of severance benefits. If Messrs. Benbenek’s, Mathis’ or Ellsworth’s, or Ms. Meade’s employment termination occurs within 12 months after or otherwise in contemplation of a change in control, the severance benefits to the executive will consist of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to his or her termination, multiplied by two.

In the case of Mr. Baur, the Company will be required to provide severance benefits in an amount equal to the greater of (a) two or (b) the number of full months remaining between his termination date and the end of his employment period, divided by 12, times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination, plus an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company; provided, however, that these severance benefits may not exceed an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Notwithstanding the foregoing, if Mr. Baur’s termination occurs within 12 months after or otherwise in contemplation of a change of control for reasons other than cause, death, disability or retirement, or if Mr. Baur terminates his employment for good reason during such period, Mr. Baur will receive severance benefits in an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination.

(2)	Employment agreements with each named executive officer provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if the named executive officer had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of each named executive officer’s fiscal 2013 annual variable compensation as of June 30, 2013.
(3)	Reflects (i) the difference between fair market value as of June 30, 2013, of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the named executive officer for good reason.
(4)	Reflects the fair market value as of June 30, 2013, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.
(5)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment agreement.
(6)	Reflects payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this proxy statement.
(7)	Mr. Baur’s employment agreement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy, and he will receive an annual payment of $60,000 until he is no longer considered to be disabled or until he reaches age 65, whichever occurs earlier.
(8)	Mr. Cleys retired from the Company in December 2012 and therefore, he would not have received any termination payments or benefits on June 30, 2013. In connection with Mr. Cleys’ retirement he entered into a letter agreement with the Company and received a retirement payment of $208,000 and the Company agreed to reimburse him for additional amounts for health insurance coverage and retirement and professional transition services.

2013 DIRECTOR COMPENSATION TABLE

The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended June 30, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Steven R. Fischer	104,250	83,440	187,690
Michael J. Grainger	89,250	83,440	172,690
Steven H. Owings(2)	65,250	83,440	148,690
John P. Reilly	78,250	83,440	161,690
Charles R. Whitchurch	99,250	83,440	182,690

(1)	Amounts shown are the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 9 to our audited financial statements for the fiscal year ended June 30, 2013, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, accompanying this proxy statement. The total number of stock options held by each of the non-employee directors as of June 30, 2013 was: Mr. Fischer, 22,600; Mr. Grainger, 13,800; Mr. Owings, zero; Mr. Reilly, 13,200; and Mr. Whitchurch, zero. Each director received a restricted stock award for 2,800 shares that vested on June 7, 2013. None of the non-employee directors held restricted stock awards as of June 30, 2013.
(2)	Mr. Owings resigned from the Board on October 15, 2013.

Compensation of Directors

Directors who are not our employees are paid an annual retainer of $50,000. An additional annual retainer of $30,000 is paid, as applicable, to a non-executive Chairman (or Acting Chairman) of the Board of Directors. An additional annual retainer of $25,000 is paid to the chairman of the Audit Committee and an additional annual retainer of $15,000 is paid to the chairman of the Compensation Committee. Additional annual retainers of $2,000 are paid to the chairmen of the Nominating Committee and Governance Committee. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of our shareholders. Non-employee directors also receive meeting fees of $750 for each Board meeting attended; $1,000 for each Audit Committee meeting attended; and $500 for each other stand-alone committee meeting attended. All directors are reimbursed for expenses incurred in connection with the performance of their services as directors.

Effective August 21, 2012, the Board amended the Amended and Restated Directors Equity Compensation Plan to provide that the number of shares of restricted stock subject to a director’s annual restricted stock award is determined by dividing $80,000 (or such other current award value as may be set by the Board) by the equity award value per share on the grant date. The equity award value means the value per share determined by the Board or the Compensation Committee, which may be based on an averaging of the fair market value of the common stock over a specified period of time, the fair market value of the common stock on a specified date or dates or other methodology. The date of grant of the annual restricted stock awards is the day following each annual shareholders meeting unless the Board modifies, suspends or delays the grant date because the grant date would not occur during an open “window” for stock transactions under the Company’s insider trading compliance program or if the Board otherwise determines that modification, suspension or delay of the grant date is necessary or appropriate. A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a pro rated number of shares of common stock. Restricted stock may not be transferred or sold until it has vested. Restricted stock granted under the Amended and Restated Directors Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the unvested restricted stock as of the date of termination. The Amended and Restated Directors Plan also permits the grant of stock options and/or additional restricted stock awards upon a non-employee director’s initial election or appointment to the Board. As of September 30, 2013, there were 74,100 shares available for grant under the Amended and Restated Directors Plan. If the 2013 Plan is adopted, the Company will no longer grant awards under the Amended and Restated Directors Plan but will grant director awards under the 2013 Plan beginning on the effective date of the 2013 Plan. Director awards under the 2013 Plan are currently intended to be substantially similar to those outlined above, except that the current award value is currently set to be $100,000 under the 2013 Plan. In addition, non-employee directors may also be eligible to receive other awards under the 2013 Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Michael J. Grainger (Chairman)

Steven R. Fischer

John P. Reilly

Charles R. Whitchurch

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director’s or officer’s related party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review our conflict of interest policy (which is part of our Code of Conduct) and compliance with that policy on an annual basis.

There were no related party transactions during fiscal 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock at October 16, 2013 of: (i) each person known by us to beneficially own more than five percent of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers, as a group.

	Shares Beneficially Owned(1)
Name	Number	Percentage
FMR LLC(2)	4,141,267	14.74%
BlackRock, Inc.(3)	2,360,922	8.40%
Fiduciary Management, Inc.(4)	1,932,379	6.87%
The Bank of New York Mellon Corporation(5)	1,773,422	6.31%
The Vanguard Group, Inc.(6)	1,659,300	5.90%
First Pacific Advisors, LLC and affiliates(7)	1,426,064	5.07%
Michael L. Baur(8)	726,506	2.58%
R. Scott Benbenek(9)	188,378	*
Steven R. Fischer(10)	53,467	*
Andrea D. Meade(11)	46,670	*
John J. Ellsworth(12)	32,828	*
Michael J. Grainger(13)	26,200	*
John P. Reilly(14)	20,700	*
Richard P. Cleys(15)	15,520	*
Charles R. Whitchurch	11,000	*
Charles A. Mathis(16)	—	*
All directors and executive officers as a group (10 persons)	1,121,269	3.99%

*	Amount represents less than 1.0%.
(1)	Applicable percentage of ownership is based upon 28,090,901 shares of our common stock outstanding on October 16, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2)

The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2013 reporting sole power of FMR LLC, the parent holding company of subsidiary companies engaged in the securities business, to vote or direct the vote of 800,361 shares and sole power to dispose or direct the disposition of 4,141,267 shares. The subsidiary funds of FMR LLC have the sole power to vote or direct the voting of shares directly owned by the funds, and the voting of these shares is carried out under written guidelines established by the funds’ board of trustees. FMR LLC’s Chairman, Edward C. Johnson III, also reported sole power to dispose or direct the disposition of these 4,141,267 shares on the same Schedule 13G/A filed on February 14, 2013. The business address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(3)	The information reported is based on a Schedule 13G/A filed with the SEC on February 1, 2013 reporting sole power of BlackRock, Inc. to vote or direct the vote of and sole power to dispose or direct the disposition of the shares. The business address of BlackRock, Inc. is 40 East 52nd St., New York, NY 10022.
(4)	The information reported is based on a Schedule 13G/A filed with the SEC on February 10, 2012 reporting sole power of Fiduciary Management, Inc. (“FMI”) to vote or direct the vote of and dispose or direct the disposition of 1,929,079 shares and shared power of FMI to vote or direct the vote of and dispose or direct the disposition of 3,300 shares. Because FMI is a registered investment adviser, these shares are owned directly by various accounts managed by FMI. These accounts have the right to receive dividends from, and the proceeds from the sale of, the shares. The business address of FMI is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202.
(5)	The information is reported based on a Schedule 13G filed with the SEC on February 4, 2013 reporting sole power of The Bank of New York Mellon Corporation (“BNY Mellon”) to vote or direct the vote of 1,753,827 shares; sole power of BNY Mellon to dispose or direct the disposition of 1,757,442 shares; and shared power of BNY Mellon to dispose or direct the disposition of 15,904 shares. The business address of BNY Mellon is One Wall Street, 31st Floor, New York, New York 10286.
(6)	The information is reported based on a Schedule 13G/A filed with the SEC on February 12, 2013 reporting sole power of The Vanguard Group, Inc. (“Vanguard”) to vote or direct the vote of 42,736 shares; sole power of Vanguard to dispose or direct the disposition of 1,617,864 shares; and shared power of Vanguard to dispose or direct the disposition of 41,436 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 41,436 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,300 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern PA 19355.
(7)	The information reported is based on a Schedule 13G/A filed with the SEC on February 13, 2013 reporting shared power of First Pacific Advisors, LLC (“FPA”) and each of its Managing Members — Robert L. Rodriguez, J. Richard Atwood, and Steven T. Romick — to dispose or direct the disposition of 1,426,064 shares. FPA, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 1,426,064 shares owned by such clients, because of its power to dispose, direct the disposition of, and vote the shares owned by its clients. Each of Messrs. Rodriguez, Atwood, and Romick is a part-owner and Managing Member of FPA and, as a controlling person of FPA, each may be deemed to beneficially own 1,426,064 shares owned by FPA’s clients. The business address of FPA and the Managing Members is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.
(8)	Includes 624,723 shares issuable pursuant to exercisable options and options which will become exercisable by December 15, 2013 which were granted by the Company. Does not include 106,056 shares issuable pursuant to options granted by the Company which are not currently exercisable and will not become exercisable by December 15, 2013. 81,328 shares are pledged as security.
(9)	Mr. Benbenek is an employee of the Company but is no longer an executive officer. Includes 170,703 shares issuable pursuant to exercisable options and options which will become exercisable by December 15, 2013 which were granted by the Company. Does not include 19,600 shares issuable pursuant to options granted by the Company which are not currently exercisable and will not become exercisable by December 15, 2013. 3,067 shares of restricted stock were deemed unearned and were forfeited on August 20, 2013 based on performance for the fiscal year ending June 30, 2013.
(10)	Includes 22,600 shares issuable pursuant to exercisable options which were granted by the Company.
(11)	Includes 40,490 shares issuable pursuant to exercisable options and options which will become exercisable by December 15, 2013 which were granted by the Company. Does not include 7,164 shares issuable pursuant to options granted by the Company which are not currently exercisable and will not become exercisable by December 15, 2013.
(12)	Includes 26,250 shares issuable pursuant to exercisable options and options which will become exercisable by December 15, 2013 which were granted by the Company. Does not include 4,370 shares issuable pursuant to options granted by the Company which are not currently exercisable and will not become exercisable by December 15, 2013. Does not include 782 shares of performance-based restricted stock granted by the Company which have not vested or will not vest by December 15, 2013.
(13)	Includes 13,800 shares issuable pursuant to exercisable options which were granted by the Company.
(14)	Includes 13,200 shares issuable pursuant to exercisable options which were granted by the Company.
(15)	Mr. Cleys retired from the Company in December 2012. This information is reported based on a Form 4 filed with the SEC on December 4, 2012.
(16)	Does not include 10,000 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 15, 2013.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

As reflected in the table below, we incurred fees in fiscal 2013 and 2012 for services performed by Ernst & Young LLP related to such periods.

	Year Ended June 30, 2013	Year Ended June 30, 2012
Audit Fees	$1,596,069	$1,815,125
Audit-Related Fees	6,776	102,711
Tax Fees	89,399	189,987
All Other Fees	—	—

Total	$1,692,224	$2,107,823

In the above table, in accordance with applicable SEC rules:

•	“Audit Fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in our Form 10-K, the audit of internal control over financial reporting and review of financial statements included in our Form 10-Q’s and services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements;

•	“Audit-Related Fees” are fees for services performed during fiscal 2013 and 2012 by the independent auditors for due diligence services and their review of other SEC filings and communications; and

•	“Tax Fees” are fees for services performed during the respective years by the independent auditors for professional services related to certain foreign tax compliance, tax advice and tax planning.

Our engagement of Ernst & Young, LLP in 2013 and 2012 to provide the services described above was approved by the Audit Committee in accordance with our written pre-approval policy. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter, a copy of which is available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during the fiscal year ended June 30, 2013 and particularly with regard to the audited consolidated financial statements as of June 30, 2013 and June 30, 2012 and for the three years ended June 30, 2013.

The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for our financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met five times during the fiscal year ended June 30, 2013.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable Public Company Accounting Oversight Board (“PCAOB”) Standards and SEC Rule 2-07 of Regulation S-X. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2013 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 for filing with the SEC.

Audit Committee:

Charles R. Whitchurch (Chairman)

Steven R. Fischer

Michael J. Grainger

John P. Reilly

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, which is required to be filed with the SEC, will be made available to shareholders to whom this proxy statement is mailed, without charge, upon written request to John J. Ellsworth, Corporate Secretary, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” annual reports and proxy statements. This means that only one copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, to any shareholder upon request submitted in writing to the Company at the following address: ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615, Attention: John J. Ellsworth, Corporate Secretary or by calling (864) 286-4682. Any shareholder who wants to receive separate copies of our Annual Report on Form 10-K and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and telephone number.

APPENDIX A

SCANSOURCE, INC.

2013 LONG-TERM INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1 GENERAL. The purpose of the ScanSource, Inc. 2013 Long-Term Incentive Plan is to promote the success, and enhance the value, of ScanSource, Inc., by linking the personal interests of Employees, Officers, Directors and Consultants of the Company or any Affiliate to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Employees, Officers, Directors and Consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected Employees, Officers, Directors and Consultants.

ARTICLE 2

EFFECTIVE DATE; TERM

2.1 EFFECTIVE DATE; TERM. The effective date (the “Effective Date”) of the Plan shall be December 5, 2013. Awards may be granted on or after the Effective Date, but no Awards may be granted after December 4, 2023. Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 17.1) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Certificate.

ARTICLE 3

DEFINITIONS

3.1 DEFINITIONS. In addition to other terms defined herein or in an Award Certificate, the following words and phrases shall have the following meanings unless the Committee determines otherwise:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Annual Director Award” means an annual Award granted to a Non-Employee Director pursuant to Article 13 herein.

(c) “Applicable Law” means any applicable laws, rules or regulations (or similar guidance), including but not limited to the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable Exchange.

(d) “Award” means an award of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Share, Performance Unit, Phantom Stock Award, Annual Director Award, Dividend Equivalent, Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(e) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award and such other terms and conditions as may be established by the Committee.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” as a reason for a Participant’s termination of employment shall, unless the Committee determines otherwise, have the meaning assigned such term in the employment agreement, severance arrangement or similar agreement, if any, between such Participant and the Company or an Affiliate which may be in effect from time to time, provided, however that if there is no such employment agreement, severance arrangement or similar agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: gross neglect of duty, prolonged absence from duty (other than due to Disability) without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

(h) “Change in Control” means and includes the occurrence of any one of the following events (unless an Award Certificate provides otherwise or as may be otherwise required under Code Section 409A):

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any

Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

The Committee shall have full and final authority, in its discretion (subject to any Code Section 409A considerations), to determine whether a Change in Control of the Company has occurred, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations or other guidance thereunder and any successor or similar provision.

(j) “Committee” means the Compensation Committee of the Board, the Board or other committee of the Board, as described in Article 4.

(k) “Company” means ScanSource, Inc., a South Carolina corporation, or any successor thereto.

(l) “Consultant” means an independent contractor, consultant or advisor providing services (other than capital-raising services) to the Company or an Affiliate.

(m) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an Employee, Officer, Director or Consultant of the Company, as applicable. Unless the Committee determines otherwise (and subject to any requirements under Applicable Law, including but not limited to Code Section 409A), Continuous Status as a Participant shall continue if and to the extent provided with respect to Plan Awards in a written severance agreement, employment agreement, severance arrangement or similar agreement during any period for which severance compensation payments are made to an Employee, Officer, Director or Consultant and shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company.

(n) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(o) “Deferred Stock Unit” means a right granted to a Participant under Article 10 to receive Shares of Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections, in each case subject to compliance with (or an exemption from) Code Section 409A.

(p) “Director” means a member of the Board of the Company.

(q) “Disability” or “Disabled” shall mean, unless the Committee determines otherwise or an Award Certificate or employment or similar agreement provides otherwise, the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

(r) “Dividend Equivalent” means a right granted to a Participant under Article 14.

(s) “Effective Date” has the meaning assigned such term in Section 2.1.

(t) “Eligible Participant” means an Employee, Officer, Director or Consultant of the Company or any Affiliate.

(u) “Employee” means any person who is an employee of the Company or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A considerations if and to the extent applicable); provided, however, that, with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).

(v) “Exchange” means The NASDAQ Stock Market (“Nasdaq”) or other principal national or regional stock exchange on which the Stock may from time to time be listed or traded.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x) “Fair Market Value”, on any date, means (i) if the Stock is listed on Nasdaq or another Exchange, the closing sales price on Nasdaq or other principal Exchange on which the Stock is listed on such date (such date of determination being referred to herein as a “valuation date”) or, in the absence of reported sales on such valuation date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on Nasdaq or another Exchange but is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the Fair Market Value shall be the closing sales price for such shares of Stock as quoted on such system or by such securities dealer on the valuation date, but if selling prices are not reported, the Fair Market Value of a share of Stock shall be the mean between the high bid and low asked prices for the Stock on the valuation date (or, if no such prices were reported on that date, on the immediately preceding date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (B) if the Stock is not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Committee based on such valuation measures or other factors as it deems appropriate. Notwithstanding the foregoing, (i) with respect to the grant of Incentive Stock Options, the Fair Market Value shall be determined by the Committee in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.

(y) “Full Value Award” means an Award other than in the form of an Option or SAR, which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(z) “Good Reason” shall, unless the Committee determines otherwise (or an Award Certificate provides otherwise), have the meaning assigned such term in any employment agreement, severance arrangement or similar agreement, if any, between a Participant and the Company or an Affiliate which may be in effect from time to time, provided, however that if there is no such employment agreement, severance arrangement or similar agreement in which such term is defined, “Good Reason” shall mean any of the following acts by the Company or an Affiliate in connection with the occurrence of a Change in Control, without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Affiliate promptly after receipt of notice thereof given by the Participant): (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect on the date of the Change in Control, (ii) a material reduction by the Company or an Affiliate in the Participant’s base salary as in effect on the date of the Change in Control, (iii) other than for international employees, the Company or an Affiliate requiring the Participant, without his or her consent, to be based at any office or location more than 35 miles from the location at which the Participant was stationed immediately prior to the Change in Control, or (iv) the material breach by the Company or an Affiliate of any employment agreement, severance arrangement or similar agreement between the Participant and the Company or an Affiliate; provided that any event described in clauses (i) through (iv) above shall constitute Good Reason only if the Company fails to rescind or cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided, further, that Good Reason shall cease to exist for an event or condition described in clauses (i) through (iv) above on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.

(aa) “Grant Date” means the date an Award is granted by the Committee, or such other later date as may be established by the Committee as the Grant Date in accordance with Applicable Law.

(bb) “Incentive Stock Option” means an Option that is intended to meet the requirements of Code Section 422 or any successor provision thereto.

(cc) “Non-Employee Director” means a Director of the Board who is not, on the Grant Date, an Employee of the Company or any Subsidiary.

(dd) “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(ee) “Officer” means an Employee who is an officer of the Company or an Affiliate.

(ff) “Option” means a right granted to a Participant under Article 7 to purchase Stock at a specified price during specified time periods and subject to such other terms and conditions as may be established by the Committee. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(gg) “Other Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(hh) “Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Code Section 424(e).

(ii) “Participant” means a person who, as an Employee, Officer, Director or Consultant of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” shall (unless the Committee determines otherwise) refer to a beneficiary designated pursuant to Section 15.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(jj) “Performance Award” means Performance Shares and/or Performance Units granted pursuant to Article 9.

(kk) “Performance Share” means any right granted to a Participant under Article 9 to a unit to be valued by reference to a designated number of Shares to be paid to the Participant in cash, shares of Stock, other property or a combination thereof (as determined by the Committee) upon achievement of such performance goals and other terms and conditions as the Committee establishes with regard to such Performance Share.

(ll) “Performance Unit” means a right granted to a Participant under Article 9 to a cash award, or unit valued by reference to a designated amount of cash or property other than Shares, to be paid to the Participant in cash, shares of Stock, other property or a combination thereof (as determined by the Committee) upon achievement of such performance goals and other terms and conditions as the Committee establishes with regard to such Performance Unit.

(mm) “Phantom Stock Award” means an Award granted under Article 11, entitling a Participant to a payment in cash, shares of Stock or a combination of cash and Stock (as determined by the Committee), following the completion of the applicable vesting period and compliance with such terms and conditions as may be established by the Committee. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a Share of Stock.

(nn) “Plan” means the ScanSource, Inc. 2013 Long-Term Incentive Plan, as such Plan may be amended and/or amended and restated from time to time.

(oo) “Prior Plan” or “Prior Plans” mean the ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “2002 Plan”), the ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan (the “Directors Plan”), the 1999 Non-Employee Director Stock Option Plan and any other stock incentive plan maintained by the Company for the Company’s or an Affiliate’s employees, directors and/or consultants or advisors that was in effect on the Effective Date of the Plan, in each case, as amended and/or restated.

(pp) “Qualified Performance-Based Award” means (i) a Performance Award, Restricted Stock Award, Restricted Stock Unit, Phantom Stock Award, Other Stock-Based Award, cash incentive award or other Award that is intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Criteria as set forth in Section 15.11, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(qq) “Qualified Performance Criteria” means one or more of the performance criteria listed in Section 15.11(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(rr) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture and such other terms and conditions as may be established by the Committee.

(ss) “Restricted Stock Unit” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture and such other terms and conditions as may be established by the Committee.

(tt) “Retirement” means, unless the Committee determines otherwise or an Award Certificate or employment or similar agreement provides otherwise, in the case of an Employee, the occurrence of both (i) the Participant’s non-Cause termination of employment with the Company or an Affiliate upon attaining a minimum age of 55 with 10 or more years of employment with the Company or an Affiliate, and (ii) the Committee’s determination that the Participant’s termination qualifies as a retirement. In the case of a Participant who is a Director, “Retirement” shall be determined in accordance with the retirement policy applicable to Directors, if any, or, if none, as determined in the Committee’s discretion, and, in the case of a Consultant, “Retirement” shall be determined in the Committee’s discretion.

(uu) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Code Section 162(m) that is set forth in Code Section 162(m)(4)(C) or any successor provision thereto.

(vv) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(ww) “Shares” means shares of the Company’s Stock, or any successor securities thereto. If there has been an adjustment or substitution pursuant to Section 16.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 16.1.

(xx) “Stock” means the no par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 16, or any successor securities thereto.

(yy) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment in cash or Shares of Stock (or a combination of cash and Shares) equal to the excess, if any, of the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price (or “base price”) of the SAR, all as determined pursuant to Article 8.

(zz) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Code Section 424(f).

ARTICLE 4

ADMINISTRATION

4.1 COMMITTEE. The Plan shall be administered by a Committee appointed by the Board, or, at the discretion of the Board from time to time, the Plan may be administered by the Board. If and to the extent required under Rule 16b-3 adopted under the Exchange Act, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Code Section 162(m), the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Code Section 162(m)) or as may otherwise be permitted under Code Section 162(m). In addition, the Committee shall be comprised of two or more members, each of whom qualifies as an “independent director” under applicable Exchange rules if and to the extent required. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1 with respect to Committee composition) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2 ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate or other instrument and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Board or Committee, as applicable, shall be liable while acting in a Plan administrative capacity for any action or determination made in good faith with respect to the Plan, an Award or an Award Certificate.

4.3 AUTHORITY OF COMMITTEE. Subject to Plan terms, the Committee has the exclusive power, authority and discretion to take any action with respect to the Plan or an Award, including but in no way limited to the following:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan and any other applicable terms and conditions;

(f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards or other property, or an Award may be canceled, forfeited or surrendered;

(g) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(h) Decide all other matters that must be determined in connection with an Award;

(i) Establish, adopt, revise and interpret any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j) Construe and interpret the Plan, Awards and Award Certificates and make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan or any Awards;

(k) Amend the Plan or any Award Certificate as provided herein;

(l) Subject to the terms of Section 5.5 and Section 15.9, accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part and/or modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations);

(m) Determine that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any Shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment (“clawback”) upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award; and

(n) Establish terms and conditions of Awards (including but not limited to the modifications of terms and establishment of procedures and subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

Notwithstanding the above, the Board or the Committee may authorize a subcommittee of the Committee or a senior executive officer(s) of the Company to grant Awards and take other actions related to the Plan, provided that no delegation to a senior executive officer(s) of the Board’s or the Committee’s duties and responsibilities may be made with respect to Awards granted to Eligible Participants who are, or who are anticipated to become, either (i) Covered Employees or (ii) directors or officers subject to the short-swing profit rules of Section 16 of the Exchange Act, and, provided further, that any such delegation shall be in compliance with Applicable Laws and subject to such terms and conditions as may be established by the Board or the Committee. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report to the Committee regarding the delegated duties and responsibilities.

4.4 AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such terms, conditions and provisions, not inconsistent with the Plan, as may be specified by the Committee. An Award Certificate need not be signed by the Participant in order to be effective, unless the Committee determines otherwise.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 16.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards shall be the sum of (i) 1,100,000 shares, plus (ii) any shares (A) remaining available for the grant of awards as of the Effective Date under any Prior Plan, and/or (B) subject to an award granted under a Prior Plan, which award is forfeited, cancelled, terminated, expires or lapses for any reason. Of such number of Shares, the maximum number of Shares of Stock that may be issued under the Plan pursuant to the grant of Incentive Stock Options shall not exceed 1,100,000 Shares, subject to adjustment as provided in Section 16.1.

5.2 ADDITIONAL SHARE COUNTING PROVISIONS.

(a) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

(b) Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

(c) Shares withheld from an Award or delivered by a Participant to satisfy minimum tax withholding requirements for Full Value Awards (but not Options or SARs) will again be available for issuance pursuant to Awards granted under the Plan.

(d) The following Shares of Stock may not again be made available for issuance as Awards under the Plan: (i) Shares of Stock not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right (SAR) or Option, (ii) Shares of Stock used to pay the exercise price or withholding taxes related to an outstanding Option or SAR or (iii) Shares of Stock repurchased on the open market with the proceeds of the option exercise price.

(e) To the extent that the full number of Shares subject to an Award other than an Option or SAR is not issued for any reason, including by reason of failure to achieve maximum performance goals, only the number of Shares issued and delivered shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(f) Further, (i) Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of Shares of Stock available for delivery under the Plan, and (ii) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of Shares available under the Plan, subject, in the case of both (i) and (ii) herein, to applicable Exchange listing requirements.

5.3 STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock or Stock purchased on the open market.

5.4 LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (and subject to adjustment as provided in Section 16.1), (i) the maximum number of Shares with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 400,000 shares; and (ii) the maximum Fair Market Value (measured as of the Grant Date) of any Awards other than Options and SARs that may be awarded to any one Participant (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $5,000,000.

5.5 MINIMUM VESTING REQUIREMENTS. Full-Value Awards, Options and SARs granted under the Plan to an Employee or Officer shall either be subject to a minimum vesting period of three years (which may include installment vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service; provided, however, that: (i) the Committee may provide for or permit acceleration of vesting of Full Value Awards, Options and SARs in the event of a Participant’s death, Disability, Retirement or other termination of service, or the occurrence of a Change in Control; (ii) the Committee may provide for the grant of Full Value Awards, Options and SARs without a minimum vesting period or may accelerate the vesting of all or a portion of a Full Value Award, Option or SAR for any reason, but only (as provided in Section 15.9 herein) with respect to Awards for no more than an aggregate of ten percent (10%) of the total number of Shares authorized for issuance under the Plan pursuant to Section 5.1 herein, upon such terms and conditions as the Committee shall determine; (iii) the Committee also may provide for the grant of Full Value Awards, Options and SARs that have different vesting terms in the case of Full Value Awards, Options and SARs that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions (or are held by Participants whose employment or service with the Company or an Affiliate is terminated due to a sale, spinoff or similar transaction), Full Value Awards, Options and SARs that are granted as an inducement to be employed by the Company or an Affiliate or to replace forfeited awards from a former employer, or Full Value Awards, Options and SARs that are granted in exchange for foregone cash compensation; and (iv) the Committee may grant Stock or Other Stock-Based Awards pursuant to Article 12 without minimum vesting requirements.

ARTICLE 6

ELIGIBILITY

6.1 GENERAL. Awards may be granted only to Eligible Participants; provided that Incentive Stock Options may only be granted to Eligible Participants who are Employees of the Company or a Parent or Subsidiary as defined in Code Section 424(e) and (f).

ARTICLE 7

STOCK OPTIONS

7.1 GRANT OF OPTIONS. Subject to the limitations of the Plan, the Committee may in its discretion grant Options to such Eligible Participants in such numbers, subject to such terms and conditions, and at such times as the Committee shall determine. Both Incentive Stock Options and Non-Qualified Stock Options may be granted under the Plan, as determined by the Committee; provided, however, that Incentive Stock Options may only be granted to Employees of the Company or a Parent or Subsidiary as defined in Code Section 424(e) and (f). To the extent that an Option is designated as an Incentive Stock Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Non-Qualified Stock Option. An Option may be granted with or without a related SAR.

7.2 EXERCISE PRICE. The exercise price (or “option price”) per share at which an Option may be exercised shall be established by the Committee and stated in the Award Certificate evidencing the grant of the Option; provided, that (a) the exercise price of an Option shall be no less than 100% of the Fair Market Value per share of the Stock as determined on the Grant Date (or 110% of the Fair Market Value with respect to Incentive Stock Options granted to an Employee who owns (within the meaning of Code Section 424(d)) stock possessing more than 10% of the total voting power of all classes of Stock of the Company or a Parent or Subsidiary); and (b) in no event shall the exercise price per share of any Option be less than the par value, if any, per share of the Stock. Notwithstanding the foregoing, the Committee may in its discretion authorize the grant of substitute or assumed options of an acquired entity in a merger or other transaction with an exercise price not equal to 100% of the Fair Market Value of the Stock on the Grant Date, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

7.3 TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may vest and be exercised in whole or in part, subject to the terms of Section 5.5 herein. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may vest or be exercised.

7.4 METHOD OF EXERCISE. An Option may be exercised by giving written notice to the Company in form acceptable to the Committee at such place and subject to such conditions as may be established by the Committee or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, which may include, without limitation, cash or cash equivalent, Shares delivered, Shares withheld, delivery of written notice of exercise to the Company and a broker, along with irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price (that is, “cashless exercise”) and/or such other payment methods as may be approved by the Committee and which are acceptable under Applicable Law. The Committee shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants, subject in each case to such terms and conditions as may be established by the Committee or required under Applicable Law.

7.5 OPTION TERM. In no event may the term of an Option extend for more than ten years from the Grant Date, provided, however, that any Incentive Stock Option granted to any Participant who at such time owns (within the meaning of Code Section 424(d)) Stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary shall not be exercisable later than the fifth (5th) anniversary date of its grant.

7.6 POST-TERMINATION EXERCISE RIGHTS. The Committee shall determine the extent, if any, to which a Participant may have the right to exercise an Option following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be subject to the sole discretion of the Committee, shall be stated in the individual Award Certificate, need not be uniform among all Options issued pursuant to this Article 7 and may reflect distinctions based on the reasons for termination of employment or service. The Committee also shall have authority, in its sole discretion (taking into account any Code Section 409A considerations), to accelerate the date for exercising all or any part of an Option which was not otherwise vested and exercisable (subject to Section 5.5 herein), extend the period during which an Option may be exercised, modify the other terms and conditions of exercise or any combination of the foregoing.

7.7 INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) Notice of Disposition: If shares of Stock acquired upon exercise of an Incentive Stock Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(b) Limitation on Incentive Options: In no event shall there first become exercisable by a Participant in any one calendar year Incentive Stock Options granted by the Company or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) greater than $100,000; provided that, if such limit is exceeded, then the first $100,000 of shares to become exercisable in such calendar year will be Incentive Stock Options and the Options (or portion thereof) for shares with a value in excess of $100,000 that first became exercisable in that calendar year will be Non-Qualified Stock Options. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date of the Plan to provide for a different limitation on the Fair Market Value of shares permitted to be subject to

Incentive Stock Options, then such different limit shall be automatically incorporated herein. To the extent that any Incentive Stock Options are first exercisable by a Participant in excess of the limitation described herein, the excess shall be considered a Non-Qualified Stock Option.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 GRANT OF STOCK APPRECIATION RIGHTS. Subject to the limitations of the Plan, the Committee may in its discretion grant SARs to such Eligible Participants, in such numbers, upon such terms and at such times as the Committee shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an Eligible Participant (a “Freestanding SAR”).

8.2 TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an SAR may vest and be exercised in whole or in part, subject to the terms of Section 5.5 herein. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an SAR may vest or be exercised.

8.3 EXERCISE; RIGHT TO PAYMENT. SARs may be exercised by giving written notice to the Company in form acceptable to the Committee at such place and subject to such terms and conditions as may be established by the Committee or its designee. Unless the Committee determines otherwise, the date of exercise of an SAR shall mean the date on which the Company shall have received proper notice from the Participant of the exercise of such SAR. Upon the exercise of a Stock Appreciation Right, the Participant shall have the right to receive, with respect to each Share subject to the SAR that is being settled, the excess, if any, of:

(i) The Fair Market Value of one Share on the date of exercise; over

(ii) The grant price (or “base price”) of the Stock Appreciation Right as determined by the Committee. The base price per Share of an SAR shall be no less than 100% of the Fair Market Value per share of the Stock on the date the SAR is granted. Notwithstanding the foregoing, the Committee may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity in a merger or other transaction with a base price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

8.4 EXERCISE TERM. In no event may any SAR be exercisable for more than ten years from the Grant Date, or, in the case of a Related Option, such shorter option term as may apply to the Related Option. A Related SAR that is related to an Incentive Stock Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the option price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.

8.5 FORM OF PAYMENT; OTHER TERMS. All awards of Stock Appreciation Rights shall be evidenced by an Award Certificate. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee. The consideration payable upon exercise of a SAR may be paid in cash, Shares or a combination of cash and Shares, as determined by the Committee.

8.6 POST-TERMINATION EXERCISE RIGHTS. The Committee shall determine the extent, if any, to which a Participant may have the right to exercise an SAR following termination of the Participant’s employment or service with the Company or an Affiliate. Such rights, if any, shall be determined in the sole discretion of the Committee, shall be stated in the individual Award Certificate, need not be uniform among all SARs issued pursuant to this Article 8 and may reflect distinctions based on the reasons for termination of employment or service. The Committee also may, in its sole discretion (taking into account any Code Section 409A considerations), accelerate the date for exercising all or any part of an SAR which was not otherwise exercisable on the Participant’s termination date (subject to Section 5.5 herein), extend the period during which an SAR may be exercised, modify the terms and conditions to exercise, or any combination of the foregoing.

ARTICLE 9

PERFORMANCE AWARDS

9.1 GRANT OF PERFORMANCE AWARDS. Subject to the terms of the Plan, the Committee is authorized to grant Performance Awards in the form of Performance Shares and/or Performance Units to Participants on such terms and conditions as may be determined by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares or Performance Units granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3.

9.2 PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any one or more of the Qualified Performance Criteria listed in Section 15.11(b) or, to the extent such Performance Awards are not intended to be Qualified Performance-Based Awards, any other criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives, objectives that relate to the performance of an Affiliate or a division, region, department, function, product, product lines or similar groupings within the Company or an Affiliate or individual objectives, and may be based on an absolute basis, in relation to performance in other performance periods, and/or relative to one or more peer group companies or indices, or any combination thereof, as determined by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and, in its discretion, may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a payment in cash or Stock to the Participant in an amount, if any, determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award unless otherwise permitted under Code Section 162(m) and so determined by the Committee.

9.3 RIGHT TO PAYMENT. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified time a specified number of Shares, or the equivalent value in cash or other property, if and to the extent the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified time a specified dollar value in cash, Shares or property other than Shares, variable under conditions specified in the Award, if and to the extent the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the number of Shares and/or value of the Performance Award that may be paid to the Participant. The Committee shall have authority to determine whether and to what degree Performance Awards have been earned and are payable.

9.4 TERMINATION OF EMPLOYMENT OR SERVICE; FORFEITURE. Unless the Committee determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a

Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and related Award Certificate, or upon failure to satisfy a performance goal during the applicable restriction period or other conditions, such Award, to the extent not then earned, shall be forfeited immediately upon such termination or failure to satisfy performance goals or other conditions and the Participant shall have no further rights with respect thereto.

9.5 OTHER TERMS. Performance Awards may be payable in cash, Stock or other property, and have such other terms and conditions as determined by the Committee and/or reflected in the Award Certificate. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination of the amount of the Award by the Committee, or on such other date as may be determined by the Committee.

ARTICLE 10

RESTRICTED STOCK, RESTRICTED STOCK UNITS

AND DEFERRED STOCK UNITS

10.1 GRANT OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. Subject to Plan terms, the Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units and/or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth terms, conditions and restrictions applicable to the Award. Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Committee shall have authority to determine whether and to what degree Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units have vested and been earned and are payable and to establish and interpret the terms and conditions of such Awards.

10.2 CERTAIN RESTRICTIONS. Restricted Stock, Restricted Stock Units and Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Shares subject to such Awards). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or as provided in Section 14.1 herein, (i) the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock upon issuance of the Restricted Stock, and (ii) the Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time, if any, as Shares of Stock are paid in settlement of the Restricted Stock Units or Deferred Stock Units.

10.3 TERMINATION OF EMPLOYMENT OR SERVICE; FORFEITURE. Unless the Committee determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit pursuant to the terms of the Plan and related Award Certificate, or upon failure to satisfy a performance goal during the applicable restriction period or other conditions, such Award, to the extent not then earned, shall be forfeited immediately upon such termination or failure to satisfy performance goals or other conditions and the Participant shall have no further rights with respect thereto.

10.4 SHARE CERTIFICATES; ESCROW. Unless the Committee determines otherwise, a certificate or certificates representing the shares of Stock subject to a Restricted Stock Award shall be issued (with appropriate legends) in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) after the Award has been granted. Notwithstanding the foregoing, the Committee may require that (i) a Participant deliver the certificate(s) (or other instruments) for such shares to the Committee or its designee to be held in escrow until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the shares will be promptly released to the Participant) or is forfeited (in which case the shares shall be returned to the Company); and/or (ii) a Participant deliver to the Company a stock power, endorsed in blank (or similar instrument), relating to the shares subject to the Restricted Stock Award which are subject to forfeiture. Unless the Committee determines otherwise, a certificate or certificate representing shares of Stock issuable pursuant to a Restricted Stock Unit or Deferred Stock Unit shall be issued (with appropriate legends) in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) promptly after the Award (or portion thereof) has vested and is distributable.

ARTICLE 11

PHANTOM STOCK AWARDS

11.1 GRANT OF PHANTOM STOCK AWARDS. Subject to the terms of the Plan, the Committee may in its discretion grant Phantom Stock Awards to such Eligible Participants, in such numbers, upon such terms and at such times as the Committee shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to Shares of Stock, with a unit value based on the Fair Market Value of a Share of Stock. A Phantom Stock Award shall be evidenced by an Award Certificate setting forth terms, conditions and restrictions applicable to the Award.

11.2 VESTING OF PHANTOM STOCK AWARDS. Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Committee shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.

11.3 TERMINATION OF EMPLOYMENT OR SERVICE; FORFEITURE Unless the Committee determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and related Award Certificate, or upon failure to satisfy any applicable performance goal or other conditions, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination or failure to satisfy performance goals or other conditions and the Participant shall have no further rights with respect thereto.

11.4 PAYMENT OF PHANTOM STOCK AWARDS. Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Committee, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one Share of Stock with respect to each such Phantom Stock unit which has vested and is payable. Payment may be made, in the discretion of the Committee, in cash or in Shares of Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Committee), or in a combination thereof. Payment may be made in a lump sum or upon such terms as may be established by the Committee (taking into account any Code Section 409A considerations).

ARTICLE 12

STOCK OR OTHER STOCK-BASED AWARDS

12.1 GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to any limitations under Applicable Law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine whether such Awards shall be settled in cash, Shares of Stock, other property or a combination of cash, Shares of Stock and/or other property and shall also determine the other terms and conditions of such Awards.

ARTICLE 13

ANNUAL DIRECTOR AWARDS

13.1 GRANT OF ANNUAL DIRECTOR AWARDS. On the day following each annual meeting of the Company’s shareholders (or as otherwise provided under Section 13.5), each Non-Employee Director serving as such on that date shall be granted an Annual Director Award in the form of a Restricted Stock Award or a Restricted Stock Unit (or other Award or a combination thereof) having an aggregate value equal to an amount established from time to time by the Board (the “Current Award Value”). Until changed by the Board (by resolution or otherwise) the Current Award Value shall be $100,000. With respect to Annual Director Awards in the form of Restricted Stock Awards or Restricted Stock Units, the number of shares of Stock subject to each Annual Director Award shall be determined by dividing the Current Award Value by the Equity Award Value (as defined below) per share as of the Grant Date (rounded up to the nearest hundred shares). In addition, any person who first becomes a Non-Employee Director on a date other than a regularly scheduled annual meeting of the Company’s shareholders shall be granted an Annual Director Award in the form of a Restricted Stock Award or a Restricted Stock Unit (or other Award or a combination thereof) for such number of shares of Stock as is equal to the Current Award Value divided by the Equity Award Value per share as of the Grant Date, multiplied by a fraction, the numerator of which is the number of full months before the next regularly scheduled annual meeting of the Company’s shareholders, and the denominator of which is 12 (rounded up to the nearest hundred shares). For the purposes herein, “Equity Award Value” means the award value determined by the Board or the Committee based on such methodology as may be approved by the Board or the Committee, as the case may be, from time to time. The Equity Award Value may be based on an averaging of the Fair Market Value over a specified period of time, the Fair Market Value per Share of Stock as of a specific date or dates, or such other methodology as may be deemed appropriate by the Board or the Committee; provided, however, that, unless the Board or the Committee determines otherwise, the methodology used by the Board or the Committee to determine Equity Award Value shall be the same methodology used to provide a basis for determining the size and amounts of Employee Awards under the Plan or any successor or other applicable plan. A Director may also be eligible for other Awards granted under the Plan, which Awards shall be subject to the terms of the Plan and the Board or the Committee’s discretion.

13.2 AWARD RESTRICTIONS. Shares of Stock subject to an Annual Director Award may not be transferred or sold by the Non-Employee Director and are subject to forfeiture until vested in accordance with Section 13.3. Annual Director Awards shall be subject to such other terms and conditions as are applicable to Restricted Stock Awards and/or Restricted Stock Units (or other applicable type of Award) under the Plan (including but not limited to Article 10) except to the extent otherwise provided in this Article 13 or otherwise determined by the Committee.

13.3 VESTING OF ANNUAL DIRECTOR AWARDS. Unless the Board or the Committee determines otherwise, each Annual Director Award shall vest and become non-forfeitable as to 100% of the Shares subject to the Award six (6) months after the Grant Date, or upon the earlier occurrence of (i) the Non-Employee Director’s termination of service as a Director by reason of his or her death, Disability or Retirement, or (ii) a Change in Control of the Company. Upon the Non-Employee Director’s termination of service as a Director for any other reason, unless the Board or the Committee determines otherwise, the Non-Employee Director shall forfeit all of his or her right, title and interest in and to the Annual Director Award as of the Termination Date,

and the Shares of Stock underlying the Award that are not vested on the Termination Date shall revert to the Company immediately following the event of forfeiture (without the payment of any consideration for such Shares).

13.4 AWARD CERTIFICATES. Each Annual Director Award shall be evidenced by an Award Certificate between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan, as may be specified by the Board or the Committee.

13.5 DETERMINATION OF GRANT DATE. Notwithstanding the provisions of Section 13.1 herein regarding the Grant Date of Annual Director Awards, the Board or the Committee shall have authority, in its or their discretion, to modify, suspend or delay the Grant Date for any such Awards in the event that the Grant Date established under Section 13.1 would not occur during an open “window” for stock transactions under the Company’s insider trading compliance program or if the Board or the Committee otherwise determines that such modification, suspension or delay of the Grant Date is necessary.

ARTICLE 14

DIVIDENDS AND DIVIDEND EQUIVALENTS

14.1 DIVIDENDS AND DIVIDEND EQUIVALENTS. The Committee, in its sole discretion and subject to such terms and conditions as it may establish, may provide that Awards other than Options and SARs earn dividends or dividend equivalents; provided, however, that dividends and dividend equivalents, if any, on unearned or unvested performance-based Awards shall not be paid (even if accrued) unless and until the underlying Award (or portion thereof) has vested and/or been earned. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Committee may establish, including reinvestment in additional Shares of Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalent rights related to an Award shall be structured in a manner so as to avoid causing the Award and related dividends or dividend equivalent rights to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalent rights are in compliance with Code Section 409A.

ARTICLE 15

OTHER PROVISIONS APPLICABLE TO AWARDS

15.1 SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors and consultants of another entity who become Employees, Officers, Directors or Consultants of the Company or an Affiliate as a result of a merger, consolidation or similar transaction of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation (or an affiliate), subject to compliance with the provisions of Section 17.1(ii) herein. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

15.2 TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee or stated in the Plan, subject to the provisions of Section 7.5 (Options) and Section 8.4 (SARs) herein.

15.3 FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan, an Award Certificate and Applicable Law, payments or transfers to be made by the Company or an Affiliate on the grant, vesting, exercise or earning of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards or other property, or any combination, and may be made in a single payment or transfer, in installments or on a deferred basis (subject to any Code Section 409A considerations), in each case determined in accordance with terms adopted by, and at the discretion of, the Committee.

15.4 LIMITS ON TRANSFER. Incentive Stock Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession or, in the Committee’s discretion, such transfers as may otherwise be permitted in accordance with Treas. Reg. Section 1.421-1(b)(2) or Treas. Reg. Section 1.421-2(c) or any successor provisions thereto. Awards other than Incentive Stock Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers if and to the extent permitted by the Committee in a manner consistent with Applicable Law, including but not limited to the registration provisions of the Securities Act. Except as may be permitted by the preceding, an Option or SAR shall be exercisable during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

15.5 BENEFICIARIES. Notwithstanding Section 15.4, unless the Committee determines otherwise, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan or Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate unless the Committee determines otherwise. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee or its designee in accordance with any procedures or other requirements established by the Committee.

15.6 STOCK CERTIFICATES; UNCERTIFICATED SHARES. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign securities laws, rules and regulations and the rules of any applicable Exchange or automated quotation system on which the Stock is listed, quoted or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock. Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of Shares of Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s articles of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any Exchange on which the Stock may be traded).

15.7 ACCELERATION UPON DEATH, DISABILITY OR RETIREMENT. Notwithstanding any other provision in the Plan, and unless a Participant’s Award Certificate or other instrument provides otherwise or the Committee determines otherwise, upon the Participant’s death or Disability during his Continuous Status as a Participant, or upon the Participant’s Retirement, all of such Participant’s outstanding Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on the Participant’s outstanding Awards shall lapse. Any Option or Stock Appreciation Rights Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate.

15.8 ACCELERATION UPON A CHANGE IN CONTROL. Unless the Plan or an individual Award Certificate provides otherwise, the following provisions shall apply in the event of a Change in Control:

(a) To the extent that the successor or surviving company in the Change in Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee) as Awards outstanding under the Plan immediately prior to the Change in Control event, (A) all outstanding Options and SARs shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the restriction period, performance period and/or performance criteria applicable to any outstanding Award other than Options or SARs shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable Award.

(b) Further, in the event that an Award is substituted, assumed or continued as provided in Section 15.8(a) herein, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) in full if the employment or service of the Participant is terminated by the Company within six months before (in which case vesting shall not occur until the effective date of the Change in Control) or one year after the effective date of a Change in Control if such termination of employment or service (A) is by the Company not for Cause or (B) is by the Participant for Good Reason. For clarification, for the purposes of this Section 15.8, the “Company” shall include any successor to the Company.

15.9 ACCELERATION FOR OTHER REASONS. Notwithstanding the other provisions of the Plan, the Committee may also in its sole discretion accelerate the vesting or earning of Awards for any reason but only with respect to a maximum of 10% of the total number of Shares authorized for issuance under Section 5.1 (subject to adjustment as provided in Section 16.1). The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 15.9.

15.10 EFFECT OF ACCELERATION. If vesting or earning of an Award is accelerated, the Committee may, in its sole discretion, provide that (i) the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) the Award will be settled in cash rather than Stock (subject to the restrictions of Section 16.1(ii)), (iii) the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award (and, provided further, if such calculation does not result in a positive number, that no payment or distribution shall be made), (v) other actions shall be taken or (vi) any combination of the foregoing may occur. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.7(b), the excess portion of such Options shall be deemed to be Non-Qualified Stock Options.

15.11 QUALIFIED PERFORMANCE-BASED AWARDS.

(a) The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption to the extent practicable to do so.

(b) When granting any Performance Award, Restricted Stock Award, Restricted Stock Unit, Phantom Stock Award, Other Stock-Based Award (other than Options or SARs), cash incentive award or other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Code Section 162(m) based on one or more of the following Qualified Performance Criteria: (1) earnings per share, (2) EBITDA (earnings before interest, taxes, depreciation and amortization), (3) EBIT (earnings before interest and taxes), (4) economic profit, (5) cash flow, (6) sales growth, (7) net profit before tax, (8) gross profit or gross margins, (9) operating income or profit, (10) return on equity, (11) return on assets, (12) return on capital, (13) changes in working capital, (14) shareholder return, (15) return on invested capital, (16) return on working capital, or (17) aging of accounts receivable. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, regions, departments, functions, business units, product, product lines or similar groupings within the Company or an Affiliate, or may be determined on an individual basis (as applicable). The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Committee may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in another performance period and/or relative to one or more peer group companies or indices, or any combination thereof.

(c) Each Qualified Performance-Based Award (other than an Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or, in the event a Change in Control occurs, if the Participant’s employment is terminated without Cause or for Good Reason within 12 months after the effective date of a Change in Control, or upon such other circumstances as may be determined by the Committee in accordance with the Section 162(m) Exemption to the extent applicable.

(d) Any payment of a Qualified Performance-Based Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied and shall otherwise be made in accordance with the requirements of the Section 162(m) Exemption.

(e) Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted during a specified period to a Participant in designated forms of Qualified Performance-Based Awards.

(f) Performance factors used by the Committee with respect to Awards granted under the Plan, including but not limited to the Qualified Performance Criteria applicable with respect to Qualified Performance-Based Awards, may be adjusted or modified due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in Applicable Law, accounting principles or business conditions, in each case as determined by the Committee (subject to any Code Section 162(m) restrictions, if any, applicable to Covered Employees for compensation that is intended to qualify as “performance-based compensation” under Code Section 162(m)).

15.12 TERMINATION OF EMPLOYMENT. Subject to the other terms of the Plan and except as may be otherwise provided in an Award Certificate, the Committee has discretion to determine (taking into account any Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards granted to a Participant (including but not limited to modifying the vesting, exercisability and/or earning of Awards) if the Participant’s Continuous Status as a Participant changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur. Without limiting the effect of the foregoing, (i) whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee in its discretion, subject to any restrictions imposed under Applicable Law, and any determination by the Committee shall be final and conclusive; and (ii) unless the Committee determines otherwise, (A) a Participant’s Continuous Status as a Participant shall not be deemed to terminate in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, and (B) a Participant’s Continuous Status as a Participant shall be deemed to terminate at (or prior to) such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate.

ARTICLE 16

CHANGES IN CAPITAL STRUCTURE

16.1 MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spinoff, rights offering or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price or base price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares and, if applicable, exercise price or base price, then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

16.2 DISCRETIONARY ADJUSTMENTS. In connection with (but subject to consummation of) any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 16.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

16.3 GENERAL. Any discretionary adjustments made pursuant to this Article 16 shall be subject to the provisions of Section 17.2.

ARTICLE 17

AMENDMENT, MODIFICATION AND TERMINATION

17.1 AMENDMENT AND TERMINATION OF PLAN. The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by Applicable Law; and (ii) except for anti-dilution adjustments made pursuant to Section 16.1, the Company may not, without obtaining shareholder approval, (A) amend the terms of outstanding Options or SARs to reduce the exercise price or base price of such outstanding Options or SARs; (B) exchange outstanding Options or SARs for cash, for Options or SARs with an exercise price or base price that is less than the exercise price or base price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an exercise price or base price, as the case may be, above the Fair Market Value of the Common Stock; or (C) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal Exchange on which shares of the Stock are listed.

17.2 AMENDMENT AND TERMINATION OF AWARDS. The Committee may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but such amendment, alteration, suspension or termination of an Award shall not, without the written consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

17.3 AMENDMENTS TO COMPLY WITH APPLICABLE LAW. Notwithstanding Section 17.1 and Section 17.2 herein, the following provisions shall apply:

(a) The Committee shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A, Code Section 422 and federal securities laws).

(b) The Committee shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, or accounting principles, if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.

ARTICLE 18

GENERAL PROVISIONS

18.1 NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. Neither the Plan, an Award, an Award Certificate nor any other action related to the Plan shall confer upon a Participant any right to continue in the employ or service of the Company or an Affiliate as an Employee, Officer, Director or Consultant, or to interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan, an Award Certificate or as may be determined by the Committee, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service. In addition, no Eligible Participant shall have any right to be granted an Award, and the Company shall have no obligation to treat Eligible Participants or Awards uniformly.

18.2 NO SHAREHOLDER RIGHTS. Unless the Committee determines otherwise, no Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

18.3 WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, foreign and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, among other actions, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

18.4 UNFUNDED STATUS OF AWARDS.

(a) The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to Shares of Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

(b) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Committee.

(c) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any Affiliate.

18.5 INDEMNIFICATION. To the extent allowable under Applicable Law, each member of the Board and the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18.6 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

18.7 TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

18.8 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.9 FRACTIONAL SHARES. Except as otherwise provided in an Award Certificate or determined by the Committee (or as may be required by Applicable Law), (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded up to the nearest whole share, and (ii) no fractional shares shall be issued. The Committee may, in its discretion, determine that a fractional share shall be settled in cash.

18.10 RESTRICTIONS ON SHARES; COMPLIANCE WITH APPLICABLE LAW.

(a) General: As a condition to the issuance and delivery of Stock hereunder, or the grant of any benefit pursuant to the Plan, the Committee may require a Participant or other person at any time and from time to time to become subject to (or a party to) an Award Certificate, other agreement(s) restricting the transfer, purchase, repurchase and/or voting of shares of Stock, and any employment agreements, severance arrangements, consulting agreements, noncompetition agreements, confidentiality agreements, nonsolicitation agreements, nondisparagement agreements or other agreements imposing such restrictions as may be required by the Committee. In addition, without in any way limiting the effect of the foregoing, each Participant or other holder of Shares issued under the Plan shall be permitted to transfer such Shares only if such transfer is in accordance with the Plan, the Award Certificate and any other applicable agreements and Applicable Law. The acquisition of Shares of Stock under the Plan by a Participant or any other holder of Shares shall be subject to, and conditioned upon, the agreement of the Participant or other holder of such Shares to the restrictions described in the Plan, the Award Certificate and any other applicable agreements and Applicable Law.

(b) Compliance with Applicable Laws, Rules and Regulations: The Company may impose such restrictions on Awards, Shares of Stock, cash and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any Exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer Shares of Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register Shares of Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, Exchange or similar organization, and the Company will have no liability for any inability or failure to do so.

18.11 GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of South Carolina, without regard to the conflicts of laws provisions of any state.

18.12 ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

18.13 NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

18.14 SEVERABILITY. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.15 RULES OF CONSTRUCTION. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Committee determines otherwise) be construed to refer to any amendment to or successor of such provision of law.

18.16 SUCCESSORS AND ASSIGNS. The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

18.17 RIGHT OF OFFSET. Notwithstanding any other provision of the Plan or an Award Agreement, the Company may (subject to any Code Section 409A considerations) at any time reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.

18.18 INCOME AND OTHER TAXES. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including but not limited to any taxes arising under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

18.19 SHAREHOLDER APPROVAL. The Plan is subject to approval by the shareholders of the Company, which approval must occur, if at all, within 12 months of the Effective Date of the Plan. Awards granted prior to such shareholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such shareholders on or before such date.

18.20 DEFERRALS. The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares of Stock (or other property) that would otherwise be payable with respect to an Award. Any such deferral shall be subject to such terms and conditions as may be established by the Committee and to any applicable Code Section 409A requirements.

18.21 COMPLIANCE WITH RECOUPMENT, OWNERSHIP AND OTHER POLICIES OR AGREEMENTS. Notwithstanding anything in the Plan to the contrary, the Committee may, at any time, consistent with, but without limiting, the authority granted in Article 4 herein, in its discretion provide that an Award, Shares of Stock, cash or other benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to the grant of an Award or receipt or retention of Shares of Stock, cash or any other benefit under the Plan, the Committee may, at any time, require that a Participant agree to abide by any equity retention policy, stock ownership guidelines, compensation recovery policy and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.

18.22 COMPLIANCE WITH CODE SECTION 409A. Notwithstanding any other provision in the Plan or an Award Certificate to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Certificate shall, to the extent practicable, be construed in accordance therewith. Deferrals of Shares, cash or any other benefit issuable pursuant to an Award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six-month period after the date of separation from service (with such distributions to be made during the seventh month following separation of service), or, if earlier than the end of the six-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Certificate then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Certificate, as applicable, and (ii) terms used in the Plan or an Award Certificate shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

The foregoing is hereby acknowledged as being the ScanSource, Inc. 2013 Long-Term Incentive Plan as adopted by the Board on October 3, 2013 and by the Company’s shareholders on December 5, 2013.

APPENDIX B

Our management emphasizes operating income and return on invested capital (“ROIC”) in evaluating and monitoring the Company’s financial condition and operating performance. Management uses ROIC, a non-GAAP measure, to assess its efficiency at allocating the capital under its control to generate returns. We compute ROIC as a percentage of the Company’s annual (or annualized) EBITDA (net income plus interest expense, income taxes, depreciation and amortization) divided by average shareholders’ equity and interest-bearing debt (defined as the sum of shareholder’s equity at the beginning of the period added to the sum of shareholder’s equity at the end of the period, divided by 2, plus the average daily interest bearing debt for the period).

We use ROIC as a performance measurement because we believe that this metric best balances the Company’s operating results with its asset and liability management, capitalization decisions have no impact on ROIC, ROIC is easily computed, communicated and understood and is considered to have a strong correlation with shareholder value. The components of this calculation and reconciliation to our financial statements are shown, as follows:

Reconciliation of EBITDA to Net Income

	Fiscal Year Ended June 30,
	2013	2012
	(in thousands)
Net income (GAAP)	$34,662	$74,288
Plus: income taxes	18,364	36,923
Plus: interest expense	775	1,639
Plus: depreciation & amortization	8,457	9,580

EBITDA	$62,258	$122,430
Adjustments: Impairment charges, including ERP, goodwill & Belgium costs	50,893	—
Adjusted EBITDA (numerator for ROIC) non-GAAP	113,151	122,430

Invested capital calculations

	Fiscal Year Ended June 30,
	2013	2012
	(in thousands)
Equity—beginning of the year	$652,311	$587,394
Equity—end of the year	695,956	652,311
Add: Impairment charges, including ERP goodwill & Belgium costs, net of tax	34,616	—

Average equity, adjusted	691,442	619,853
Average funded debt(1)	15,405	92,125

Invested capital (denominator)	$706,847	$711,978

Return on invested capital	16%	17.2%

(1)	Average funded debt is calculated as the daily average amounts outstanding on our short-term and long-term interest-bearing debt.

B-1

SCANSOURCE, INC. 6 LOGUE COURT GREENVILLE, SOUTH CAROLINA 29615

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SCANSOURCE, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR the election of the nominees for director named below:	☐	☐	☐
1. Election of Directors

Nominees
01) Michael L. Baur 02) Steven R. Fischer 03) Michael J. Grainger 04) John P. Reilly 05) Charles R. Whitchurch

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
2. Advisory vote to approve our named executive officer compensation					☐	☐	☐
3. Approval of ScanSource, Inc. 2013 Long Term Incentive Plan					For	Against	Abstain

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 2013.

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Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

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M38910-P17025

SCANSOURCE, INC.

Annual Meeting of Shareholders

December 5, 2013

10:30 AM

This proxy is solicited by the Board of Directors

The undersigned shareholder of ScanSource, Inc., a South Carolina corporation (the “Company”), hereby appoints Michael L. Baur and John J. Ellsworth as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock, no par value, of the Company held of record by the undersigned on October 16, 2013 at the Annual Meeting of the Shareholders of the Company to be held on December 5, 2013 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3, IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS IN ACCORDANCE WITH THEIR JUDGMENT.

Continued and to be signed on reverse side